                                                                     Exhibit 2.1


                               PURCHASE AGREEMENT

                                      among

                                 NEW IP COMPANY,

                      EXELON ENERGY DELIVERY COMPANY, LLC,

                             ILLINOIS POWER COMPANY,

                              IP GAS SUPPLY COMPANY

                                       and

                                   DYNEGY INC.

                          Dated as of October 31, 2003

                               TABLE OF CONTENTS


                                                                                                              Page
ARTICLE I             DEFINITIONS                                                                                1
         Section 1.1           Certain Defined Terms                                                             1
         Section 1.2           Other Defined Terms                                                              12
         Section 1.3           Other Definitional and Interpretative Provisions                                 14

ARTICLE II            PURCHASE AND SALE                                                                         15
         Section 2.1           Purchased Assets                                                                 15
         Section 2.2           Excluded Assets                                                                  16
         Section 2.3           Assumed Liabilities                                                              17
         Section 2.4           Excluded Liabilities                                                             17
         Section 2.5           Purchase Price                                                                   17
         Section 2.6           Purchase Price Adjustments                                                       18
         Section 2.7           Closing                                                                          20
         Section 2.8           Closing Deliveries by Sellers                                                    20
         Section 2.9           Closing Deliveries by Purchaser                                                  22

ARTICLE III           REPRESENTATIONS AND WARRANTIES OF SELLERS AND DYNEGY                                      24
         Section 3.1           Organization and Qualification                                                   24
         Section 3.2           Subsidiaries and Investments                                                     24
         Section 3.3           Authority                                                                        25
         Section 3.4           Consents and Approvals; No Violation                                             25
         Section 3.5           IPC Reports                                                                      26
         Section 3.6           IPC Financial Statements                                                         27
         Section 3.7           Absence of Certain Changes; Absence of Undisclosed Liabilities                   27
         Section 3.8           Taxes                                                                            28
         Section 3.9           Litigation                                                                       30
         Section 3.10          Employee Benefit Plans                                                           30
         Section 3.11          Environmental Matters. Except as listed in Schedule 3.11:                        32
         Section 3.12          Compliance with Applicable Laws                                                  33
         Section 3.13          Labor Matters; Employees                                                         34
         Section 3.14          Material Contracts                                                               34

                               TABLE OF CONTENTS

                                  (continued)


                                                                                                               Page
         Section 3.15          Intellectual Property                                                            35
         Section 3.16          Real Property                                                                    36
         Section 3.17          Brokers                                                                          37
         Section 3.18          Personal Property                                                                37
         Section 3.19          Availability of Assets; Affiliate Transactions                                   37
         Section 3.20          Title to Property                                                                38
         Section 3.21          Bank Accounts; Powers of Attorney; Minute Books                                  38
         Section 3.22          Regulation as a Utility                                                          38
         Section 3.23          Regulatory Proceedings                                                           38
         Section 3.24          Hedging                                                                          39
         Section 3.25          Compliance with Sarbanes-Oxley Act                                               39

ARTICLE IV            REPRESENTATIONS AND WARRANTIES OF PURCHASER AND EED                                       39
         Section 4.1           Organization and Qualification                                                   39
         Section 4.2           Authority                                                                        40
         Section 4.3           Conflicts                                                                        40
         Section 4.4           Securities Matters                                                               41
         Section 4.5           Litigation                                                                       41
         Section 4.6           Availability of Funds                                                            41
         Section 4.7           Brokers                                                                          41

ARTICLE V             ADDITIONAL AGREEMENTS                                                                     41
         Section 5.1           Conduct of Business Prior to the Closing                                         41
         Section 5.2           Access to Information                                                            44
         Section 5.3           Governmental Permits and Approvals.                                              45
         Section 5.4           Notice of Developments                                                           48
         Section 5.5           Insurance; Risk of Loss                                                          49
         Section 5.6           Confidentiality                                                                  50
         Section 5.7           Intercompany Arrangements                                                        51
         Section 5.8           Use of Dynegy and Sellers' Names                                                 51
         Section 5.9           Change of Control Offer                                                          51

                                      -ii-

                               TABLE OF CONTENTS

                                  (continued)


                                                                                                               Page
         Section 5.10          Further Assurances                                                               51
         Section 5.11          No Public Announcement                                                           52
         Section 5.12          Access to Records                                                                52
         Section 5.13          No Solicitation                                                                  53
         Section 5.14          Terminated Employees                                                             53
         Section 5.15          Bulk Sales Requirements                                                          53
         Section 5.16          Covenant Not to Sue                                                              53
         Section 5.17          Permits, Contracts, IPC Property and Related Consents                            54
         Section 5.18          Remediation of Excluded Environmental Matters                                    56
         Section 5.19          Continued Existence                                                              57
         Section 5.20          Generation Asset Transfers                                                       57
         Section 5.21          Certain Additional Agreements                                                    57
         Section 5.22          Status Meetings                                                                  58
         Section 5.23          PPA Matters                                                                      58
         Section 5.24          Information Technologies Employees                                               59

ARTICLE VI            EMPLOYEES AND EMPLOYEE MATTERS                                                            59
         Section 6.1           Employment of Transferred Employees                                              59
         Section 6.2           Transferred Employee Benefit Matters                                             61
         Section 6.3           Miscellaneous Benefits                                                           70
         Section 6.4           Employee Rights                                                                  70
         Section 6.5           WARN Act Requirements                                                            70

ARTICLE VII           TAX MATTERS AND INDEMNIFICATION                                                           71
         Section 7.1           Preparation and Filing of Tax Returns                                            71
         Section 7.2           Cooperation                                                                      72
         Section 7.3           Transfer Taxes                                                                   72
         Section 7.4           FIRPTA Certificate                                                               72
         Section 7.5           Tax Refunds                                                                      72
         Section 7.6           Purchase Price Allocation.                                                       72
         Section 7.7           Tax Indemnification                                                              73
         Section 7.8           Survival                                                                         75


                               TABLE OF CONTENTS

                                  (continued)


                                                                                                               Page

         Section 7.9           Employee Withholding and Reporting                                               75

ARTICLE VIII          CONDITIONS TO CLOSING                                                                     75
         Section 8.1           Conditions to Obligations of Sellers                                             75
         Section 8.2           Conditions to Obligations of Purchaser                                           77
         Section 8.3           Effect of Certain Waivers of Closing Conditions                                  79

ARTICLE IX            INDEMNIFICATION                                                                           79
         Section 9.1           Obligations of Dynegy                                                            79
         Section 9.2           Obligations of Purchaser                                                         79
         Section 9.3           Procedures                                                                       79
         Section 9.4           Survival                                                                         81
         Section 9.5           Limitations on Indemnification                                                   82
         Section 9.6           Mitigation                                                                       83
         Section 9.7           Remedies Exclusive                                                               83

ARTICLE X             TERMINATION AND WAIVER                                                                    83
         Section 10.1          Termination                                                                      83
         Section 10.2          Effect of Termination                                                            85

ARTICLE XI            GENERAL PROVISIONS                                                                        85
         Section 11.1          Expenses                                                                         85
         Section 11.2          Disclaimer Regarding Projections; No Additional Representations                  86
         Section 11.3          Materiality                                                                      87
         Section 11.4          Disclosure Schedules                                                             88
         Section 11.5          No Consequential or Punitive Damages                                             88
         Section 11.6          Notices                                                                          88
         Section 11.7          Headings                                                                         89
         Section 11.8          Severability                                                                     89
         Section 11.9          Entire Agreement                                                                 90
         Section 11.10         Assignment                                                                       90
         Section 11.11         No Third Party Beneficiaries                                                     90
         Section 11.12         Amendment                                                                        90

                               TABLE OF CONTENTS

                                  (continued)


                                                                                                               Page

         Section 11.13         Waiver                                                                           90
         Section 11.14         Governing Law                                                                    90
         Section 11.15         WAIVER OF JURY TRIAL                                                             91
         Section 11.16         Specific Performance; Remedies                                                   91
         Section 11.17         Counterparts                                                                     91
         Section 11.18         Representation by Counsel; Interpretation                                        91
         Section 11.19         EED Guaranty                                                                     92
         Section 11.20         Dispute Resolution                                                               92

                               PURCHASE AGREEMENT

     THIS PURCHASE AGREEMENT, dated as of October 31, 2003, is entered into by and among Exelon Energy Delivery Company, LLC, a Delaware limited liability company ("EED"), New IP Company, an Illinois corporation and wholly-owned Subsidiary of EED ("Purchaser"), Illinois Power Company, an Illinois corporation ("IPC"), IP Gas Supply Company, an Illinois corporation and wholly-owned Subsidiary of IPC ("IP Gas," and together with IPC, the "Sellers"), and Dynegy Inc., an Illinois corporation ("Dynegy").

                              W I T N E S S E T H:

     WHEREAS, Sellers and the Purchased Subsidiaries (as defined below) are engaged in the Business (as defined below) and IPC owns all of the capital stock of the Purchased Subsidiaries;

     WHEREAS, a wholly owned subsidiary of Dynegy, Illinova Corporation, an Illinois corporation ("Parent"), owns (a) 62,892,213 shares of common stock, without par value, of IPC, constituting all of the outstanding common stock of IPC; and (b) 662,924 shares of preferred stock, $50 par value per share, of IPC, constituting approximately 73% of the issued and outstanding preferred stock of IPC, and Dynegy has agreed, as an inducement to Purchaser and EED, to enter into this Agreement; and

     NOW, THEREFORE, in consideration of the premises and the mutual terms, conditions and agreements set forth herein, the parties hereto hereby agree as follows:

                                   ARTICLE I

                                   DEFINITIONS

     Section 1.1 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

     "Accounting Firm" shall mean Deloitte & Touche LLP, or another nationally recognized accounting firm mutually acceptable to Sellers and Purchaser.

     "Action" shall mean any claim, action, suit, arbitration, mediation, inquiry, proceeding or investigation by or before any Governmental Authority.

     "Actual IP Contributions" shall mean the amount by which any contributions made by Dynegy or any of its Affiliates prior to the Closing to any of the Seller Pension Plans or Seller's VEBAs with respect to the 2004 plan year results in an increase in the aggregate amounts transferred to the Purchaser Pension Plans and the Purchaser's VEBAs over what would have been transferred to the Purchaser Pension Plans and the Purchaser's VEBAs pursuant to this Agreement had such contributions not been made prior to the Closing.

     "Adjusted Working Capital" shall have the meaning set forth on Exhibit A.

     "Affiliate" shall mean, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such specified Person.

     "Agreement" shall mean this Purchase Agreement, dated as of the date hereof, among EED, Purchaser, Sellers and Dynegy (including the Exhibits and Schedules hereto), as amended, modified or supplemented from time to time.

     "Ancillary Agreements" shall mean the Seller Ancillary Agreements and the Purchaser Ancillary Agreements.

     "Applicable Rate" shall mean 2% plus the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank as its prime rate in effect at its principal office in New York City. Each change in such prime rate shall be effective from and including the date such change is publicly announced as being effective.

     "Asset Transfer Agreements" shall mean (a) the Asset Transfer Agreement, dated as of October 1, 1999, between IPC and Parent, (b) the Bill of Sale and Assignment, effective as of August 31, 2001, between IPC and Parent and (c) the Assignment and Bill of Sale effective as of December 31, 2001, between IPC and DMG.

     "Association" shall mean the American Arbitration Association.

     "Audit" shall mean any action, suit, audit, assessment or reassessment of Taxes, other examination by any Taxing Authority, or proceeding or appeal of such proceeding relating to Taxes.

     "Business" shall mean the business conducted by Sellers and the Purchased Subsidiaries, including the transmission, distribution and sale of electric energy, which business is regulated as a public utility under PUHCA, and the distribution, transportation and sale of natural gas in the State of Illinois, it being understood that the Business does not include any generation operations.

     "Business Day" shall mean any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in The City of New York.

     "CERCLA" shall mean the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. ss.ss. 9601 et seq.

     "Code" shall mean the U.S. Internal Revenue Code of 1986, as amended.

     "ComEd" shall mean Commonwealth Edison Company, an Illinois corporation.

     "Company Group" shall mean any "affiliated group" (as defined in Section 1504(a) of the Code without regard to the limitations contained in Section 1504(b) of the Code) that, at any time on or before the Closing Date, includes or has included either Seller or any of the Purchased Subsidiaries or any predecessor of or successor to either Seller or any of the Purchased Subsidiaries (or another such predecessor or successor), or any other group of corporations that, with respect to any period on or before the Closing Date, files, has filed or will file Tax Returns on a combined, consolidated or unitary basis with either Seller or any of the Purchased Subsidiaries or any predecessor of or successor to either Seller or any of the Purchased Subsidiaries (or another such predecessor or successor).

     "Confidentiality Agreement" shall mean the Confidentiality and Sales Process Agreement, dated July 23, 2003, between Dynegy and Exelon.

     "Contract" shall mean any contract, lease, sublease, license, indenture, instrument, agreement, commitment or other legally binding arrangement.

     "control" (including the terms "controlled by" and "under common control with"), with respect to the relationship between or among two or more Persons, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, by contract or otherwise.

     "Designated Officers" shall mean the Treasurer of Dynegy or the General Counsel of Dynegy, in the case of Dynegy, and the General Counsel or the Chief Financial Officer of Exelon, in the case of EED.

     "DHI" shall mean Dynegy Holdings Inc., a Delaware corporation.

     "Disclosure Schedules" shall mean the Schedules that qualify any representation or warranty contained in Article III and Schedule 1.1(g).

     "DMG" shall mean Dynegy Midwest Generation, Inc., an Illinois corporation.

     "Enforceable" shall mean, with respect to a Contract, such Contract being "enforceable" if it is the legal, valid and binding obligation of the applicable Person enforceable against such Person in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors and general principles of equity.

     "Environmental Laws" shall mean United States Federal, state, and local environmental protection, health and safety or similar Laws imposing liability or establishing standards of conduct for protection of the environment, including the Federal Clean Water Act, Safe Drinking Water Act, Resource Conservation and Recovery Act, Clean Air Act, Toxic Substances Control Act, CERCLA and Emergency Planning and Community Right to Know Act, and similar state and local laws, each as amended and in effect on the date hereof.

     "Equity Interest" shall mean any capital stock or other equity securities of any Person and any securities convertible into or exercisable or exchangeable for capital stock or other equity securities of such Person.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

     "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

     "Excluded Environmental Matters" shall mean (a) any actual or alleged violation of Environmental Law at any time prior to the Closing Date in connection with the Business or any of the Purchased Assets, or (b) the actual or alleged presence or Release of any Hazardous Substances at any time prior to the Closing Date in soil, sediment, surface water, groundwater, air or any structure at any Purchased Asset or any site formerly owned or operated by the Business (including the sites in items 10, 11 and 13 on Schedule 3.11), including any migration of those Hazardous Substances from any Purchased Asset or foregoing site to an off-site location; or (c) any Hazardous Substances generated by the Business prior to the Closing Date and sent to an offsite location for treatment, storage or recycling (including item 9 on Schedule 3.11); provided that (i) Excluded Environmental Matters shall not include the matters set forth on Schedule 1.1(c), (ii) Excluded Environmental Matters shall not include any molecules of Hazardous Substances that were not actually and physically present in the soil, sediment, surface water, groundwater, air or any structure at any Purchased Asset (or the off-site location to which such molecules of Hazardous Substances had migrated) prior to the Closing Date.

     "Exelon" shall mean Exelon Corporation, a Pennsylvania corporation.

     "ExGen" shall mean Exelon Generation Company, LLC, a Pennsylvania limited liability company.

     "Existing IPC Obligations" shall mean an amount equal to the sum of: (a) the unpaid principal amount of all short-term and long-term indebtedness (including current portion) for borrowed money of each of the IPC Companies; and
(b) all outstanding capital lease obligations of each of the IPC Companies, if any, in each instance as of the Closing Date. For purposes of calculating the amount of the Existing IPC Obligations, the amount of indebtedness attributable to the Transitional Funding Trust Notes shall be reduced by an amount equal to $240,000 multiplied by the number of days, through and including the Closing Date, in the calendar quarter in which the Closing occurs. Existing IPC Obligations as of September 30, 2003 are set forth on Schedule 1.1(d).

     "FERC" shall mean the Federal Energy Regulatory Commission, or any successor thereto.

     "Final Determination" shall mean the final resolution of liability for any
Tax: (a) by IRS Form 870 or 870-AD (or any successor forms thereto), on the date of acceptance by or on behalf of the taxpayer, or by a form having the same effect under the laws of other jurisdictions, except that a Form 870 or 870-AD or comparable form that reserves (whether by its terms or by operation of law) the right of the taxpayer to file a claim for refund and/or the right of the Taxing Authority to assert a further deficiency shall not constitute a Final Determination; (b) by a Governmental Order of a court of competent jurisdiction which has become final and unappealable; (c) by a closing agreement or accepted offer in compromise under Section 7121 or 7122 of the Code, or agreements having the same effect under the laws of other jurisdictions; (d) by any allowance of a refund or credit in respect of an overpayment of Tax; or (e) by any other final disposition, including by reason of the expiration of the applicable statute of limitations or by mutual agreement of the parties.

     "Final Order" shall mean any Governmental Order which has not been reversed, stayed, enjoined, set aside, annulled or suspended, with respect to which any waiting period prescribed by Law before the transactions contemplated thereby Fmay be consummated has expired (but without the requirement for the expiration of any applicable rehearing or appeal period), and as to which all conditions to the consummation of such transactions prescribed by Law have been satisfied.

     "FPA" shall mean the Federal Power Act, as amended, including any regulations promulgated thereunder and any successor statutes thereto.

     "GAAP" shall mean United States generally accepted accounting principles and practices as in effect from time to time.

     "Generation Agreement" shall mean the agreement in the form of Exhibit D.

     "Generation Assets" shall mean (a) the "Purchased Assets" described in the Asset Transfer Agreements, including the assets set forth on Schedule 1.1(e),
(b) any fossil-fuel fired electric generating stations owned, used or operated at any time by any of the IPC Companies, including those assets identified by the parties pursuant to clause (ii) of Section 5.20(a) that are to be transferred to DMG by IPC pursuant to the Generation Agreement), but excluding those assets identified by the parties pursuant to clause (i) of Section 5.20(a) that are to be transferred to IPC by DMG pursuant to the Generation Agreement and (c) the assets listed on Schedule 1.1(b).

     "Generation Indemnification Termination Agreements" shall mean the agreements in the forms of Exhibit E-1 and Exhibit E-2.

     "Generation Liabilities" shall mean any and all rights, costs, damages, disbursements, expenses, losses, fines, penalties, settlements, payments, judgments, awards, deficiencies, charges, commitments, encumbrances, liens, rights of others, demands, actions, claims, liabilities, obligations, debts, causes of action, or lawsuits of any kind or nature arising from or relating to the Generation Assets, including: (a) items 1 and 2 listed on Schedule 3.11; (b) actual or alleged failure of any Generation Assets or their owner or operator to have complied at any time with any Law (including Environmental Laws); (c) actual or alleged presence or Release of any Hazardous Substance in soil, sediment, surface water, groundwater, air or any structure at any Generation Assets at any time, including in connection with ash ponds at any Generation Asset or any migration of Hazardous Substances from a Generation Asset to an off-site location; (d) any Hazardous Substance from a Generating Asset that was sent to an off-site location for treatment, storage, disposal or recycling; (e) closure, shutdown, decommissioning, monitoring, investigation, cleanup, containment, remediation, removal, mitigation, response or restoration work at, on, beneath, to, from or in any Generation Assets (including any equipment) at any time; (f) claims for workers' compensation benefits payable on account of injuries, illness or other conditions; (g) any claims for any personal injury (including wrongful death) or property damage (real or personal) relating to the Generating Assets; or (h) any liabilities of IPC under the Generation Agreement.

     "Governmental Authority" shall mean any United States Federal, state or local or any foreign government, supranational, governmental, regulatory or administrative authority, instrumentality, agency or commission, political subdivision, self-regulatory organization or any court, tribunal or judicial or arbitral body or mediator.

     "Governmental Order" shall mean any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

     "Hazardous Substances" shall mean any chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, mixed hazardous waste substances, petroleum, petroleum products, radioactive material or any substance regulated under or defined in any Environmental Law.

     "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

     "ICC" shall mean the Illinois Commerce Commission.

     "Income Tax Returns" shall mean Tax Returns relating to Income Taxes.

     "Income Taxes" shall mean any Taxes imposed on or determined by reference to net income, together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Authority on account of such Taxes.

     "Indemnifiable Claim" shall mean any claim of an Indemnifiable Loss for or against which any party is entitled to indemnification under this Agreement.

     "Indemnifiable Loss" shall mean any cost, damage, disbursement, expense, liability, loss, fine, penalty or settlement, payment or judgment of any kind or nature, including court filing fees, court costs, arbitration fees or costs and reasonable fees and disbursements of legal counsel and other professionals fees and amounts paid in settlement that are actually imposed on, or otherwise actually incurred or suffered by the specified Person.

     "Indemnified Party" shall mean the party entitled to indemnification hereunder.

     "Indemnifying Party" shall mean the party obligated to provide indemnification hereunder.

     "Instrument of Assignment" shall mean the instrument of assignment in the form of Exhibit F.

     "Instrument of Assumption" shall mean the instrument of assumption in the form of Exhibit G.

     "Intellectual Property" shall mean: (a) any United States and foreign invention, patent application, patent, patent disclosure, including all reissues, reexaminations, divisions, continuations and extensions thereof (whether or not patentable or reduced to patent) and improvements thereto; (b) any United States and foreign trademark, trademark registration, trademark application, service mark, internet domain name, trade name, trade dress, logo, business names (including all assumed or fictitious names under which any IPC Company is conducting business or has within the last three years conducted business), whether registered or unregistered, and pending applications to register the foregoing; (c) any United States and foreign copyright, copyright registration, copyrightable works, whether registered or unregistered, and pending applications to register the same; and (d) any design, design registration, and trade secret (including confidential information, know-how, formulae, processes, procedures, research records, records of inventions, test information, market surveys and marketing know-how), and, in each case, any right to any of the foregoing.

     "Intercompany Note" means the Promissory Note in the original principal amount of $2,725,721,995.00 (as adjusted) issued by Parent to IPC on October 1, 1999.

     "IPC Companies" shall mean Sellers and the Persons listed on Schedule 3.2.

     "IPC Other Real Property" shall mean easements, licenses, rights-of-way, option, rights-of-first refusal, rights-of-first offer or similar rights or interests in any parcel of real property held or used by any of the IPC Companies.

     "IPC Owned Real Property" shall mean all real property owned in fee simple by any of the IPC Companies.

     "IPC Properties" shall mean the IPC Owned Real Property, Leased Real Property and IPC Other Real Property.

     "IRS" means the United States Internal Revenue Service.

     "Knowledge" shall mean (a) with respect to Purchaser, the actual knowledge (after reasonable inquiry) of the persons listed on Schedule 1.1(f), and (b) with respect to Dynegy and Sellers, the actual knowledge (after reasonable inquiry) of the persons listed on Schedule 1.1(f).

     "Law" shall mean any United States Federal, state or local statute, law, ordinance, regulation, rule, code, order or other requirement or rule of law enacted, adopted, issued or promulgated by any Governmental Authority.

     "Leased Real Property" shall mean each lease or similar contract under which an IPC Company is a lessee of, or holds, uses or operates, any real property owned by third Persons.

     "Lien" shall mean any lien (statutory or otherwise), mortgage, pledge, security interest, or other encumbrance of any kind that has the same effect as or similar effect to the granting of security or of any similar right of any kind.

     "Material Adverse Effect" shall mean any condition, circumstance, change, event, occurrence or state of facts that is (a) materially adverse to the Purchased Assets, the Business or the assets, business, financial condition or results of operations of the business of the IPC Companies, taken as a whole; or (b) materially adverse to the ability of Dynegy, any of the IPC Companies or any of their respective Affiliates to perform their obligations under this Agreement or any Seller Ancillary Agreement, including the financial obligations of Dynegy hereunder or thereunder, other than, with respect to clause (a) above, any condition, circumstance, change, event, occurrence or state of facts (i) relating to or resulting from economic conditions in general that are not disproportionately adverse to the IPC Companies or the Business; (ii) resulting from the execution or announcement of this Agreement; (iii) resulting from a material breach by Purchaser or EED of this Agreement; (iv) relating to or resulting from changes or developments generally in the electric or gas utility industry that are not disproportionately adverse to the IPC Companies or the Business; or (v) resulting from compliance by Dynegy or any IPC Company with the terms of this Agreement or any Seller Ancillary Agreement.

     "Natural Gas Act" shall mean the Natural Gas Act, as amended, including any regulations promulgated thereunder and any successor statutes thereto.

     "Non-Income Tax Returns" shall mean Tax Returns relating to Non-Income
Taxes.

     "Non-Income Taxes" shall mean all Taxes other than Income Taxes.

     "NPL" shall mean the National Priorities List pursuant to CERCLA.

     "Omnibus Transfer Agreement" shall mean a transfer agreement that is reasonably acceptable to Dynegy and Purchaser, which shall include provisions for the assignment, transfer and conveyance of the IPC Properties.

     "PBGC" shall mean the Pension Benefit Guaranty Corporation.

     "Permit" shall mean any permit, franchise, consent, approval, license, certificate of occupancy, certificate of public convenience and necessity, privilege or similar authorization.

     "Permitted Liens" shall mean (a) leases, subleases, licenses and similar use and occupancy agreements that do not materially interfere with the present use of the relevant asset or property; (b) Liens for Taxes, assessments and governmental charges or levies not delinquent or that may be paid without interest or penalty that do not materially interfere with the present use of the relevant assets or property; (c) Liens imposed by Law (other than any Lien arising under ss.412 of the Code or ss.302 of ERISA) that do not materially interfere with the present use of the relevant assets or property; (d) pledges or deposits to secure obligations under workers' compensations laws or similar legislation or to secure public or statutory obligations that do not materially interfere with the present use of the relevant assets or property; (e) mechanics', carriers', workmen's, repairmen's or other like Liens arising or incurred in the ordinary course, and Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course that do not materially interfere with the present use of the relevant assets or property; (f) Liens listed on Schedule 1.1(g); (g) recorded and unrecorded easements, covenants, rights of way and other similar restrictions that do not materially detract from the value or materially interfere with the present use of the relevant assets or property; (h) as to any IPC Property, Liens affecting the interest of the lessor thereof that do not materially interfere with the present use of the relevant assets or property;
(i) all matters
created by or on behalf of Purchaser, including any documents or instruments to be recorded as part of any financing for the acquisition of the Purchased Assets by Purchaser; (j) Liens created by this Agreement or in connection with the transactions contemplated hereby; and (k) Liens that does not materially adversely affect title to, or interfere with the present use of, the relevant assets or property.

     "Person" shall mean any individual, partnership, firm, corporation, association, trust, unincorporated organization, joint venture, limited liability company or other entity.

     "PJM" shall mean PJM Interconnection, L.L.C.

     "PJM Operating Agreement" shall mean the Amended and Restated Operating Agreement, dated June 2, 1997, among PJM and the other parties thereto, as the same may be amended or supplemented from time to time.

     "PJM West Reliability Assurance Agreement" shall mean the Reliability Assurance Agreement-West, dated March 14, 2001, among PJM and the other parties thereto, as the same may be amended or supplemented from time to time.

     "PJM West Transmission Owner's Agreement" shall mean the West Transmission Owners' Agreement, dated March 13, 2001, among PJM and certain owners of transmission facilities, as the same may be amended or supplemented from time to time.

     "Post-Closing Tax Period" shall mean any taxable period beginning after the Closing Date (and, in the case of a Straddle Period, the portion of such taxable period beginning on the day after the Closing Date).

     "PPA" shall mean, subject to the provisions of Section 5.21(d), the agreement in the form of Exhibit H, with such changes as may be required by Governmental Authorities as a condition to approving the transactions or any portion thereof contemplated by this Agreement and the Ancillary Agreements that are required to be accepted by Sellers or the Subsidiaries of Dynegy (other than any Purchased Subsidiary) that are parties thereto, in the case of Dynegy and Sellers, or by Purchaser or the Affiliates of Purchaser that are parties thereto, in the case of Purchaser, pursuant to the provisions of Section 5.3 or are otherwise accepted by Sellers or such Subsidiaries of Dynegy, or by Purchaser or such Affiliates of Purchaser, as the case may be.

     "Pre-Closing Tax Period" shall mean any taxable period ending on or before the Closing Date (and, in the case of a Straddle Period, the portion of such taxable period ending at the close of the Closing Date).

     "Promissory Note" shall mean the note in the form of Exhibit I.

     "PUHCA" shall mean the Public Utility Holding Company Act of 1935, as amended, including any regulations promulgated thereunder or any successor statutes thereto.

     "Purchased Subsidiaries" shall mean the Persons listed on Schedule 3.2 other than IP Gas.

     "Purchaser Ancillary Agreements" shall mean the PPA, the Transition Services Agreement (if applicable), the Blackstart Agreement, the
Interconnection Agreement, the Supplemental Indentures, the Securitization Transfer Agreements, the Instrument of Assumption, the Promissory Note, if issued, and the Easement and Facilities Agreement.

     "Purchaser Group Member" shall mean the Purchased Subsidiaries, Purchaser, EED, each of their respective Affiliates and each of their respective directors, officers, employees, agents, successors and assigns.

     "Purchaser Indemnitors" shall mean EED and Purchaser.

     "Reference Balance Sheet" shall mean the unaudited consolidated balance sheet of IPC as of the Reference Balance Sheet Date attached as Schedule 1.1(a).

     "Reference Balance Sheet Date" shall mean September 30, 2003.

     "Release" shall mean any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaking or migration.

     "Remediation" shall mean any or all of the following activities in connection with and to the extent they relate to or arise from the presence or Release of a Hazardous Substance: (a) monitoring, investigation, sampling, analysis, cleanup, containment, remediation, removal, mitigation, response or restoration work (collectively, "Work"); (b) obtaining any Permits from any Governmental Authority necessary to conduct any of the Work; (c) preparing and implementing any plans or studies necessary for implementation or completion of the Work; (d) where required or desired, obtaining a written notice from a Governmental Authority that no material additional work is required by such Governmental Authority; and (e) any other activities reasonably necessary or appropriate or required under Environmental Laws to address the presence or Release of Hazardous Substances.

     "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

     "SEC" shall mean the United States Securities and Exchange Commission.

     "Securitization Tax Ruling" means that certain IRS letter ruling issued in connection with the issuance of the Transitional Funding Trust Notes.

     "Securitization Transfer Agreements" shall mean the agreements in form and substance reasonably satisfactory to Purchaser and Dynegy, pursuant to which Purchaser shall assume IPC's obligations relating to the intangible transition property and the Transitional Funding Trust Notes.

     "Seller Ancillary Agreements" shall mean the PPA, the Transition Services Agreement (if applicable), the Blackstart Agreement, the Interconnection Agreement, the Easement and Facilities Agreement, the Supplemental Indentures, the Securitization Transfer Agreements, the Instrument of Assignment, the Generation Agreement and the Generation Indemnification Termination Agreements.

     "Seller Group Member" shall mean Sellers and Dynegy and each of their Affiliates (other than the Purchased Subsidiaries after the Closing) and each of their respective directors, officers, employees agents, successors and assigns.

     "Seller Indemnitors" shall mean Dynegy and Sellers.

     "Software" shall mean computer software programs and software systems, including all databases, compilations, tool sets, compilers, higher level or "proprietary" languages, related documentation and materials, whether in source code, object code or human readable form.

     "Straddle Period" shall mean any taxable period that begins on or before and ends after the Closing Date.

     "Subsidiaries" shall mean, with respect to any Person, any and all corporations, partnerships, limited liability companies and other entities with respect to which such Person, directly or indirectly, owns securities having the power to elect a majority of the board of directors or similar body governing the affairs of such entity.

     "Supplemental Indentures" shall mean the supplemental indentures, in form and substance reasonably satisfactory to Purchaser and Dynegy, pursuant to which Purchaser shall assume all outstanding debt securities of IPC existing on the date hereof under IPC's General Mortgage Indenture and Deed of Trust dated as of November 1, 1992.

     "Target Adjusted Working Capital" shall have the meaning set forth on Exhibit A.

     "Tax" shall mean: (a) any federal, state, local or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value-added, transfer, stamp, or environmental tax (including taxes under Code Section 59A), or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Authority; and (b) any liability for the payment of amounts with respect to payments of a type described in clause (a) above as a result of being a member of an affiliated, consolidated, combined or unitary group, or as a result of any obligation under any Tax Sharing Arrangement, Tax indemnity agreement or arrangement or similar agreement or arrangement.

     "Tax Refund" shall mean a refund of Taxes either in the form of cash, credit memos or any similar item as the result of a Final Determination.

     "Tax Return" shall mean any return, filing, report, questionnaire, information statement or other document required to be filed, including any amendments that may be filed with respect thereto, for any taxable period with any Taxing Authority.

     "Tax Sharing Arrangement" shall mean any written or unwritten agreement or arrangement for the allocation or payment of Tax liabilities or payment for Tax benefits with respect to a consolidated, combined or unitary Tax Return which Tax Return includes or included any Seller or any Purchased Subsidiary.

     "Taxing Authority" shall mean any Governmental Authority exercising any authority to impose, regulate or administer the imposition of Taxes.

     "Tilton Assets" shall mean all rights and obligations of any of the IPC Companies pursuant to and arising from (a) the Lease, dated as of September 10, 1999, between IPC, as the lessee, and ABN Amro Bank N.V., not individually but solely as agent lessor (as amended and restated as of October 30, 2002 (the "Tilton Lease"), (b) the Lease Agreement, dated as of October 29, 1998, between IPC, as tenant, and Danville Industrial, L.L.C., an Illinois limited liability company as landlord and all directly related rights and obligations held or owed by any IPC Company, and (c) the Sublease, dated as of October 1, 1999, between IPC, as sublessor, and DMG, as sublessee, in accordance with Section 6.2 of the Tilton Lease, and all rights, interests, assets, liabilities and obligations of the IPC Companies that are primarily related to the foregoing project.

     "Transitional Funding Trust Notes" shall mean the Transitional Funding Trust Notes, Series 1998-1, in the original principal amount of $864,000,000, issued by Illinois Power Special Purpose Trust, under the Indenture dated as of December 1, 1998, between Illinois Power Special Purpose Trust, as note issuer, and Harris Trust and Savings Bank, as trustee.

     "Triggering Event" shall mean the occurrence of any of the "events" set forth in Paragraph 5 of the form of the Promissory Note requiring prepayment in full of the Promissory Note.

     "WARN Act" shall mean the Worker Adjustment and Retraining Notification Act of 1988, as amended, including any regulations promulgated thereunder and any successor statutes thereto.

     Section 1.2 Other Defined Terms. The following terms shall have the meanings defined for such terms in the Sections set forth below:

Term                                                          Section
----                                                          -------
Accrued Liability                                             6.2(a)(iv)(A)
Acquisition Proposal                                          5.13
Active Employees                                              6.1
Additional Disclosures                                        11.4
Affiliate Employees                                           6.1(f)
Allocation                                                    7.6(a)
Amendment                                                     5.3(d)(i)
Assumed Liabilities                                           2.3(b)
Benefit Payments                                              6.2(a)(iv)(C)
Blackstart Agreement                                          5.21
Business                                                      Recitals
Cash Adjustments                                              2.5
CERCLIS                                                       3.11(g)
Closing                                                       2.7
Closing Date                                                  2.7
Closing Payment                                               2.5

Term                                                          Section
----                                                          -------
Compensation Arrangements                                     3.10(a)
DOJ                                                           5.3(d)(iv)
Dynegy                                                        Recitals
Easement and Facilities Agreement                             5.21
EED                                                           Recitals
Employee Benefit Plans                                        3.10(a)
Employees                                                     3.10(a)
Excluded Assets                                               2.2
Excluded Liabilities                                          2.4
Federal Utility Filings                                       5.3(d)(ii)
FIRPTA                                                        3.8(b)
FSA                                                           6.2(d)(iv)
FTC                                                           5.3(d)(iv)
Included Claims                                               9.5(a)
ICC Filings                                                   5.3(d)(i)
Initial Transfer Amount                                       6.2(a)(iv)(C)
Initial Transfer Date                                         6.2(a)(iv)(C)
Interconnection Agreement                                     5.21
IPC                                                           Recitals
IPC Gas                                                       Recitals
IPC SEC Reports                                               3.5
IT                                                            6.1(f)
Material Contracts                                            3.14
Material Permits                                              3.12
Memorandum of Agreement                                       3.10(e)
Other Plan Participant                                        6.2(a)(I)
Parent                                                        Recitals
PBO                                                           6.2(a)(iv)
Plan Expenses                                                 6.2(a)(iv)
Pre-Closing Covenants                                         9.4
Proposed Allocation                                           7.6(a)
Purchased Assets                                              2.1
Purchase Price                                                2.5
Purchaser                                                     Recitals
Purchaser Includable Claims                                   9.5
Purchaser Parties                                             5.16
Purchaser Pension Plan(s)                                     6.2(a)(ii)
Purchaser Savings Plan(s)                                     6.2(b)(ii)
Purchaser Welfare Plans                                       6.2(d)(i)
Purchaser's VEBA(s)                                           6.2(c)(I)
Retiree(s)                                                    6.2(c)(I)
SEC Reports                                                   3.5
Section 4044 Amount                                           6.2(a)(iv)
Sellers                                                       Recitals
Seller Bonus Plans                                            6.1(d)

Term                                                          Section
----                                                          -------
Seller Includable Claims                                      9.5
Seller Pension Plan(s)                                        6.2(a)(I)
Seller Savings Plans                                          6.2(b)(i)
Seller Welfare Plans                                          6.2(d)(i)
Seller's VEBA(s)                                              6.2(c)(I)
Solvency Opinion                                              8.1(f)
Tax Controversy                                               7.7(c)
Termination Date                                              10.1
Transferred Employees                                         6.1
Transition Services Agreement                                 5.21
True-Up Date                                                  6.2(a)(iv)(C)
VEBA Transfer Date                                            6.2(c)(ii)


     Section 1.3 Other Definitional and Interpretative Provisions.

     (a) The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Exhibit and Schedule references are to this Agreement unless otherwise specified.

     (b) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

     (c) All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.

     (d) The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available.

     (e) Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The meaning of general words herein shall not be limited by specific examples introduced by "such as" or "for example" or other similar expressions unless otherwise specified.

     (f) References to "the date of this Agreement" or "the date hereof" shall mean October 31, 2003.

     (g) References to a Person include its successors and permitted assigns. References to a "party" or the "parties" shall refer, respectively, to a party or the parties to this Agreement, unless the context otherwise requires or this Agreement otherwise specifies.

     (h) The phrase "in the ordinary course" shall mean in the ordinary course of the Business.

     (i) Without limiting the rights of the Purchaser Group Members to indemnification pursuant to Section 9.1(c), no representation or warranty in
Article III is made whatsoever with respect to any Excluded Assets or any Excluded Liabilities.

     (j) References to a specified number of days prior to the Closing shall mean such specified number of days prior to the Closing Date as determined in the reasonable good faith judgment of EED and Dynegy.

                                   ARTICLE II

                                PURCHASE AND SALE

     Section 2.1 Purchased Assets. Upon the terms and subject to the conditions of this Agreement, at the Closing, Sellers shall sell, transfer, assign, convey and deliver to Purchaser, and Purchaser shall purchase from Sellers, on a going concern basis, free and clear of all Liens (except for Permitted Liens), all of the business and operations of Sellers and all of the assets and properties of Sellers of every kind and description, wherever located, real, personal or mixed, tangible or intangible, as the same shall exist on the Closing Date (herein collectively called the "Purchased Assets"), including (subject to Sections 3.4 and 5.17) all right, title and interest of Sellers in, to and under:

     (a) bank deposits and cash and cash equivalents of Sellers;

     (b) all of the assets reflected on the Reference Balance Sheet and the balance sheet of IPC and its consolidated Subsidiaries contained in the Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2003 as filed with the SEC on August 14, 2003 (other than the capital stock of IP Gas), except those disposed of or converted into cash after the date of such balance sheet in the ordinary course;

     (c) all notes and accounts receivable;

     (d) all raw materials, supplies, work-in-process, finished goods and other materials included in the inventory of or owned by each Seller or used in the Business;

     (e) all Permits (excluding certificates of public convenience and necessity issued by the ICC to IPC) held by each Seller or used in the Business;

     (f) the IPC Properties;

     (g) all Intellectual Property owned by each Seller or used in the Business, including the name "Illinois Power Company" or any related or similar tradenames, trademarks, service marks or logos to the extent the same incorporate the name "Illinois Power" or any variation thereof;

     (h) all Software owned by each Seller or used in the Business;

     (i) all Contracts to which any Seller is a party or which are used in the Business;

     (j) all collective bargaining, labor and similar agreements, including local and side agreements, to which any Seller is a party or which are used in the Business or listed on Schedule 3.13(a);

     (k) all of each Seller's rights, claims or causes of action against third parties relating to the assets, properties, business or operations of either Seller arising out of transactions occurring prior to the Closing Date;

     (l) all surveys, books and records (including all data and other information stored on discs, tapes or other media) of Sellers except for records which by Law Sellers are required to retain in their possession, provided that Purchaser may to the extent permitted by Law retain copies of such records;

     (m) all capital stock, membership interests or other ownership interests in each of the Purchased Subsidiaries; and

     (n) all telephone, telex and telephone facsimile numbers and other directory listings utilized by either Seller.

     Section 2.2 Excluded Assets. Notwithstanding the provisions of Section 2.1, the Purchased Assets shall not include the following (herein referred to as the "Excluded Assets"):

     (a) any Seller's and its Affiliate's rights set forth in, with respect to or related to this Agreement and the Seller Ancillary Agreements, including the right to the Purchase Price and the Promissory Note, if issued, and any other rights to be transferred, conveyed or assigned or retained by Dynegy and its Affiliates (other than any IPC Company) pursuant to this Agreement or any Ancillary Agreement;

     (b) any Seller's rights, claims or causes of action against third parties relating to the assets, properties, business or operations of such Seller with respect to the Business which might arise in connection with any Excluded Liabilities or any Excluded Assets;

     (c) the name "Dynegy" or any related or similar trade names, trademarks, service marks or logos to the extent the same incorporate the name "Dynegy" or any variation thereof;

     (d) all corporate minute books and stock transfer books and the corporate seals of Sellers;

     (e) all records which by Law Sellers are required to retain in their possession, subject to Section 2.1(l);

     (f) the Tilton Assets;

     (g) all contracts of insurance;

     (h) the capital stock of IP Gas;

     (i) all Tax Refunds to which any Seller is entitled pursuant to Section
7.5;

     (j) the Intercompany Note; and

     (k) the Generation Assets.

     Section 2.3 Assumed Liabilities. On the Closing Date, Purchaser shall deliver to Sellers the Instrument of Assumption, pursuant to which Purchaser shall assume and agree to discharge all the obligations and liabilities of Sellers, direct or indirect, known or unknown, absolute or contingent (excluding the Excluded Liabilities), in accordance with their respective terms and subject to the respective conditions thereof, including the Existing IPC Obligations. All of the liabilities and obligations to be assumed by Purchaser hereunder (excluding any Excluded Liabilities) are referred to herein as the "Assumed Liabilities." For the avoidance of doubt, Purchaser shall not assume any liabilities and obligations of Dynegy or any of its Affiliates (other than the Assumed Liabilities and the liabilities or obligations of Purchased Subsidiaries), direct or indirect, known or unknown, absolute or contingent.

     Section 2.4 Excluded Liabilities. Purchaser shall not assume or be obligated to pay, perform or otherwise discharge any liabilities or obligations, direct or indirect, known or unknown, absolute or contingent, for the following matters (the "Excluded Liabilities"):

     (a) any liabilities in respect of Taxes for which any Seller Indemnitor is liable pursuant to Article VII;

     (b) any payables and other liabilities or obligations of any Seller to any of such Seller's Affiliates except for the items listed on Schedule 5.7;

     (c) any non-recurring, out-of-pocket costs and expenses payable to third parties incurred by any Seller incident to its negotiation and preparation of this Agreement and its performance and compliance with the agreements and conditions contained herein, except as otherwise provided in Section 5.17 and otherwise in this Agreement;

     (d) any liabilities or obligations in respect of any Excluded Assets;

     (e) any Excluded Environmental Matters;

     (f) any Generation Liabilities and the Generation Assets;

     (g) item 5 on Schedule 3.9 and item 9 on Schedule 3.4(b); and

     (h) any employee benefit plan of Dynegy or either Seller, except to the extent such liability or obligation is assumed by Purchaser pursuant to Article VI.

Notwithstanding anything to the contrary in Section 2.3, none of the Excluded Liabilities shall be Assumed Liabilities for purposes of this Agreement.

     Section 2.5 Purchase Price. The aggregate purchase price for the Purchased Assets shall be $2,225,000,000 plus the assumption of the Assumed Liabilities,

     (a) less an amount equal to the Existing IPC Obligations;

     (b) plus an amount equal to cash and cash equivalents, other than restricted cash, of the IPC Companies included in the Purchased Assets as of September 30, 2003 (the "Cash Adjustment");

     (c) plus an amount equal to the amount by which the Actual IP Contributions exceed $17,500,000;

     (d) minus an amount equal to the amount by which the Actual IP Contributions are less than $17,500,000;

     (e) plus the amount by which the Final Adjusted Working Capital is greater than the Target Adjusted Working Capital (if the Final Adjusted Working Capital is greater than the Target Adjusted Working Capital); and

     (f) minus the amount by which the Target Adjusted Working Capital is greater than the Final Adjusted Working Capital (if the Target Adjusted Working Capital is greater than the Final Adjusted Working Capital);

(such aggregate amount, the "Purchase Price"), payable as set forth in Section 2.9(a). No later than two Business Days prior to the Closing, Sellers shall deliver to Purchaser in writing a calculation of the amount of the Existing IPC Obligations setting forth in reasonable detail the basis for such calculation. The amount of the Purchase Price payable at the Closing (the "Closing Payment") shall be equal to $2,225,000,000, less the amount determined pursuant to clause
(a) above, plus the amount of the Cash Adjustment. After the Closing the Purchase Price shall be adjusted to reflect the difference between the Target Adjusted Working Capital and the Final Adjusted Working Capital and the difference between $17,500,000 and the Actual IP Contributions.

     Section 2.6 Purchase Price Adjustments.

     (a) Promptly following the Closing Date, but in no event later than 30 days after the Closing Date, Purchaser shall provide to Sellers a certificate executed on behalf of Purchaser by the President or any Senior Vice President of Purchaser, dated the date of its delivery, setting forth Purchaser's (i) proposed Adjusted Working Capital as of the Closing Date (the "Proposed Final Adjusted Working Capital") and (ii) Purchaser's reasonably detailed calculation thereof (the "Closing Date Statement"). The Closing Date Statement shall be prepared in accordance with GAAP (except as noted on Exhibit A) and in a manner consistent with the policies and principles used in connection with the preparation of the Reference Balance Sheet (provided, however, that in preparing the Closing Date Statement, the inclusions, exclusions, adjustments and terms set forth on Exhibit A shall be given effect).

     (b) Purchaser shall provide reasonable cooperation to, and shall cause the Purchased Subsidiaries and their respective employees and agents to provide reasonable cooperation to, Sellers and their employees and representatives in their review of the Closing Date Statement and shall provide Sellers and their employees and representatives reasonable access to the applicable personnel, properties, books and records of Purchaser and the Purchased Entities for such purpose. In the event Sellers dispute the correctness of the Proposed Final Adjusted Working Capital proposed by Purchaser, Sellers shall notify Purchaser in writing of its objections within 30 days after receipt of the Closing Date Statement and shall set forth, in writing and in reasonable detail, the reasons for Sellers' objections. If Sellers fail to deliver their notice of objections within 30 days after receipt of the Closing Date Statement, Sellers shall be deemed to have accepted Purchaser's calculation. Sellers and Purchaser shall endeavor in good faith to resolve any disputed matters within 15 days after receipt of Sellers' notice of objections. If Sellers and Purchaser are unable to resolve the disputed matters, Sellers and Purchaser shall promptly refer the disputed matters to the Accounting Firm. The Accounting Firm shall offer Sellers and Purchaser (and their respective employees and representatives) the opportunity to provide written submissions regarding their positions on the disputed matters, which opportunity shall not extend more than 15 days after the submission of the disputed matters to the Accounting Firm. The Accounting Firm shall deliver a written report resolving all disputed matters and setting forth the basis for such resolution within 30 days after Sellers and Purchaser have submitted in writing (or have had the opportunity to submit in writing but have not submitted) their positions as to the disputed items. The determination of the Accounting Firm in respect of the correctness of each matter remaining in dispute shall be conclusive and binding on Sellers and Purchaser. The determination of the Accounting Firm shall be based solely on the written submissions by Sellers and Purchaser and shall not be by independent review (it being understood that the Accounting Firm need not accept in its entirety the submission of either one party or the other). The Adjusted Working Capital as of the Closing Date, as finally determined pursuant to this Section 2.6(b) (whether by failure of Sellers to deliver a timely notice of objection, by agreement of Sellers and Purchaser or by determination of the Accounting Firm), are referred to herein as the "Final Adjusted Working Capital".

     (c) Promptly (but in no event later than five Business Days) after the determination of the Final Adjusted Working Capital, (i) if the Final Adjusted Working Capital is greater than the Target Adjusted Working Capital, Purchaser shall pay to Sellers the amount of such difference, with simple interest thereon from the Closing Date to the date of payment at a fixed rate per annum equal to the Applicable Rate and (ii) if the Final Adjusted Working Capital is less than the Target Adjusted Working Capital, Dynegy or Sellers shall pay to Purchaser the amount of such difference, with simple interest thereon from the Closing Date to the date of payment at a fixed rate per annum equal to the Applicable Rate.

     (d) The fees and expenses, if any, of the Accounting Firm retained in accordance with this Section 2.6 to resolve any dispute shall be paid one-half by Purchaser and one-half by Sellers.

     (e) Within 10 days after the earlier of the date the parties agree to such amount or the True-Up Date, (i) Purchaser shall pay to IPC an amount equal to the amount by which the Actual IP Contributions exceed $17,500,000 or (ii) Dynegy or Sellers shall pay to Purchaser an amount equal to the amount by which the Actual IP Contributions are less than $17,500,000. The determination of the Actual IP Contributions shall be subject to the dispute resolution procedures set forth in Section 6.2(a)(iv)(E).

     (f) In the event the Accounting Firm is requested to resolve any dispute pursuant to this Section 2.6, any meetings or proceedings involving the Accounting Firm in connection with such dispute resolution shall be held in New York, New York.

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     Section 2.7 Closing. Upon the terms and subject to the conditions of this
Agreement, the sale and purchase of the Purchased Assets contemplated by this Agreement shall take place at a closing (the "Closing") to be held at the offices of O'Melveny & Myers LLP, 30 Rockefeller Plaza, New York, New York at 10:00 a.m., New York City time, within four Business Days after the day on which all conditions to the obligations of the parties set forth in Article VIII are satisfied or waived, or at such other place or at such other time or on such other date as Sellers and Purchaser may mutually agree upon in writing (the day on which the Closing takes place being the "Closing Date"). For all purposes of this Agreement, including all provisions relating to Taxes and accounting matters, the Closing shall be deemed to have occurred at 11:59 p.m., Chicago, Illinois time, on the Closing Date. Without limitation on the other obligations of the parties pursuant to this Agreement, each party shall use its commercially reasonable efforts to consummate the Closing as soon as reasonably practicable.

     Section 2.8 Closing Deliveries by Sellers. Subject to the fulfillment or waiver of the conditions set forth in Section 8.1, at the Closing, each Seller and Dynegy shall deliver, or cause to be delivered, to Purchaser:

     (a) the certificates of stock, membership or other ownership interests evidencing the equity interests of the Purchased Subsidiaries, accompanied by duly executed and witnessed stock, membership or other ownership interests powers transferring the Equity Interests of the Purchased Subsidiaries to Purchaser or its nominee in form reasonably satisfactory to Purchaser;

     (b) a receipt for the Purchase Price;

     (c) the certificate required to be delivered pursuant to Section 8.2(a);

     (d) the stock or unit books, stock or unit ledgers, minute books and corporate or similar seals of the Purchased Subsidiaries; provided, however, that any of the foregoing items shall be deemed to have been delivered pursuant to this Section 2.8(d) if such item has been delivered to, or is otherwise located at, the offices of a Purchased Subsidiary;

     (e) copies of the articles of incorporation of each Seller and Dynegy certified as of a recent date by the Secretary of State of the State of Illinois;

     (f) copies of the articles of incorporation or other organizational documents of each of the Purchased Subsidiaries certified as of a recent date by the Secretary of State of the state of its organization;

     (g) certificate of good standing of each Seller and Dynegy issued as of a recent date by the Secretary of State of the State of Illinois;

     (h) certificate of good standing of each of the Purchased Subsidiaries certified as of a recent date by the Secretary of State of the state of its organization;

     (i) certificate of the Secretary of each Seller, dated the Closing Date, as to (i) no amendments to the articles of incorporation of such Seller since a specified date; (ii) the by-laws of such Seller; (iii) the resolutions of the board of directors of such Seller and the stockholder of such Seller authorizing the execution, delivery and performance of this Agreement, the Seller

Ancillary Agreements and the transactions contemplated hereby and thereby; and
(iv) the incumbency and signatures of the officers of such Seller executing this Agreement and the Seller Ancillary Agreements;

     (j) certificate of the Secretary of Dynegy, dated the Closing Date, as to
(i) no amendments to the articles of incorporation of Dynegy since a specified date; (ii) the by-laws of Dynegy; (iii) the resolutions of the board of directors of Dynegy authorizing the execution, delivery and performance of this Agreement, the Seller Ancillary Agreements and the transactions contemplated hereby and thereby; and (iv) the incumbency and signatures of the officers of Dynegy executing this Agreement and the Seller Ancillary Agreements;

     (k) all consents and Permits, including those described in Section 8.2(e), that are received by Sellers or Dynegy in connection with this Agreement on or prior to the Closing Date; provided, however, that any of the foregoing items shall be deemed to have been delivered pursuant to this Section 2.8(k) if such item has been made available to Purchaser prior to the Closing, remains in full force in effect, and is located at the offices or other IPC Property of any IPC Company;

     (l) a signed resignation by each of the directors of each of the Purchased Subsidiaries;

     (m) the certificate required to be delivered pursuant to Section 7.4;

     (n) the Transition Services Agreement (if required to be executed pursuant to Section 5.21), duly executed by Dynegy or the Subsidiary of Dynegy (other than any Purchased Subsidiary) that is a party thereto;

     (o) the PPA, duly executed by the Subsidiary of Dynegy (other than any Purchased Subsidiary) that is a party thereto;

     (p) the Blackstart Agreement, duly executed by the Subsidiary of Dynegy (other than any Purchased Subsidiary) that is a party thereto;

     (q) the Easement and Facilities Agreement, duly executed by DMG, and any applicable Affiliate of DMG that owns or has rights to real property subject to such Agreement;

     (r) the Instrument of Assignment, duly executed by each Seller;

     (s) subject to the other provisions of this Agreement, including Sections
5.17 and 8.2(g), deeds, prepared by Purchaser with the cooperation of Sellers and Dynegy, with respect to IPC Owned Real Property, duly executed by the applicable Seller;

     (t) subject to the other provisions of this Agreement, including Sections
5.17 and 8.2(g), assignments, prepared by Purchaser with the cooperation of Sellers and Dynegy, with respect to Leased Real Property and IPC Other Real Property (including easements and option rights) to which a Seller is a party, duly executed by such Seller;

     (u) the Omnibus Transfer Agreement, prepared by Purchaser with the cooperation of Sellers and Dynegy (and anticipated to be modified as appropriate for each applicable county in Illinois to comply with the recording requirements of each such county), duly executed by Sellers, an original of which will be delivered for each of the counties in which the IPC Properties are located;

     (v) subject to the other provisions of this Agreement, including Section 5.17, assignments, in recordable form, with respect to the registered Intellectual Property included in the Purchased Assets and pending applications for the registration or issuance of any Intellectual Property included in the Purchased Assets, duly executed by the applicable Seller;

     (w) subject to the other provisions of this Agreement, including Section 5.17, certificates of title or origin (or like documents) with respect to any vehicles or other equipment included in the Purchased Assets for which a certificate of title or origin is required in order to transfer title;

     (x) the Securitization Transfer Agreements, duly executed by IPC;

     (y) in the event a Triggering Event has not occurred prior to the Closing Date, the acknowledgement to the Promissory Note, duly executed by IPC;

     (z) the Supplemental Indentures, duly executed by IPC and the applicable trustee;

     (aa) an acknowledgement, in form and substance reasonably satisfactory to Purchaser, from each of the parties to the Generation Agreement and the Generation Indemnification Termination Agreements that Purchaser is a third party beneficiary to such agreements;

     (bb) subject to the other provisions of this Agreement, including Sections 5.17, 8.2(e), 8.2(f) and 8.2(g), such other instruments of transfer or conveyance as Purchaser may reasonably request or as may be otherwise necessary to evidence and effect the sale, assignment, transfer, conveyance and delivery of the Purchased Assets (including the IPC Other Real Property) to Purchaser and to vest in Purchaser all of the applicable Sellers' right, title and interest to the Purchased Assets;

     (cc) the applicable transfer tax declarations, duly executed by the applicable Seller; and

     (dd) the Interconnection Agreement, duly executed by DMG.

     Section 2.9 Closing Deliveries by Purchaser. Subject to the fulfillment or waiver of the conditions set forth in Section 8.2, at the Closing, Purchaser and EED shall deliver, or cause to be delivered to Sellers:

     (a) by wire transfer in immediately available funds to a bank account or bank accounts of Sellers designated by written notice to Purchaser at least two Business Days before the Closing, an amount in U.S. dollars equal to the Closing Payment (without reduction or setoff of any kind); provided, however, that if a Triggering Event has not occurred prior to the Closing

Date, the amount payable pursuant to this Section 2.9(a) shall be reduced by $150,000,000 (representing the principal amount of the Promissory Note);

     (b) a receipt for the capital stock of the Purchased Subsidiaries;

     (c) the certificate required to be delivered pursuant to Section 8.1(a);

     (d) copies of the certificate of incorporation of Purchaser certified as of a recent date by the Secretary of State of the State of Illinois;

     (e) copies of the certificate of formation of EED certified as of a recent date by the Secretary of State of the State of Delaware;

     (f) certificate of good standing of EED and Purchaser issued as of a recent date by the Secretary of State of the State of their respective organization;

     (g) certificate of the Secretary of Purchaser, dated the Closing Date, as to (i) no amendments to the certificate of incorporation of Purchaser since a specified date; (ii) the by-laws of Purchaser; (iii) the resolutions of the board of directors and stockholder of Purchaser authorizing the execution, delivery and performance of this Agreement, the Purchaser Ancillary Agreements and the transactions contemplated hereby and thereby; and (iv) the incumbency and signatures of the officers of Purchaser executing this Agreement and the Purchaser Ancillary Agreements;

     (h) certificate of the Secretary of EED, dated the Closing Date, as to (i) no amendments to the certificate of formation of EED since a specified date;
(ii) the operating agreement of EED; (iii) the resolutions of the member of EED authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby; and (iv) the incumbency and signatures of EED executing this Agreement;

     (i) the PPA, duly executed by ExGen;

     (j) the Blackstart Agreement, duly executed by Purchaser;

     (k) the Instrument of Assumption, duly executed by Purchaser;

     (l) in the event a Triggering Event has not occurred prior to the Closing Date, the Promissory Note, duly executed by Exelon, as obligor;

     (m) the Supplemental Indentures, duly executed by Purchaser;

     (n) the Transition Services Agreement (if required to be executed pursuant to Section 5.21), duly executed by Purchaser;

     (o) the Easement and Facilities Agreement, duly executed by Purchaser;

     (p) the Interconnection Agreement, duly executed by Purchaser; and

     (q) the Securitization Transfer Agreements, duly executed by Purchaser.

                                  ARTICLE III

              REPRESENTATIONS AND WARRANTIES OF SELLERS AND DYNEGY

     As an inducement to Purchaser and EED to enter into this Agreement and the Purchaser Ancillary Agreements and to consummate the transactions contemplated hereby and by the Purchaser Ancillary Agreements, except as set forth in the SEC Reports filed prior to the date hereof, each Seller and Dynegy jointly and severally hereby represent and warrant to Purchaser and EED as follows:

     Section 3.1 Organization and Qualification.

     (a) Dynegy is a corporation duly organized, validly existing and in good standing under the Laws of the State of Illinois. Dynegy has the requisite corporate power and authority to own, use or lease and to operate its properties and to carry on its business as it is now conducted. Dynegy is not in default in the performance, observation or fulfillment of any provision of its articles of incorporation or by-laws.

     (b) Each of the IPC Companies is duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization, is duly qualified to do business as a foreign corporation or other entity and is in good standing in each jurisdiction in which the character of its properties or the nature of its business makes such qualification necessary, except in jurisdictions, if any, where the failure to be so qualified would not individually or in the aggregate reasonably be expected to result in a Material Adverse Effect. Each of the IPC Companies has the requisite corporate or other similar power and authority to own, use or lease and to operate its properties and to carry on its business as it is now conducted. Sellers have made available to Purchaser a complete and correct copy of the articles of incorporation and by-laws and other constituent documents of each of the IPC Companies, each as amended to date, and such articles of incorporation, by-laws and other constituent documents as so made available are in full force and effect. None of the IPC Companies is in default in the performance, observation or fulfillment of any provision of its articles of incorporation or by-laws or other constituent documents.

     Section 3.2 Subsidiaries and Investments.

     Schedule 3.2 sets forth with respect to each Subsidiary of IPC, the number of authorized, issued and outstanding shares of capital stock of each class, the number of issued shares of capital stock held as treasury shares and the number of shares of capital stock unissued and not reserved for any purpose. IPC, either directly or indirectly, owns 100% of all issued and outstanding shares of capital stock, limited liability company interests or other Equity Interests of such Subsidiaries, and owns no capital stock, other securities, or rights or obligations to acquire the same, of any other Person. All of the outstanding shares of capital stock or other Equity Interest of each Subsidiary of IPC are duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. There are no subscriptions, options, rights warrants, calls, convertible securities, stock appreciation rights, phantom equity, or other Contracts relating to or obligating any Seller or any of its respective Affiliates (including such Subsidiary) to sell, redeem, repurchase or otherwise acquire any shares of capital stock or Equity Interest of any Subsidiary of any Seller.

     Section 3.3 Authority.

     (a) Dynegy has full corporate power and authority to execute and deliver this Agreement and the Seller Ancillary Agreements to be executed by Dynegy and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Seller Ancillary Agreements to be executed by Dynegy and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by Dynegy's board of directors, and do not require any other authorization or consent of Dynegy, any of its Affiliates (other than Sellers and Parent) or its stockholders. This Agreement has been, and upon its execution and delivery, each Seller Ancillary Agreement to be executed by Dynegy will have been, duly and validly authorized, executed and delivered by Dynegy and is or will be upon its execution Enforceable against Dynegy.

     (b) Each Seller has full corporate power and authority to execute and deliver this Agreement and the Seller Ancillary Agreements to be executed by such Seller and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Seller Ancillary Agreements to be executed by such Seller and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by such Seller's board of directors and stockholders, and do not require any other authorization or consent of either Seller or any of its Affiliates (other than Dynegy). This Agreement has been, and upon its execution and delivery of each Seller Ancillary Agreement to be executed by the applicable Seller will have been, duly and validly authorized, executed and delivered by such Seller and is or will be upon its execution Enforceable against such Seller.

     Section 3.4 Consents and Approvals; No Violation.

     The execution and delivery of this Agreement, the Seller Ancillary Agreements, the consummation of the transactions contemplated hereby and thereby, and the performance by Dynegy, Sellers and the Purchased Subsidiaries of their obligations hereunder and under the Seller Ancillary Agreements do not and will not:

     (a) except as listed in Schedule 3.4(a) or as provided below, require any writ, waiver, consent, judgment, decree, approval, order, act or Permit of, or registration, filing with or notification to any Governmental Authority, except for municipal and county franchises and Permits that are ministerial in nature and are customarily obtained from Governmental Authorities after closings in connection with transactions of the same nature as are contemplated hereby;

     (b) except as listed in Schedule 3.4(b) or as provided below, conflict with, result in any violation of or breach of or constitute a default (with notice or lapse of time or both) under, or give rise to any right of termination, purchase, first refusal, cancellation or acceleration or guaranteed payments or a loss of rights under (i) any provision of the articles of incorporation or by-laws of any Seller or the articles of incorporation or by-laws (or other similar organizational documents) of any of its Affiliates; or (ii) any provisions of any Contract to which any IPC Company, Parent or Dynegy is a party or may be subject or bound or by which any Purchased Assets or the Business may be subject or bound, except in the case of clause (ii) such conflicts, violations, breaches, defaults or rights of termination, cancellation or acceleration, guaranteed payments or losses of rights which, individually or in the aggregate, would not reasonably be expected
(A) to result in a Material Adverse Effect; or (B) to prevent the consummation of any transactions contemplated hereby or by any Seller Ancillary Agreement;

     (c) upon receipt of the approvals and consents listed on Schedule 3.4(a) or except as provided below, violate the provisions of any Law or Governmental Order applicable to Dynegy, Parent, any IPC Company, the Purchased Assets or the Business; or

     (d) except as provided below, result in the creation of any Lien other than Permitted Liens upon any Purchased Asset or properties or assets of any Purchased Subsidiary, Purchaser or any of its Affiliates or on any Equity Interests of any Purchased Subsidiary, Purchaser or any of its Affiliates under any applicable Law or under any Contract to which any IPC Company, Parent or Dynegy is a party or by which any IPC Company, Parent, Dynegy, the Purchased Assets or the Business or any of their properties may be subject bound.

Notwithstanding anything to the contrary in this Section 3.4, the representations and warranties in Sections 3.4(a), 3.4(b), 3.4(c) and 3.4(d) do not and shall not be construed to address or apply to any writ, waiver, consent, judgment, decree, approval, order, act, Permit, registration, filing or notice requirement, conflict, violation, breach, default, right of termination, purchase, first refusal, cancellation or acceleration or guaranteed payment or loss of right, violation of Law or Governmental Order or Lien, other than with respect to any item that is required to be listed (as opposed to actually listed) on Schedules 3.14 and 3.18, that arises due to or is caused by or results from or might arise due to or might be caused by or might result from, the structuring of the transactions contemplated hereby as an asset sale instead of a sale of the stock of IPC.

     Section 3.5 IPC Reports.

     The filings required to be made by IPC since January 1, 2003, under PUHCA, applicable Illinois Laws, the FPA and the Natural Gas Act have been timely filed with the appropriate Governmental Authority and, as of the date of such filings, complied in all material respects with all applicable requirements of each such Law. Copies of such filings have been made available to Purchaser. IPC has filed with, or furnished to, the SEC, as the case may be, each form, registration statement, report, schedule, proxy or information statement and other document (including exhibits and amendments thereto) required to be filed or furnished to with the SEC since January 1, 2003 under the Securities Act or the Exchange Act, as applicable (collectively, the "IPC SEC Reports"). Dynegy has filed with, or furnished to, the SEC, as the case may be, and made available to Purchaser, copies of each form, registration statement, report, schedule, proxy or information statement and other document (including exhibits and amendments thereto) required to be filed with or furnished to the SEC since January 1, 2003 under the Securities Act or the Exchange Act (together with the IPC SEC Reports, the "SEC Reports"). As of the respective dates that the IPC SEC Reports were filed, or furnished, as the case may be, each IPC SEC Report, including any financial statements or schedules included therein, (a) complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act;

and (b) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not materially misleading. No event has occurred between the date of the most recent IPC SEC Report and the date hereof that would require the filing of a Current Report on Form 8-K by either Seller or Dynegy.

     Section 3.6 IPC Financial Statements.

     Each of the audited consolidated financial statements and unaudited consolidated interim financial statements of IPC (including any related notes and schedules) included (or incorporated by reference) in its Annual Reports on Form 10-K for each of the two fiscal years ended December 31, 2001 and 2002, and any subsequent IPC SEC Report, has been prepared from, and is in accordance with, the books and records of IPC, complies in all material respects with applicable accounting requirements and with the SEC's published rules and regulations, has been prepared in accordance with GAAP (except in the case of unaudited statements, as permitted under Form 10-Q under the Exchange Act) applied on a consistent basis (except as may be indicated in the notes thereto) and fairly presents in all material respects in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of IPC as of the date thereof and the consolidated results of operations and cash flows (and changes in financial position, if any) of IPC for the periods presented therein (subject to normal year-end adjustments and the absence of financial footnotes in the case of any unaudited interim financial statements).

     Section 3.7 Absence of Certain Changes; Absence of Undisclosed Liabilities.

     (a) Except as listed in Schedule 3.7 or as permitted by this Agreement or the Ancillary Agreements, since June 30, 2003: (a) the Business has been conducted in all material respects in the ordinary course; (b) through the date hereof there has not been any Material Adverse Effect; (c) except for declarations, set asides and payments of dividends with respect to regular quarterly cash dividends with respect to the preferred stock of IPC in accordance with its terms, there has not been any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of any IPC Company or any repurchase, redemption or other acquisition by IPC of any outstanding shares of capital stock or other securities of, or other ownership interests in, any IPC Company; (d) there has not been any amendment or modification of any term of any outstanding security of any IPC Company; (e) there has not been any change in any method of accounting or accounting principles, practices or policies by any IPC Company, except for any such change required because of a concurrent change in GAAP or the applicable rules and regulations of the SEC; (f) except as required by applicable Law, no Tax Return has been prepared or filed by or with respect to Sellers, the Business, any Purchased Asset or any Purchased Subsidiary that is inconsistent with past practice, no position has been taken, election made, or method adopted by or with respect to any Seller or any Purchased Subsidiary that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns with respect to such Seller or Purchased Subsidiary in prior periods, no Tax Sharing Arrangement, Tax indemnity Contract or similar Contract or arrangement affecting any Seller or any Purchased Subsidiary has been entered into, amended or modified by any Seller or any Purchased Subsidiary, and no payments under any such Tax Sharing Arrangement, Tax indemnity Contract or similar Contract have been made that are outside the ordinary course of business, inconsistent with past practice or inconsistent with the terms thereof; and (g) there has not been any damage, destruction or other casualty loss with respect to any Purchased Assets or the Business that has a value of at least $5,000,000 or is material in the aggregate to the Business or the Purchased Assets which is not covered by insurance.

     (b) None of the IPC Companies has any liabilities or obligations (whether accrued, absolute, contingent or otherwise) of any nature, except those which:
(i) are accrued or reserved against in the most recent audited consolidated financial statements of IPC or reflected in the notes thereto; (ii) were incurred in the ordinary course; (iii) have been discharged or paid in full;
(iv) are not required to be reflected in the consolidated financial statements or the notes thereto of IPC prepared in accordance with GAAP consistently applied; or (v) would not reasonably be expected to be in excess of $25,000,000 in the aggregate.

     Section 3.8 Taxes.

     (a) Except as listed in Schedule 3.8:

          (i) Each Seller and each Purchased Subsidiary has timely filed or will timely file or cause to be timely filed (taking into account all extensions of due dates) all material Non-Income Tax Returns required by applicable Law to be filed prior to or as of the Closing Date. All such material Non-Income Tax Returns are or will be true, complete and correct and disclose all Taxes required to be paid for the periods covered thereby.

          (ii) Each Seller and each Purchased Subsidiary has timely paid, whether or not shown on any Non-Income Tax Return or, where payment is not yet due, will have established as a liability or reserve taken into account in determining Final Adjusted Working Capital an adequate accrual, determined in accordance with GAAP (as described in paragraph 1 of Exhibit
     A), for the payment of, all Non-Income Taxes imposed on it or for which it may otherwise be liable.

          (iii) All deficiencies asserted in writing or assessments made as a result of any Audit of the Non-Income Tax Returns referred to in clause (i) have been paid in full.

          (iv) No Audit is pending or, to the Knowledge of Sellers, threatened with respect to any Non-Income Tax Returns filed by or with respect to, or Non-Income Taxes due from or with respect to, any Seller or any Purchased Subsidiary. To the Knowledge of Sellers, with respect to Taxes for all taxable periods beginning on or after January 1, 2000, no deficiency or adjustment for any Non-Income Taxes has been threatened, proposed, asserted or assessed against any Seller or any Purchased Subsidiary that is currently outstanding. There are no Liens for Taxes upon the Purchased Assets or assets of any Purchased Subsidiary, except Liens for current Taxes not yet delinquent.

          (v) No Seller or Purchased Subsidiary has given or been requested to give any waiver of statutes of limitations relating to the payment of Non-Income Taxes or has executed powers of attorney with respect to Non-Income Tax matters which will be outstanding as of the Closing Date. No Seller or Purchased Subsidiary is currently the beneficiary of any extension of time within which to file any Non-Income Tax Return.

          (vi) No Seller or Purchased Subsidiary (or any Affiliate thereof) has received any Tax rulings, made any request that is still pending for rulings, or entered into any closing agreements relating to any Seller or any Purchased Subsidiary which would reasonably be expected to affect any Non-Income Tax liability relating to the Business, any Purchased Asset or any Purchased Subsidiary for any period after the Closing Date.

          (vii) All Taxes that any Seller or any Purchased Subsidiary is required by Law to withhold or to collect for payment have been duly withheld and collected and have been timely paid to the appropriate Governmental Authority or, to the extent due after the Closing Date, will be reflected as a liability or reserve, determined in accordance with GAAP (as described in paragraph 1 of Exhibit A), taken into account in determining Final Adjusted Working Capital.

          (viii) All Tax sharing, Tax indemnity or similar Contracts relating to the Business, any Purchased Asset or any Purchased Subsidiary (other than this Agreement) will terminate prior to the Closing and neither Purchaser nor any Purchased Subsidiary will have any liability thereunder on or after the Closing Date except to the extent of Non-Income Tax liabilities included in the calculation of Final Adjusted Working Capital.

          (ix) With respect to the Purchased Assets or any assets of a Purchased Subsidiary, no Seller or Purchased Subsidiary is properly treated as the owner of any such property for Income Tax purposes pursuant to Section 168(f)(8) of the Code (as in effect prior to its amendment by the Tax Reform Act of 1986) or corresponding provisions of state or foreign Income Tax laws that is owned by any other person for Non-Income Tax purposes.

          (x) Each of the Purchased Subsidiaries (A) is disregarded for federal income tax purposes as an entity separate from IPC, (B) was formed through a contribution of assets from IPC or another Purchased Subsidiary, (C) is not a successor to any entity and (D) has no liability for Taxes of IPC, any member of any Company Group or any other Person.

          (xi) The information given to the IRS in connection with the issuance of the Securitization Tax Ruling was true, correct and complete in all material respects at the time given and at the time the transactions contemplated by the Securitization Tax Ruling were effected. There has been no material breach of any representation or covenant provided to the IRS in connection with the Securitization Tax Ruling and the transactions described in the Securitization Tax Ruling have been carried out in accordance with their terms in all material respects.

     (b) No transaction contemplated by this Agreement is subject to withholding under Section 1445 of the Code (relating to "FIRPTA").

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

     (c) Except as listed in Schedule 3.8, no payment or other benefit, and no acceleration of the vesting of any options, payments or other benefits, will be, as a result of the transactions contemplated by this Agreement, an "excess parachute payment" to a "disqualified individual" as those terms are defined in
Section 280G of the Code and the Treasury regulations thereunder.

     Section 3.9 Litigation.

     Except as disclosed in Schedule 3.9: (a) there are no outstanding Governmental Orders or Actions pending or, to the Knowledge of Sellers, threatened against or affecting any IPC Company or any of their present or former directors or officers, any Purchased Assets or the Business that would individually or in the aggregate reasonably be expected to exceed $30,000,000 in costs, expenses, disbursements, losses, obligations, liabilities, settlement payments, awards, judgments, fines penalties and damages, which determination of exposure shall be made consistent with IPC policies for establishing reserves in accordance with GAAP; (b) no IPC Company is permanently or temporarily enjoined by any Governmental Order from engaging in or continuing any conduct or practice in connection with the Business or the Purchased Assets, nor, to the Knowledge of Sellers, is any investigation pending by any Governmental Authority with respect to any of the IPC Companies, the Business or any of the Purchased Assets; and (c) there is no Governmental Order enjoining any IPC Company from taking or requiring any IPC Company to take any action of any kind with respect to the Business or any of the Purchased Assets. Notwithstanding the foregoing, no representation or warranty in this Section 3.9 is made with respect to ERISA matters, environmental matters, labor and employee matters and intellectual property matters.

     Section 3.10 Employee Benefit Plans.

     (a) Schedule 3.10 lists each written "employee benefit plan," as defined in
Section 3(3) of ERISA, each stock option, stock purchase, stock ownership, deferred compensation, severance, performance, bonus, incentive, vacation or holiday pay plan, policy, understanding or arrangement and each other employee benefit plan or arrangement (including fringe benefit plans or arrangements) that is maintained on the date hereof or otherwise contributed to by any IPC Company for the benefit of Employees ("Employee Benefit Plans"). In addition,
Schedule 3.10 lists each material written employment, compensation, and consulting agreement or arrangement, and any agreement or arrangement associated with a change in ownership or the sale of substantially all the assets of any IPC Company, in each case, entered into with any Employee ("Compensation Arrangements"). There are no non-qualified deferred compensation plans or arrangements pursuant to which any Employee is entitled to benefits. The term "Employees" shall mean all Active Employees, Other Plan Participants and Retirees, as those terms are used in Article VI. Sellers have made available to Purchaser copies of (i) each Employee Benefit Plan and each Compensation Arrangement (or, in the case of any material unwritten Employee Benefit Plans or Compensation Arrangements, descriptions thereof); (ii) the most recent annual report on Form 5500 filed with the applicable Governmental Authority with respect to each Employee Benefit Plan (if any such report was required by applicable Law); (iii) the most recent summary plan description for each Employee Benefit Plan for which such a summary plan description is required by applicable Law; (iv) each trust agreement or annuity contract relating to any Seller Pension Plan or Seller VEBA; and (v) the most recent actuarial report for any Seller Pension Plan. Each report described in clause (v) of the preceding sentence accurately describes the funded status of the plan to which it relates as of the date indicated in such report and there has been no material change in the investment strategy of such plan since such date. To the knowledge of Sellers and except as set forth on Schedule 3.10, no IPC Company maintains any material oral Employee Benefit Plan or Compensation Arrangement. For purposes of the preceding sentence, the term "knowledge" means the actual knowledge of the President and the Director-Human Resources of IPC.

     (b) Except for matters that are listed in Schedule 3.10 or would not result in a material liability to Purchaser: (i) each Employee Benefit Plan has been administered in accordance with its terms; (ii) each IPC Company and all the Employee Benefit Plans are in compliance with all Laws applicable to the Employee Benefit Plans, including ERISA and the Code (or any similar applicable Law of a country other than the United States); and (iii) to the Knowledge of Sellers, there are no investigations by any Governmental Agency, termination proceedings or other Actions against or directly involving any Employee Benefit Plan or asserting any rights or claims to benefits under any Employee Benefit Plan (except claims for benefits payable in the normal operation of the Employee Benefit Plans).

     (c) Except as listed in Schedule 3.10, (i) all material contributions to, and payments from, any Seller Pension Plan and Seller VEBA that may have been required to be made in accordance with the terms of such plans or any applicable collective bargaining agreement have been timely made; (ii) no person has failed to make a required installment or any other payment required under Section 412 of the Code to any Seller Pension Plan before the applicable due date; and (iii) none of the IPC Companies or any of their respective Affiliates has contributed to (or been required to contribute to) a multiemployer plan, within the meaning of Section 3(37) of ERISA, since February 1, 2000 for the benefit of Employees.

     (d) Except as set forth on Schedule 3.10, (i) each Employee Benefit Plan that is intended to qualify under Section 401(a) of the Code has been the subject of a determination letter from the IRS to the effect that such plan is qualified and the related trust is exempt from Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked and, to the Knowledge of Sellers, revocation has not been threatened; and (ii) no event has occurred that would subject any Employee Benefit Plan to any material Tax under Section 511 of the Code. Sellers have made available to Purchaser a copy of the most recent determination letter received with respect to each Employee Benefit Plan for which such a letter has been issued, as well as a copy of any pending application for a determination letter. Sellers have also made available to Purchaser a list of all amendments as to which a favorable determination letter has not yet been received.

     (e) Sellers and their respective Affiliates have not made or granted or committed to make or grant any material benefit improvements under any Seller Pension Plan (except as provided in the plan documents and/or Memorandum of Agreement dated May 29, 2003 and the Tentative Agreement of Joint IBEW Negotiating Committee and Illinois Power dated July 15, 2003 (the "Memoranda of Agreement") made available to Purchaser) to which Transferred Employees are or may become entitled which are not reflected in the most recent actuarial report provided by Sellers to Purchaser.

     (f) Except for matters that are listed on Schedule 3.10, with respect to each Seller Pension Plan, (i) no proceeding has been initiated to terminate such plan; (ii) there has been no "reportable event" (as such term is defined in Section 4043(c) of ERISA) prior to the date hereof other than reportable events for which notice is waived under applicable regulations; (iii) no "accumulated funding deficiency" (within the meaning of Section 412 of the Code), whether or not waived, has occurred; and (iv) no person has provided or is required to provide security to such plan under section 401(a)(29) of the Code due to a plan amendment that results in an increase in current liability.

     (g) Dynegy, Sellers and their respective Affiliates have complied with the health care continuation requirements of Part 6 of Title I of ERISA in all material respects. Except as set forth in Schedule 3.10, the consummation of the transaction contemplated by this Agreement and by the Seller Ancillary Agreements will not result in an increase in the amount of compensation or benefits or accelerate the vesting or timing of payment of any compensation or benefits payable to or in respect of any person rendering services to any IPC Company. The terms of the plan documents, summary plan descriptions and other written documents relating to each Employee Benefit Plan that provides retiree health or life insurance benefits for managerial employees permit such plans to be amended or terminated at any time by Sellers or their Affiliates.

     (h) No Seller nor any of their respective Affiliates nor, to the best knowledge of Sellers and their respective Affiliates, any other "disqualified person" (within the meaning of Section 4975 of the Code) or "party in interest" (within the meaning of Section 3(14) of ERISA) has taken any action with respect to any Employee Benefit Plan which could subject Purchaser to the penalty or tax under Section 502(i) or Section 502(l) of ERISA or Section 4975 of the Code.

     (i) None of the IPC Companies nor any of their respective Affiliates has taken any action or failed to take any action as of the date hereof that will result in any potential liability, whether direct or indirect, contingent or otherwise, to Purchaser under Section 4063, 4064, 4069, 4204 or 4212(c) of ERISA.

     Section 3.11 Environmental Matters. Except as listed in Schedule 3.11:

     (a) The IPC Companies, the Purchased Assets and the Business are in compliance with all Environmental Laws, except for any violations that would not individually or in the aggregate reasonably be expected to result in a Material Adverse Effect.

     (b) No IPC Company has caused or allowed the generation, treatment, manufacture, processing, distribution, use, storage, Release, transport or handling of any Hazardous Substances at any of the Purchased Assets, except for any such action or actions that would not individually or in the aggregate reasonably be expected to result in a Material Adverse Effect.

     (c) To the Knowledge of Sellers, no IPC Company or any of its Affiliates has received any written notice from any Governmental Authority or third party or any other written communication alleging or concerning any material violation by any IPC Company of any Environmental Law, or responsibility or liability of any IPC Company under, any Environmental Law, or in connection with the Release, threatened Release or presence of any Hazardous

Substances at, on, or beneath, to, from or in the indoor or outdoor environment at any Purchased Asset (including soil, sediment, surface water, groundwater, air or any component of a structure), which would reasonably be expected to result in a Material Adverse Effect. To the Knowledge of Sellers, there are no pending or threatened Actions with respect to the Businesses or the Purchased Assets alleging or concerning any violation of or responsibility or liability under any Environmental Law or the Release, threatened Release or presence of any Hazardous Substances at, on, beneath, to, from or in the indoor or outdoor environment at any Purchased Asset (including soil sediment, surface water, groundwater, air or any component of a structure) that, if adversely determined, would reasonably be expected to result individually or in the aggregate in a Material Adverse Effect.

     (d) The IPC Companies hold and are in material compliance with all Permits from all Governmental Authorities under all Environmental Laws required for the operation of the Business and the Purchased Assets, except Permits the failure of which to hold would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect. To the Knowledge of Sellers, there are no pending or threatened Actions seeking to modify, revoke or deny renewal of any of such Permits.

     (e) To the Knowledge of Sellers, no claims have been asserted or threatened against any of the IPC Companies for any personal injury (including wrongful death) or property damage (real or personal) arising out of exposure to Hazardous Substances used, handled, generated, transported, disposed of or Release at any of the Purchased Assets, that, if adversely determined, would reasonably be expected to result in a Material Adverse Effect.

     (f) None of the IPC Companies is subject to any outstanding written Governmental Order or settlement agreement with any Person relating to any of the Purchased Assets or the Business, in each case with respect to any Environmental Matters that, if adversely determined, would reasonably be expected to result in a Material Adverse Effect.

     (g) To the Knowledge of Sellers, no Purchased Assets are listed or proposed for listing on the NPL, or on the Comprehensive Environmental Response Compensation and Liability Information System List ("CERCLIS") or any similar state list of sites.

     Section 3.12 Compliance with Applicable Laws.

     (a) Sellers hold all Permits necessary to entitle Sellers to own or lease, operate and use the Purchased Assets and for the lawful conduct of the Business other than any Permit for which the failure of a Seller to hold such Permit would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect (collectively, the "Material Permits"). Schedule 3.12 sets forth a list and brief description of each Material Permit. Each Material Permit is valid and in full force and effect. Except as set forth in Schedule 3.12, each Seller is in compliance in all material respects with its Material Permits. The Business is not being, and none of the IPC Companies or their respective Affiliates has received any notice from any Person that the Business is being, conducted in violation of any Law, including any Law relating to occupational health and safety, except for possible violations that would not individually or in the aggregate reasonably be expected to result in a Material Adverse Effect. Notwithstanding the foregoing, no representation or warranty in this Section 3.12 is made with respect to ERISA matters, environmental matters, labor and employee matters and intellectual property matters. In no event shall Material Permits be deemed to include any item which is a Material Contract.

     (b) Each of the IPC Companies is in compliance with regulations under Illinois Law governing its operations as an Integrated Distribution Company, under 83 Illinois Administrative Code Part 452, to the extent applicable.

     (c) Schedule 3.12(c) sets forth a list of each municipal and county franchise agreement to which any IPC Company is a party as of the date hereof.

     Section 3.13 Labor Matters; Employees.

     (a) Schedule 3.13(a) lists all collective bargaining, labor or similar agreements, including material local or side agreements (other than Employee Benefit Plans as set forth in Section 3.10), in effect to which any Seller is a party or by which any IPC Company is bound or otherwise used in the Business). Copies of all such agreements have been made available to Purchaser. Since February 1, 2000, each IPC Company has complied in all material respects with its obligations related to, and is not in material default under, any collective bargaining agreement to which any IPC Company is a party or by which any IPC Company, the Business or the Purchased Assets may be subject or bound. To the Knowledge of Sellers, there are currently no union organizing activities relative to any IPC Company, the Purchased Assets or the Business among the current employees of any IPC Company. Other than ordinary grievances concerning individual employees that are being resolved solely pursuant to internal grievance procedures and immaterial and ordinary course Actions pending or, to the Knowledge of Sellers, threatened involving employment matters, (i) there is no labor strike, dispute, slowdown, work stoppage or lockout actually pending or, to the Knowledge of Sellers, threatened against or directly and adversely affecting any IPC Company, the Purchased Assets or the Business; (ii) there is no unfair labor practice charge or complaint against any IPC Company or involving the Purchased Assets or the Business pending or, to the Knowledge of Sellers, threatened before the National Labor Relations Board or any similar state or foreign agency; and (iii) there is no pending or, to the Knowledge of Sellers, threatened employee or governmental claim or investigation regarding employments matters, including any charges to the Equal Employment Opportunity Commission or state employment practice agency, or, to the Knowledge of Sellers, investigations regarding Fair Labor Standards Act compliance, audits by the Office of Federal Contractor Compliance Programs.

     (b) Since February 1, 2000, no IPC Company has effectuated (i) a "plant closing" (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of any IPC Company; or (ii) a "mass layoff" (as defined in the WARN Act) affecting any site of employment or facility of any IPC Company, nor has any IPC Company been engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local Law.

     Section 3.14 Material Contracts. Except as set forth in Schedule 3.14:

     (a) No IPC Company is a party to or bound by: (i) any Contract that provides for remaining annual payments in an amount in excess of $5,000,000;
(ii) any Contract that restricts
any IPC Company, the Purchased Assets, the Business or any Person who after the Closing would be an Affiliate of such IPC Company from engaging in any line of business or competing with any Person; (iii) any Contract limiting the right of any IPC Company to pay dividends or distributions to its shareholders; (iv) any Contract that would impose or expressly permit the imposition of, or require any Person to impose or expressly permit the imposition of, upon and due to the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement, any Lien other than Permitted Liens upon any of the businesses, assets or properties of Purchaser or any of its Affiliates (other than the Purchased Assets); or (v) any Contract that is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the General Rules and Regulations promulgated by the SEC) of the IPC Companies, the Purchased Assets and the Business (such Contracts, collectively, the "Material Contracts"). Notwithstanding the foregoing, no representation or warranty in this Section
3.14 is made with respect to, and "Material Contracts" shall be deemed not to include any Contract relating to, ERISA matters, environmental matters, labor and employee matters, personal property, intellectual property matters and real property matters. In no event shall Material Contracts be deemed to include any item which is a Material Permit.

     (b) Each IPC Company that is a party to a Material Contract has performed in all material respects all obligations to be performed by it and has observed in all material respects all terms to be observed by it under such Material Contract. No Seller nor any of its Affiliates has received any written notice of cancellation or threatened cancellation relating to a Material Contract or has any Knowledge that a Material Contract is likely to be cancelled, other than upon any expiration of such Material Contract in accordance with its terms.

     (c) Except as set forth in Schedule 3.14, each Material Contract is a valid and binding agreement, is in full force and effect, is Enforceable by the IPC Company that is a party thereto against each other party thereto in accordance with its terms and, except for those Material Contracts which by their terms will expire prior to the Closing (or are otherwise terminated prior to the Closing in the ordinary course of business or in accordance with the provisions of this Agreement). To the Knowledge of Sellers, each other party to a Material Contract is not in default or in breach in any material respect of any such Material Contract.

     Section 3.15 Intellectual Property.

     (a) Schedule 3.15 contains a complete list of all issued patents, registered copyrights, trademark registrations, domain name registrations, and applications for any of the foregoing that have been issued to, assigned to or filed by any of the IPC Companies or used in the Business, except for such issued patents, registered copyrights, trademark registrations, domain name registrations, and applications for any of the foregoing, the failure of which to have would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect. Except as would not individually or in the aggregate reasonably be expected to result in a Material Adverse Effect, the IPC Companies have all rights to the Intellectual Property owned, licensed or used by them as are necessary to conduct the Business.

     (b) Except as disclosed in Schedule 3.15, (i) all material patents, trademark registrations, service mark registrations and internet domain name registrations issued to, assigned to or filed by any of the IPC Companies or used in the Business are in full force and effect and all applications for any such patent, trademark and service mark are pending without challenge (other than office actions which may have been issued by the U.S. Patent and Trademark Office or its foreign equivalents); (ii) the material Intellectual Property in the form of Contracts is Enforceable by the IPC Company that is a party to such Contracts; and (iii) the IPC Companies have the right to bring actions for infringement or unauthorized use of the material Intellectual Property owned by the IPC Companies.

     (c) Except as disclosed in Schedule 3.15, (i) during the three years before the Closing Date, no written claim has been made or asserted against any of the IPC Companies that alleges any Intellectual Property owned or used by any of the IPC Companies or used in the Business and material to their business infringes the Intellectual Property of another Person; (ii) no litigation, arbitration or other proceeding is currently pending or, to the Knowledge of Sellers, threatened against any of the IPC Companies or any of their respective Affiliates with respect to any material Intellectual Property owned or used by or used in the Business; (iii) during the three years before the Closing Date, no claim has been made or asserted against any of the IPC Companies or any of their respective Affiliates that challenges the validity, enforceability or ownership of any material Intellectual Property owned or used by the IPC Companies or used in the Business; (iv) to the Knowledge of Sellers, the conduct of the Business does not violate, conflict with or infringe the Intellectual Property owned by any other Person; and (v) to the Knowledge of Sellers, there is no continuing infringement by any other Person of the material Intellectual Property owned or used by any of the IPC Companies or used in the Business.

     (d) Schedule 3.15 contains a complete list of all material Software owned or licensed by any of the IPC Companies or used in the Business. Except as disclosed in Schedule 3.15 or as would not individually or in the aggregate reasonably be expected to result in a Material Adverse Effect, the IPC Companies either: (i) own the entire right, title and interest in and to the Software used in the Business free and clear of Liens except for Permitted Liens; or (ii) have the right and license to use the same in the conduct of the Business. Except as would not individually or in the aggregate reasonably be expected to result in a Material Adverse Effect, the IPC Companies have all rights to the Software owned licensed or used by them or in the Business as are necessary to conduct their Business.

     Section 3.16 Real Property.

     The scope of the rights in the IPC Properties are sufficient for the operation of the Business in compliance in all material respects with all applicable Laws. No IPC Company owns, leases or uses in connection with its business any real property other than the IPC Properties, except for real property comprising a portion of the Excluded Assets. Except as set forth on
Schedule 3.16 or would not individually or in the aggregate reasonably be expected to result in a Material Adverse Effect: (i) the IPC Companies have good, valid and insurable fee simple title to the IPC Owned Real Property, a good, valid and insurable leasehold interest in the Leased Real Property and easements or other similar rights in, and quiet enjoyment of, the IPC Other Real Property, in each case free and clear of any Liens other than Permitted Liens;
(ii) all improvements, occupancy and use of such improvements, occupancy and use of the IPC Properties, and all business operations thereon conform in all material respects with all applicable zoning, building, fire and safety Laws, and none of the IPC Properties has received notice of noncompliance with any such Laws as of the date hereof; (iii) each lease, sublease, easement and license comprising any portion of the IPC Properties is a valid and binding agreement in full force and effect and Enforceable by the IPC Company thereto against the other parties thereto, no material default by any of the IPC Companies or, to the Knowledge of Sellers, by any other party exists under any provision thereof and no condition or event exists which after notice or lapse of time or both would constitute a material default thereunder by any of the IPC Companies or, to the Knowledge of Sellers, any other party; (iv) there are, to the Knowledge of Sellers, no disputes, oral agreements, or forbearance programs in effect with respect to any such lease, sublease, easement or license; (v) no IPC Company nor any IPC Property is in material breach or default under, or in violation of or noncompliance with, any such Liens and, to the Knowledge of Sellers, no event has occurred and no condition or state of facts exists which, with the passage of time or the giving of notice or both, would constitute such a breach, default, violation or noncompliance; (vi) none of the IPC Companies has received written notice and Sellers have no Knowledge of (A) any default by a landlord or other Person under any fee mortgage or other Lien that is superior to any lease, sublease, easement or license comprising a portion of the IPC Properties or (B) any claim of paramount title by any third party claiming the right to terminate any lease, sublease, easement or license comprising a portion of the IPC Properties; (vii) the IPC Companies have legal and practical access to all roads and utilities needed for the conduct of their business on the IPC Properties; (viii) none of the IPC Companies has received and, to the Knowledge of Sellers, there do not exist any adverse claims to such access that would adversely affect the use currently being made of such access by the IPC Companies; (ix) there are no encroachments onto IPC Properties of any improvements on any adjoining property and the improvements are not in violation of applicable setback requirements, zoning laws, and ordinances (including being classified as a "permitted non-conforming use" or "permitted non-conforming structure"); and (x) the IPC Properties are not located within any flood plain or subject to any similar type of restrictions for which any permit, license or additional insurance may be necessary for the use and operation thereof, there are no condemnation or similar proceedings relating to any of the IPC Properties. The transfer of the Generation Assets pursuant to the Asset Transfer Agreements (including for these purposes the Generation Agreement) were consummated in compliance in all material respects with all Laws, Permits and any approvals of any Governmental Authority.

     Section 3.17 Brokers.

     No broker, finder or investment banker (other than Credit Suisse First Boston LLC) is entitled to any brokerage, finder's fee or other fee or commission payable by Dynegy or Sellers or any of their respective Affiliates in connection with the transactions contemplated hereby and by the Ancillary Agreements.

     Section 3.18 Personal Property.

     Schedule 3.18 contains a list of each Contract or right under which any of the IPC Companies is lessee, or holds or operates, any machinery, equipment, vehicle or other tangible personal property owned by a Person other than the IPC Companies, except those that are terminable by the IPC Company party thereto without penalty on 60 days or less notice and those that provide for annual payments of $500,000 or less.

     Section 3.19 Availability of Assets; Affiliate Transactions.

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

     (a) Except as set forth in Schedule 3.19 and except for the Excluded Assets, the Purchased Assets constitute all the material assets used in the Business.

     (b) Schedule 3.19 sets forth a description of all material services provided by any Affiliate of any of the IPC Companies (other than another IPC Company) to any of the IPC Companies with respect to the Business utilizing either (i) assets not included in the Purchased Assets or (ii) employees that are not Active Employees, and the manner in which the costs of providing such services have been allocated to the Business.

     Section 3.20 Title to Property.

     Sellers have good and marketable title to all of the material Purchased Assets (other than the IPC Properties, which are covered by Section 3.16), free and clear of all Liens, except for Permitted Liens.

     Section 3.21 Bank Accounts; Powers of Attorney; Minute Books.

     (a) Schedule 3.21 lists a complete and correct list of all bank accounts and safe deposit boxes of each of the Purchased Subsidiaries and by each Seller (in the case of a Seller, used in the Business) and persons authorized to sign or otherwise act with respect thereto and a complete and correct list of all persons holding a general or special power of attorney granted by any of the IPC Companies and a complete and correct copy thereof.

     (b) The minute books of each of the IPC Companies have been made available to Purchaser. Such minute books contain true and complete records of all meetings and other corporate action taken by the board of directors and stockholders of the each of the IPC Companies during the past three years.

     Section 3.22 Regulation as a Utility.

     IPC is regulated as a public utility by the State of Illinois. Except as set forth in the previous sentence, neither IPC nor any "subsidiary company" or "affiliate" of IPC is subject to regulation as a public utility or public service company (or similar designation) by any other state in the United States or any foreign country. Dynegy and Parent are public utility holding companies as defined by PUHCA, but currently claim exemptions from registration under PUHCA under Section 3(a)(1) of PUHCA pursuant to orders of the SEC issued thereunder.

     Section 3.23 Regulatory Proceedings.

     Except as listed on Schedule 3.23, and other than fuel adjustment or purchase gas adjustment, manufactured gas plant remediation expense adjustment or similar adjusting rate mechanisms, none of the IPC Companies all or part of whose rates or services are regulated by a Governmental Authority (a) is a party to any rate proceeding before a Governmental Authority that would reasonably be expected to result in orders that, individually or in the aggregate, would have a Material Adverse Effect; (b) has rates that have been or are being collected subject to refund, pending final resolution of any rate proceeding pending before a Governmental Authority or on appeal to a court; or (c) is a party to any Contract with any Governmental Authority (other than franchise, customer and service area agreements) imposing conditions on rates or services in effect as of the date hereof.

     Section 3.24 Hedging.

     Except as set forth in the Schedule 3.24, none of the IPC Companies engages in any natural gas, electricity or other futures or options trading or is a party to any price swaps, hedges, futures or similar instruments, except for transactions and Contracts entered into, or hedge Contracts, for the purchase or sale of electricity or hydrocarbons, transmission rights and ancillary services or other financial hedges and swaps to which the any of the IPC Companies is a party that, to the Knowledge of Sellers, are in accordance with the general practices of other similarly situated companies in the industry.

     Section 3.25 Compliance with Sarbanes-Oxley Act.

     IPC represents that it has responsibility for establishing and maintaining internal control over financial reporting, as defined in the Sarbanes-Oxley Act, of IPC through the Closing. IPC represents that it will perform any required assessment through the Closing to support the requirements of Section 404 of the Sarbanes-Oxley Act. IPC will deliver to Purchaser the documentation supporting such assessment.

                                   ARTICLE IV

               REPRESENTATIONS AND WARRANTIES OF PURCHASER AND EED

     As an inducement to Sellers and Dynegy to enter into this Agreement and the Seller Ancillary Agreements and to consummate the transactions contemplated hereby and thereby, each of Purchaser and EED hereby jointly and severally represents and warrants to Sellers and Dynegy as follows:

     Section 4.1 Organization and Qualification.

     (a) Purchaser is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Illinois, is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the character of Purchaser's properties or the nature of its business makes such qualification necessary, except in jurisdictions, if any, where the failure to be so qualified would not individually or in the aggregate reasonably be expected to result in a material adverse effect on Purchaser's ability to perform its obligations under this Agreement. Purchaser has the requisite corporate power and authority to own, use or lease its properties and to carry on its business as it is now conducted. Purchaser has made available to Sellers a complete and correct copy of its certificate of incorporation and by-laws, each as amended to date, and Purchaser's certificate of incorporation and by-laws as so made available are in full force and effect. Purchaser is not in default in the performance, observation or fulfillment of any provision of its certificate of incorporation and by-laws.

     (b) EED is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. EED has the requisite limited liability company power and authority to own, use or lease its properties and to carry on its business as it is now conducted. EED is not in default in the performance, observation or fulfillment of any provision of its certificate of formation and operating agreement.

     Section 4.2 Authority.

     (a) Purchaser has full corporate power and authority to execute and deliver this Agreement, the Purchaser Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement, the Purchaser Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by Purchaser's board of directors and stockholder, and no other authorization or consent on Purchaser's part are necessary to authorize this Agreement, the Purchaser Ancillary Agreements or to consummate the transactions contemplated hereby or thereby. This Agreement has been and upon their execution the Purchaser Ancillary Agreements will have been duly and validly authorized, executed and delivered by Purchaser and is or will be upon its execution Enforceable against Purchaser.

     (b) EED has full limited liability company power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by EED's member and no other authorization or consent on EED's part are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly authorized, executed and delivered by EED and is Enforceable against EED.

     Section 4.3 Conflicts.

     The execution and delivery of this Agreement, the Purchaser Ancillary Agreements, the consummation of the transactions contemplated hereby and thereby, and the performance by Purchaser and EED of their obligations hereunder do not and will not:

     (a) except as listed in Schedule 4.3(a), require any writ, waiver, consent, judgment, decree, approval, order, act or Permit of, or registration, filing with or notification to any Governmental Authority, except for Permits that are ministerial in nature and are customarily obtained from Governmental Authorities after closings in connection with transactions of the same nature as are contemplated hereby; or

     (b) except as listed on Schedule 4.3(b), conflict with, result in any violation of or the breach of or constitute a default (with notice or lapse of time or both) under, or give rise to any right of termination, purchase, first refusal, cancellation or acceleration or guaranteed payments or a loss of rights under, (i) any provision of the certificate of incorporation or by-laws (or similar organization documents) of Purchaser or EED; (ii) any provisions of any material Contract or other obligation or any Governmental Order or Permit to which Purchaser or EED is a party or by which Purchaser or EED or any of their respective properties or assets may be bound, except in the case of clause (ii) such conflicts, violations, breaches, defaults, or rights of termination, cancellation or acceleration, guaranteed payments or losses of rights which, individually or in the aggregate, would not reasonably be expected (A) to result in a material adverse effect on, or otherwise materially impair the ability of, Purchaser or EED to perform its obligations under this Agreement or any Purchaser Ancillary Agreement or (B) to prevent the consummation of any of the transactions contemplated hereby or by any Purchaser Ancillary Agreement; or

     (c) violate the provisions of any Law or Governmental Order applicable to Purchaser or EED or any of their respective assets or properties.

     Section 4.4 Securities Matters. Purchaser is an "accredited investor" as that term is defined in Regulation D promulgated under the Securities Act. Purchaser (a) is acquiring the capital stock of the Purchased Subsidiaries solely for investment with no present intention to distribute any of the capital stock of the Purchased Subsidiaries to any Person and (b) will not sell or otherwise dispose of any of the capital stock of the Purchased Subsidiaries except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities Laws.

     Section 4.5 Litigation. As of the date hereof, there is no Action (or group of related Actions) pending or, to the Knowledge of Purchaser, threatened against Purchaser or EED that seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.

     Section 4.6 Availability of Funds. EED is, and will at the Closing be, the owner of ComEd and Philadelphia Electric Company, a Pennsylvania corporation. EED currently has the financial ability to consummate the transactions contemplated by this Agreement and EED and Purchaser will, at the Closing and thereafter as necessary to comply herewith, have sufficient cash in immediately available funds to pay the Purchase Price pursuant to Article II, to consummate the transactions contemplated hereby and otherwise to satisfy its obligations under this Agreement, including those under Section 5.9.

     Section 4.7 Brokers. No broker, finder or investment banker (other than Dresdner Kleinwort Wasserstein, LLC) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser or any of its Affiliates.

                                   ARTICLE V

                              ADDITIONAL AGREEMENTS

     Section 5.1 Conduct of Business Prior to the Closing.

     Except as contemplated by this Agreement any Seller Ancillary Agreement or as set forth on Schedule 5.1, prior to the Closing, Dynegy and Sellers shall cause the Business to be conducted in the ordinary course to maintain the Purchased Assets in good operating condition and repair and to use their commercially reasonable efforts (consistent with past practice) to keep intact the Business, keep available the services of the IPC Companies' employees and the employees used in connection with the Business and preserve the goodwill of the customers, suppliers, contractors, Governmental Authorities, distributors and others having a relationship with any of the IPC Companies. Without limiting the generality of the foregoing, except as contemplated by this Agreement, any Seller Ancillary Agreement or as set forth on Schedule 5.1, Dynegy and Sellers shall not and shall not permit any IPC Company to do any of the following without the prior written consent of Purchaser, not to be unreasonably withheld (such consent to be granted or withheld, as the case may be, promptly after a Seller's written request therefor):

     (a) modify or amend its articles of incorporation or by-laws (or comparable constitutive documents) in a way that would adversely affect the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement;

     (b) modify, terminate or amend any Material Contract, IPC Other Real Property or Leased Real Property, other than in the ordinary course;

     (c) adopt or amend any Employee Benefit Plan or any related trust or enter into or adopt any collective bargaining agreement or other Contracts with any labor union or similar organization that applies to, or covers, Active Employees, except, in each case, in the ordinary course or as required by applicable Law;

     (d) grant to any Active Employee whose annual salary is $200,000 or more (or whose annual salary would be $200,000 or more after any such increase) any increase in guaranteed cash compensation, except (i) in the ordinary course or
(ii) as may be required (A) under existing Contracts, (B) pursuant to any renewal of an existing Contract in the ordinary course or (C) pursuant to any Employee Benefit Plan;

     (e) sell, transfer or lease any of the Purchased Assets to, or enter into any Contract with, any of its Affiliates or any Seller, except pursuant to intercompany transactions in the ordinary course;

     (f) make or incur any capital expenditures that, in the aggregate, are in excess of 110% of its capital expenditures forecasted for the year 2003 and the year 2004 in accordance with and at the approximate times as provided in the capital expenditures forecasts for those years provided in Schedule 5.1(f), other than extraordinary capital expenditures that are required to be made pursuant to applicable Law or Governmental Order or prudent business practices to maintain the Purchased Assets in reasonable working order; provided that the IPC Companies (taken as a whole) shall not spend less than 80% of the amounts contained in the forecasts for the year 2003 and the year 2004;

     (g) except in the ordinary course, enter into any material lease, license or easement of real property that cannot be assigned to Purchaser in connection with the transactions contemplated by this Agreement without the consent of the other parties thereto; provided, however, that an IPC Company may enter into any such Contract if an IPC Company shall have used commercially reasonable efforts to exclude such consent right from such Contract in negotiating the provisions thereof;

     (h) make any change in any method of accounting or accounting principles, practices or policies, other than those required by GAAP or the applicable rules and regulations of the SEC;

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

     (i) issue, grant, sell or encumber any Equity Interest or any right relating thereto or make any other changes in the equity capital structure of any of the IPC Companies;

     (j) acquire by merging or consolidating with, by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets that are material, individually or in the aggregate, to the Purchased Assets, except pursuant to capital expenditures in accordance with Section 5.1(f) or that are not material to the Business;

     (k) sell, lease, transfer, convey, license or otherwise dispose of, or mortgage, pledge, or impose or suffer to be imposed any Lien other than Permitted Liens on, any of the Purchased Assets, except inventory and obsolete, damaged, broken or excess equipment, items or materials sold in the ordinary course consistent with past practices and licenses granted in the ordinary course;

     (l) cancel any debts owed to or claims held by it, other than in the ordinary course;

     (m) accelerate or delay collection of any notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course (other than any accelerations or delays occurring in the ordinary course);

     (n) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than (A) dividends and distributions by any Subsidiary of either Seller to such Seller; or (B) regular quarterly cash dividends with respect to the preferred stock of IPC;
(ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; or (iii) purchase, redeem or otherwise acquire any shares of capital stock of either Seller or any Subsidiary of such Seller or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

     (o) settle any contingent liabilities with respect to the Purchased Assets or the Business for which Purchaser could be liable other than in the ordinary course;

     (p) enter into any Contract that would be required to be listed on Schedule
3.14 or 3.15 that cannot be assigned to Purchaser in connection with the transactions contemplated by this Agreement without the consent of the other parties thereto; provided, however, that an IPC Company may enter into any such Contract if an IPC Company shall have used commercially reasonable efforts to exclude such consent right from such Contract in negotiating the provisions thereof;

     (q) make any fundamental change in the Business or the operations of the IPC Companies;

     (r) except as required by applicable Law, prepare or file any Non-Income Tax Return relating to any Seller, any Purchased Asset or any Purchased Subsidiary inconsistent with past practice or, on any such Non-Income Tax Return, take any position, make any election, or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Non-Income Tax Returns in prior periods, or settle any Audit or other proceeding relating to Non-Income Taxes payable by or relating to any Seller, any Purchased Asset or any Purchased Subsidiary;

     (s) incur any indebtedness for borrowed money in excess of $25,000,000 in the aggregate, except in connection with refinancing any indebtedness of the IPC Companies as it matures; provided that such refinancing indebtedness is no more restrictive with respect to the assumption of such indebtedness by Purchaser and is on market terms;

     (t) take any action to (or fail to take any action necessary not to) violate any order or regulation of the ICC (in IPC's good faith interpretation of any such regulation), governing IPC's operation as an Integrated Distribution Company under 83 Illinois Administrative Code Part 452; or

     (u) authorize or commit to do or agree to take, whether in writing or otherwise, any of the foregoing actions.

     Section 5.2 Access to Information.

     (a) From the date hereof until the Closing, to the extent permitted by applicable Law (including antitrust Laws), Dynegy and Sellers shall, and shall cause the Purchased Subsidiaries to, afford the employees, counsel, accountants, consultants and representatives of Purchaser and EED reasonable access, during normal business hours, to the offices, properties, facilities, work papers and books and records of the IPC Companies and their Affiliates and their accountants relating to the Business (with the exception of confidential personnel records or legally privileged or protected information) as Purchaser or EED reasonably deems necessary or advisable, and to those Active Employees to whom Purchaser or EED reasonably requests access; provided, however, that in no event shall Dynegy or Sellers be deemed to have breached the provisions of this
Section 5.2(a) with respect to the access provided to the employees, counsel, accountants, consultants and representatives of Purchaser and EED if Dynegy and Sellers have used commercially reasonable efforts to cause their respective counsel, accountants and representatives to provide the level of access otherwise required pursuant to this Section 5.2(a). All information and knowledge obtained as a result of or in connection with in any investigation conducted or access provided pursuant to this Section 5.2(a) shall be subject to the Confidentiality Agreement in accordance with its terms and the terms hereof.

     (b) Purchaser, EED, Dynegy and Sellers shall provide reasonable cooperation to each other, and shall cause their respective officers, employees, accountants, consultants and representatives to provide reasonable cooperation to each other, for a period of 365 days after the Closing to ensure the orderly transition of the Business from Sellers to Purchaser and to minimize any disruption to the respective businesses of Sellers, Dynegy and Purchaser that might result from the transactions contemplated hereby. After the Closing, upon reasonable written notice, Purchaser, EED, Dynegy and Sellers shall furnish or cause to be furnished to each other and their employees, counsel, auditors and representatives reasonable access, during normal business hours, to such information and assistance relating to the Business as is reasonably necessary for litigation, employee benefits, environmental, financial reporting and accounting matters, the preparation and filing of any Tax Returns or the defense of any Tax audit, claim or assessment or any other similar reasonable matter. In no event shall Purchaser, EED, Dynegy or

Sellers be deemed to have breached the provisions of this Section 5.2(b) with respect to the access provided to their respective counsel, auditors and representatives if the party obligated to provide access pursuant to the terms of this Section 5.2(b) shall have used commercially reasonable efforts to cause their respective counsel, auditors and representatives to provide the level of access otherwise required pursuant to this Section 5.2(b). Each party shall reimburse the other for reasonable out-of-pocket costs and expenses incurred in assisting the other pursuant to this Section 5.2(b). No party shall be required by this Section 5.2(b) to take any action that would unreasonably interfere with the conduct of its business or unreasonably disrupt its normal operations or result in any actual or potential breach of applicable Law or give rise to any other actual or potential compliance concern.

     Section 5.3 Governmental Permits and Approvals.

     (a) Each Seller and Purchaser shall (and shall cause their respective Affiliates to) prepare, make or give all filings, registrations and notices to, and act diligently and use commercially reasonable efforts to obtain all Governmental Orders (including those listed on Schedules 8.1(b) and 8.2(b)) from, Governmental Authorities that are, may be or may become necessary for the consummation of the transactions contemplated by this Agreement, and shall fully cooperate with each other to promptly obtain, prepare, make or give all such Governmental Orders, filings, registrations and notices.

     (b) Notwithstanding anything to the contrary in this Agreement, Sellers and their respective Affiliates shall not be required to take any action or actions that individually or together with all other actions would (i) result in a change to the terms of the PPA that is adverse to the interests of the Affiliates of Dynegy (other than any Purchased Subsidiary) that are a party to the PPA, or (ii) require Parent or any of its Affiliates to make any payment or have any continuing obligation pursuant to or otherwise in respect of the Intercompany Note or make any additional capital contribution to any of the IPC Companies or Purchaser or any of its Affiliates as a condition to the transactions contemplated by this Agreement and the Ancillary Agreements.

     (c) Notwithstanding anything to the contrary in this Agreement: (i) Purchaser and its Affiliates shall not be required to take any action that would have a material adverse effect on the business, financial condition or results of operation of Exelon and its Subsidiaries (including Purchaser and the Business after the Closing), taken as a whole, the Purchaser (including the Business after the Closing), or ComEd, individually; (ii) Purchaser and its Affiliates shall not be required to make any undertaking or satisfy any term or condition that, individually or together with all other such undertakings, terms and conditions imposed by any Governmental Authority and any settlement, concession or other agreement entered into with any Governmental Authority or third party, in each case relating to or in connection with the transactions contemplated by this Agreement and the Governmental Approvals sought in connection herewith, would cause any Final Order or the Final Orders taken as a whole to fail to meet the closing conditions set forth in Section 8.2(b); (iii) Purchaser and its Affiliates shall not be required to take any action that would result in a loss or reduction of customer transition charges; and (iv) the closing condition set forth in Section 8.2(b) shall not be deemed satisfied in the event:

               (A) The approvals in the Final Orders in respect of the ICC Filings, the Federal Utility Filings and any other filing with a Governmental Authority are different from the approvals sought in such filings (with materiality to be considered only in the aggregate of such filings, and not against the business or operations of Purchaser and its Affiliates and by reference to such filings in their original form) and such differences are in the aggregate material and adverse to the economic interests of Purchaser (including the Business after the Closing); or

               (B) notwithstanding Section 5.3(c)(iii)(A), the percentage rate increase approved in the Final Order relating to Item I.A.7 of
          Schedule 8.2(b) is materially and adversely different from the percentage rate increase sought in the ICC Filings. The materiality of the percentage rate increase shall be measured based upon the annual net income effect of the approved rate increase net of the annual net income effect of the actual costs reasonably incurred, or to be reasonably incurred after the Closing but prior to 2010, by Exelon and its Subsidiaries pursuant to conditions imposed on Purchaser or its Affiliates (including the Purchased Assets) by any Governmental Authority or the terms of any settlement or other agreement entered into with any Governmental Authority or any third party, in each case directly related to the transactions contemplated by this Agreement and the Governmental Orders sought in connection herewith, including those listed on Schedule 8.2(b), and with the Ancillary Agreements.

     (d) Specific Filings with Governmental Authorities.

          (i) Purchaser shall use commercially reasonable efforts to file (and if and as applicable, cause ComEd and its other Affiliates to file) and Sellers shall use commercially reasonable efforts to file with the ICC their respective initial required applications and filings (whether singly or jointly) for approval of the transactions contemplated hereby and by the Ancillary Agreements as set forth on Schedules 8.1(b) and 8.2(b) (the "ICC Filings") (A) within 30 days after the effective date, if any, of the proposed amendment to Section 7-204 of the Illinois Public Utilities Act in a form, subject to the other provisions of Section 5.3 of this Agreement, reasonably acceptable to both Purchaser and Dynegy (the "Amendment"), if such Amendment is approved by the Illinois General Assembly in the legislative session scheduled to begin on November 4, 2003 (with such legislative session presently scheduled to be in session on November 4, 5, 6, 18, 19 and 20) and becomes immediately effective, or (B) within 10 days after the effective date of the Amendment if the Amendment is approved in the legislative session scheduled to begin in January 2004 whether or not it becomes immediately effective or if the Amendment was approved in the November 2003 legislation session, but was not made effective until during or after the legislation session scheduled to begin in January 2004, and shall, as promptly as reasonably practicable, and in accordance with applicable Law, submit in any Action in respect of such ICC Filings any supplemental information reasonably requested from the ICC or any other party thereto.

          (ii) Purchaser shall use commercially reasonable efforts to file (and if and as applicable, cause its Affiliates to file) and Sellers shall use commercially reasonable efforts to file (A) with the FERC their respective filings required under Sections 203 and, if required by the FERC, 205 of the FPA or otherwise required for approval by the FERC of the transactions contemplated hereby and by the Ancillary Agreements as set forth on Schedules 8.1(b) and 8.2(b) and (B) with the SEC their respective filings required under Section 9 of PUHCA or otherwise required for approval by the SEC of the transactions contemplated hereby and by the Ancillary Agreements as set forth on Schedules 8.1(b) and 8.2(b) within seven (7) days of the initial ICC Filing (with respect to each such filing party, its "Federal Utility Filings"), which seven-day period may be extended by agreement of the parties, and shall, as promptly as reasonably practicable, and in accordance with applicable Law, submit in any Action in respect of each such Federal Utility Filing any supplemental information reasonably requested from the FERC, the SEC or any other party thereto.

               (iii) Each of Sellers and Purchaser shall use commercially reasonable efforts to file with the United States Federal Trade Commission (the "FTC") and the United States Department of Justice (the "DOJ") the notification and report form required for the transactions contemplated hereby under the HSR Act at such time as Sellers and Purchaser shall agree, but in any event no later than 15 days after the date of the Initial ICC Filing, and shall, as promptly as reasonably practicable, file any supplemental information reasonably requested in connection therewith pursuant to the HSR Act.

               (iv) If any of the filing dates set forth in clauses (i), (ii) or
          (iii) above are delayed by more than 30 days and if a party has failed to use commercially reasonable efforts to meet any of the filing dates, such party shall be in default of this Agreement and the party not in default may terminate this Agreement.

               (v) IPC shall (i) be prepared to transfer and shall use its commercially reasonable efforts to assist PJM to be ready to accept functional control of the IPC transmission facilities to PJM for inclusion in an expanded PJM West Region no later than October 1, 2004; (ii) be prepared to integrate and shall use its commercially reasonable efforts to assist PJM to be ready to integrate the IPC control area into the PJM Interchange Energy Market and certain other PJM markets by no later than October 1, 2004; (iii) have executed and delivered the conditional PJM West Transmission Owner's Agreement, conditional PJM West Reliability Assurance Agreement and other such documents as may be required by PJM for IPC to participate in PJM as a transmission owner and load-serving entity no later than October 1, 2004; and (iv) have executed and delivered the conditional PJM Operating Agreement no later than October 1, 2004; and (v) have installed the applicable hardware and software systems, which systems IPC shall have used its commercially reasonable efforts to have been inspected and accepted by PJM no later than October 1, 2004. All "conditional" references in this paragraph shall mean that all such actions or the effectiveness of the applicable Contracts shall be conditioned in all respects on the consummation of the transactions contemplated hereby to occur at the Closing.

               (vi) Purchaser shall have primary responsibility for the preparation and filing of any applications with or notifications to the FERC, other than Items II.B.5 and II.C on Schedule 8.2(b), and the SEC under PUHCA. Sellers and Purchaser shall have joint responsibility for the preparation and filing of any applications with or notifications to the

          ICC, the FTC and/or the DOJ; provided, however, that Purchaser and its Affiliates shall have primary responsibility for the preparation and filing of any applications or notifications to the ICC, the FTC and/or the DOJ relating to Items I.A. and I.B. on Schedule 8.2(b). No applications, notices, petitions filings testimony, exhibits, responses to discovery requests or other documents made or prepared in connection with the transactions contemplated by this Agreement or the Ancillary Agreements shall (A) be filed or disseminated by or on behalf of Dynegy or its Affiliates without the review and prior written approval of Dynegy or (B) characterize Dynegy or its Affiliates (other than the IPC Companies), its operations, financial condition or management, including its management of the IPC Companies, without the prior review and approval of Dynegy.

               (vii) Each party to this Agreement or the Ancillary Agreements shall furnish to each other party such necessary information and reasonable assistance as each other party may request in connection with its or its Affiliate's preparation of any filing or submission that is reasonably necessary for any approval sought with respect to any filing or submission made pursuant to this Section 5.3. The parties shall keep each other fully apprised of the status of any communications with, and any inquiries or requests for additional information from, the applicable Governmental Authority, and shall promptly comply with any such inquiry or request reasonably made and promptly provide any supplemental information reasonably requested by a Governmental Authority in connection with the filings or submissions made pursuant to this Section 5.3.

     (e) PJM Issues. In order to meet IPC's commitment to join PJM (that is conditioned in all respects on the consummation of the transactions contemplated hereby to occur at the Closing), IPC and Dynegy shall meet with appropriate officials at PJM within 15 days after the date hereof and develop a detailed plan, including schedule milestones to measure progress, to integrate IPC into PJM as provided in Section 5.3(d)(v). The plan shall address the issue of the appropriate date to complete the integration in light of potential concerns about completing the integration during the peak winter heating season. IPC and Dynegy shall consult with Purchaser and EED about its progress toward integration on a regular basis and, subject to compliance with applicable Laws, shall use its commercially reasonable efforts to take advantage of possible coordination opportunities in the integration progress in light of ComEd's participation in PJM. On the same date that IPC enters into the conditional PJM Operating Agreement, Purchaser hereby agrees to reimburse PJM, in the event this Agreement is terminated, for any expenses incurred or reasonably expected to be incurred by PJM prior to such termination for the planned integration of the Business into PJM. To the extent IPC has made payment to PJM for any such expenses, Purchaser shall instead reimburse IPC for any amounts it would otherwise be required to pay to PJM pursuant to the previous sentence.

     Section 5.4 Notice of Developments.

     Prior to the Closing, each party shall, promptly after obtaining Knowledge of the occurrence (or non-occurrence) of any condition, event, circumstance, change, occurrence or state of facts arising subsequent to the date of this Agreement that would result in a material breach of any such representation or warranty or covenant of this Agreement of such party, give written notice thereof to the other parties and shall use its commercially reasonable efforts to remedy promptly such breach; provided, however, that the delivery of, or failure to deliver, any notice pursuant to this Section 5.4 shall not limit or otherwise affect the remedies available hereunder, including the rights to indemnification under
Article IX.

     Section 5.5 Insurance; Risk of Loss.

     (a) Dynegy and Sellers shall keep, or cause to be kept, all insurance policies that provide coverage for the Business, or any of the Purchased Assets or Purchased Subsidiaries, as the case may be, in full force and effect through the Closing, or provide for the renewal of all such policies that are expiring by their own terms prior to such date. In the event of a property loss in respect of any asset of the Business, the Purchased Assets or Purchased Subsidiaries prior to the Closing, Sellers and Dynegy agree to cede recovered insurance proceeds (net of deductible/annual aggregate retention) in respect of such asset to Purchaser post-Closing for the repair of such asset. As of the Closing, Dynegy and Sellers shall cause the termination of all insurance coverage for the Business, the Purchased Assets or the Purchased Subsidiaries and their respective businesses, assets, and current or former employees, and Purchaser shall become solely responsible for all insurance coverage and related risk of loss based on events occurring after the Closing with respect to the Business, the Purchased Assets (including the Purchased Subsidiaries and their respective businesses, assets, and current and former employees); provided, however, that (i) no such termination by Dynegy or any Seller of any "occurrence" coverage in force as of the Closing shall be effected so as to prevent Purchaser or any Purchased Subsidiary from recovering under such coverage for losses from events occurring prior to the Closing; and (ii) no such termination of any "claims-made" coverage in force as of the Closing shall be effected so as to prevent Purchaser or any Purchased Subsidiary from recovering under such coverage for losses from events that occurred prior to the Closing to the extent the applicable insurance company or third party claims administrator shall have received written notice of claims or written notice of circumstances that are reasonably likely to give rise to a claim that occurred relating to such events on or before or within 60 days after the Closing; provided, further, however, that in no event at or after the Closing shall Purchaser or any Purchased Subsidiary have the right to recover under any such coverage to the extent Dynegy or one of its Affiliates (other than any Purchased Subsidiaries) has assumed or retained responsibility for any such losses which are covered by such policy, in which case such recovery rights shall be provided to the Person which has assumed or retained such responsibility. Dynegy and Sellers shall use commercially reasonable efforts to report to the applicable insurance company or third party claims administrator, on a timely basis before the Closing, any claims of which the primary person who processes such claims of the Business in the ordinary course has knowledge (or circumstances that are reasonably likely to give rise to a claim) relating to events occurring before the Closing. For all insurance and/or self-insurance claims of the Business, the Purchased Assets or the Purchased Subsidiaries filed prior to the Closing, and for those claims of the Business, the Purchased Assets or the Purchased Subsidiaries identified as set forth in the foregoing clauses (i) and (ii), upon the consummation of the Closing, Purchaser shall be responsible for any and all costs related to any such claim, including deductibles, self-insured retentions, claims adjusting expenses, loss conversion factor expenses, retro-active premium adjustments, collateral requirements and associated costs, uninsured losses, legal fees, indemnity benefits and any other costs that become due and payable in connection with any such claims. Purchaser shall reimburse Dynegy for these costs by wire transfer of funds within twenty days of receipt of an invoice from Dynegy therefor, accompanied by reasonable supporting detail.

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     (b) To the extent that, after the Closing Date, Purchaser or Sellers or any
Affiliate thereof requires any information regarding claim data or other information pertaining to the Business, the Purchased Assets or the Purchased Subsidiaries in order to make filings with insurance carriers or administer or manage a claim, upon request, Dynegy and Sellers shall promptly supply such information to Purchaser or Purchaser shall or shall cause the applicable Purchased Subsidiary promptly to supply such information to Sellers or the applicable Affiliate of Sellers, as the case may be. To the extent that Purchaser or any Purchased Subsidiary will require the utilization of the claims data maintained by an insurance company, Purchaser agrees and will cause any applicable Purchased Subsidiary to assume sole responsibility for obtaining a subscription from any insurance company to obtain such claims information and the related costs associated with any such service.

     Section 5.6 Confidentiality.

     (a) Purchaser and EED acknowledge that the information provided or to be provided to them in connection with the transactions contemplated hereby is subject to the Confidentiality Agreement, the terms of which are incorporated herein by reference; provided, however, that the parties hereby agree that as of the Closing Date the term of the Confidentiality Agreement shall be hereby amended to be the later of (i) two years from the Closing Date and (ii) three years from the date hereof; provided, further, however, that after the Closing, Purchaser, its Affiliates and the Purchased Subsidiaries may use or disclose any confidential information related to the Purchased Assets or the Business.

     (b) Dynegy agrees that for a period of two years after the Closing, it and its Affiliates will not use or disclose, and Dynegy will use its commercially reasonable efforts will cause its Affiliates and each of their respective employees, officers, directors, agents and representatives not to use or disclose to any party other than Purchaser or any of its Affiliates any confidential information relating to the Purchased Assets, the Business or any Purchased Subsidiary. The obligation to keep such information confidential does not apply to information that (i) is or becomes generally available to the public other than as a result of an unauthorized disclosure by Dynegy, any of its Affiliates or any of their respective directors, employees, agents or representatives, or (ii) is required by applicable Law or applicable Tax, accounting or SEC disclosure obligations or the applicable rules of any stock exchange or quotation system to be disclosed, but only to the extent required to be disclosed.

     (c) Notwithstanding anything to the contrary set forth in this Agreement or the Confidentiality Agreement, any party to this Agreement (and any employee, representative or other agent of such party) may disclose to any and all Persons, without limitation of any kind, the Tax treatment and Tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other Tax analyses) that are provided to it relating to such Tax treatment and Tax structure; provided, however, that (i) Tax treatment and Tax structure shall not include the identity of any existing or future party (or any Affiliate of such party) to this Agreement; and (ii) this provision shall not permit disclosure to the extent that nondisclosure is necessary in order to comply with applicable securities Laws. Nothing in this Agreement shall in any way limit any party's ability to consult any Tax advisor regarding the Tax treatment or Tax structure of the transactions contemplated hereby.

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     Section 5.7 Intercompany Arrangements. Except as listed on Schedule 5.7:

     (a) without limiting the provisions of Section 2.2 in any way, all receivables or payables of either Seller or any Purchased Subsidiary, on the one hand, from or to, as applicable, Dynegy or any of its Affiliates (other than either Seller or any Purchased Subsidiary), on the other hand, shall be settled as of the Closing; and

     (b) all contracts or other arrangements existing immediately prior to the Closing between either Seller or any Purchased Subsidiary, on the one hand, and Dynegy or any of its Affiliates (other than either Seller or any Purchased Subsidiary), on the other hand, shall be terminated as of the Closing.

     Section 5.8 Use of Dynegy and Sellers' Names.

     (a) Prior to the Closing, Sellers may cause the IPC Companies to remove any right, title or interest in any logo, trade name, trademark, service mark, house mark, domain name, web site or company name to the extent it contains or consists of the "Dynegy" name or the "Dynegy" emblem or any other mark in which one or the other of these elements appear. Purchaser will and will cause the Purchased Subsidiaries to remove all such items described in the preceding sentence from the Purchased Assets within 60 days after the Closing Date. From and after the Closing, Purchaser will not and will cause each Purchased Subsidiaries not to use such items.

     (b) As promptly as practicable after the Closing, IPC and IPC Gas shall change their corporate names. Within 60 days after the Closing, Sellers and Dynegy shall cause IPC and IP Gas to remove any right, title or interest in any logo, tradename, trademark, service mark, house mark, domain name, web site or company name to extent it contains or consists of the term "Illinois Power", "IP", "IP Gas" or the "IPC" emblem or any other mark in which one or the other of these elements appears. From and after the Closing, Sellers and Dynegy will not and will cause their respective Affiliates not to use such items. Sellers and Purchaser shall use commercially reasonable efforts to provide that no Permits shall identify Dynegy or any of its Affiliates, on the one hand, and EED or any of its Affiliates, on the other hand, as joint owners or operators of any equipment or property.

     Section 5.9 Change of Control Offer. From and after the Closing, EED shall cause Purchaser to comply with the change of control redemption offer provisions of the Supplemental Indenture dated as of December 20, 2002 to the General Mortgage Indenture and Deed of Trust dated as of November 1, 1992 for the 11-1/2% bonds due 2010.

     Section 5.10 Further Assurances. Except as otherwise provided in this Agreement, from time to time following the Closing, each party shall use commercially reasonable efforts to execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such other party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement or any agreement contemplated hereby.

     Section 5.11 No Public Announcement. None of Purchaser, EED, Dynegy or any Seller shall (nor shall any Seller permit any of the Purchased Subsidiaries to) and each of them

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

shall use their commercially reasonable efforts to cause their Affiliates and each of its and their respective representatives, directors, officers and agents not to, without the approval of the other, make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that any such party shall be so obligated by applicable Law, applicable accounting and SEC disclosure obligations or the applicable rules of any stock exchange or quotation system, in which case the other parties shall be advised and the parties shall use their commercially reasonable efforts to cause a mutually agreeable release or announcement to be issued; provided, however, that the foregoing shall not preclude communications or disclosures necessary in connection with regulatory filings and interactions with Governmental Authorities (and members thereto and employees thereof) to implement the provisions of this Agreement and the Ancillary Agreements.

     Section 5.12 Access to Records.

     (a) To facilitate the resolution of any claims made by or against or incurred by Dynegy or its Affiliates relating to the Purchased Assets or the Business prior to the Closing or for any other reasonable purpose, for a period of seven years after the Closing Date, Dynegy and its representatives shall have reasonable access to all of the books and records included in the Purchased Assets and Assumed Liabilities; provided that (i) in the case of books and records relating to Taxes, the covenant shall be for a period of time equal to the relevant statute of limitations with respect to such Taxes, including any extensions thereof, and (ii) with respect to Excluded Assets or Excluded Liabilities, the covenant shall be in force during the pendency of any Action or threatened Action related to Excluded Assets or Excluded Liabilities. Such access shall be afforded by Purchaser or EED upon receipt of reasonable advance written notice and during normal business hours. Dynegy shall be solely responsible for any costs or expenses incurred by it pursuant to this Section 5.12(a). If Purchaser or EED shall desire to dispose of any of such books and records prior to the expiration of such seven-year period, Purchaser or EED, as the case may be, shall, prior to such disposition, give Dynegy a reasonable opportunity, at Dynegy's expense, to segregate and remove such books and records as Dynegy may select.

     (b) To facilitate the resolution of any claims made by or against or incurred by Purchaser or EED or any of their respective Affiliates relating to the Purchased Assets, the Assumed Liabilities and the Business after the Closing or for any other reasonable purpose, for a period of seven years after the Closing Date, Purchaser, EED and their representatives shall have reasonable access to all of the books and records relating to the Purchased Assets and Business which Dynegy or any of its Affiliates may retain after the Closing Date; provided that, in the case of books and records relating to Taxes, the covenant shall be for a period of time equal to the relevant statute of limitations with respect to such Taxes, including any extensions thereof. Such access shall be afforded by Dynegy and its Affiliates upon receipt of reasonable advance written notice and during normal business hours. Purchaser shall be solely responsible for any costs and expenses incurred by it pursuant to this
Section 5.12(b). If Dynegy or any of its Affiliates shall desire to dispose of any of such books and records prior to the expiration of such seven-year period, Dynegy shall, prior to such disposition, give Purchaser a reasonable opportunity, at Purchaser's expense, to segregate and remove such books and records as Purchaser may select.

     Section 5.13 No Solicitation.

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     From the date hereof through the earlier of the termination of this
Agreement or the Closing Date, Dynegy and Sellers shall not, and shall cause the Purchased Subsidiaries not to (directly or indirectly), and shall use commercially reasonable efforts to cause their representatives, directors, officers, agents and Affiliates not to: (a) solicit, discuss or pursue any Acquisition Proposal (as defined hereinafter); (b) enter into any agreement with respect to any Acquisition Proposal; or (c) participate in any discussions or negotiations regarding, or furnish to any person any information for the purpose of facilitating the making of, any Acquisition Proposal. For purposes of this Agreement, "Acquisition Proposal" shall mean any proposal made or resubmitted after the date of this Agreement for a merger or consolidation of Parent or any of the IPC Companies or any proposal or offer made or resubmitted after the date of this Agreement to purchase, directly or indirectly, all or any significant portion of the assets of or any Equity Interest in Parent or any of the IPC Companies, any recapitalization other than a scheduled repayment of debt (including any transaction involving all or any significant portion of the debt of Parent or the IPC Companies) or reorganization of Parent or the IPC Companies or any similar transaction involving Parent or any of the IPC Companies.

     Section 5.14 Terminated Employees.

     On the Closing Date, Dynegy shall provide Purchaser with a list that sets forth the number of full and part time employees of any IPC Companies involuntarily terminated, other than for cause, during the period beginning 90 days prior to the Closing Date.

     Section 5.15 Bulk Sales Requirements.

     Sellers and Dynegy, on the one hand, and Purchaser and EED, on the other hand, shall comply with any applicable bulk sales Laws or similar Laws, including any applicable provisions in the Illinois Income Tax Act and the Illinois Retailers Occupation Tax Act (and in such other statutes applicable to either Seller or to Purchaser in which such provisions of the Illinois Retailers Occupation Tax Act are incorporated by reference), and in all instances, all related notice requirements. Purchaser shall bear the burden of any and all expense and cost of preparing and filing any filings necessary for such compliance; provided, that each of Sellers and Dynegy shall cooperate with and provide assistance to Purchaser in its efforts to comply with such requirements.

     Section 5.16 Covenant Not to Sue.

     (a) Each of Dynegy and each Seller shall not, and shall cause their respective Affiliates and their respective successors not to, directly or indirectly, sue any Purchaser Group Member with regard to any Generation Liabilities, and shall release and forever discharge all Purchaser Group Members from such Generation Liabilities.

     (b) Each of Dynegy and each Seller shall not, and shall cause each of their respective Affiliates and each of their respective successors not to, directly or indirectly, argue, assert, claim, agree or bring any Action or enter into any settlement that alleges or stipulates that any Purchaser Group Member is or should be responsible, liable or obligated to take or not to take any action, make any payment, incur any expense, with respect to any liabilities, commitments,

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or obligations of any Seller or any of its Affiliates or in connection with the
Generation Liabilities.

     Section 5.17 Permits, Contracts, IPC Property and Related Consents.

     (a) Disclosures and General Procedures. Sellers shall, and shall cause their Affiliates to, cooperate in good faith and use their commercially reasonable efforts to develop complete lists of and to prepare and deliver to Purchaser from time to time revised and updated lists of: (i) all Permits required or held by Sellers in the operation of the Business; (ii) all Contracts (other than Material Contracts, which are addressed in Section 3.14, and Excluded Assets) to which any Seller is a party; (iii) descriptions of all IPC Owned Real Property, Leased Real Property and IPC Other Real Property; and (iv) all Intellectual Property used in the operation of the Business. Notwithstanding anything to the contrary herein, Purchaser acknowledges that, except for Sellers' obligations under the preceding sentence, Purchaser shall be primarily responsible for the tasks described in this Section 5.17. Except to the extent otherwise required by applicable Law, Purchaser shall be responsible for preparing and filing any and all documents, records, instruments and other filings in connection with the undertakings in this Section 5.17. In preparation of the anticipated transfer, assignment and conveyance of the Purchased Assets and Assumed Liabilities (including rights with respect to Permits, Contracts and IPC Property) at the Closing, each Seller and Purchaser shall, and shall cause their Affiliates to, cooperate in good faith and use commercially reasonable efforts to identify the items subject to and the requirements for such transfer, assignment and conveyance, including preparing requested filings, approvals, waivers, consents and notices, obtaining such approvals, waivers and consents and completing such filings. Subject to the other terms of this Agreement, each Seller shall cooperate and use its commercially reasonable efforts to assist Purchaser and its Affiliates in preparing such notices and obtaining such approvals, waivers and consents and completing such filings. In no event shall any Seller or any of their respective Affiliates, other than in consultation with and with the written consent of Purchaser, (A) make, agree to make or agree that Purchaser shall make any payments to any third party, or (B) make or agree to make or agree that Purchaser shall make any amendments, changes or modifications to any Contract or Permit in connection with obtaining the consents, approvals, waivers and filings described in this Section 5.17.

     (b) Permits. Sellers and Purchaser shall, and shall cause their Affiliates to, cooperate in good faith and use their commercially reasonable efforts to obtain, as soon as reasonably practical so as not to delay the Closing, any and all transfers of Permits issued or granted by any Governmental Authority to any of the IPC Companies and necessary or held for the operation of the Business or amendments to such Permits necessary to transfer such Permits covering the Purchased Assets or Assumed Liabilities to Purchaser and to remove the Purchased Assets and Assumed Liabilities from any Permit covering equipment or property owned or operated by Dynegy or any Affiliate and, where Permits cannot be transferred, cancellation of Permits held by Sellers and issuance of similar Permits to Purchaser. Each Seller and its Affiliates shall cause Dynegy and its Affiliates to be removed as of the Closing from all Permits identified pursuant to Section 5.17(a) relating to the Purchased Assets and Assumed Liabilities and shall use commercially reasonable efforts to remove the name IPC from all Permits relating to the Excluded Assets and the Excluded Liabilities as soon as reasonably practicable after the Closing.

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

     (c) Contracts. Sellers and Purchaser shall, and shall cause their Affiliates to, cooperate in good faith and use their commercially reasonable efforts to obtain or give, as soon as reasonably practical so as not to delay the Closing, any and all approvals, authorizations, waivers, notices and consents required to assign to Purchaser any of the Contracts to which any Seller is a party.

     (d) Real Property. At least 60 days prior to Dynegy's good faith estimate of the Closing Date, Dynegy and Sellers shall and shall cause their Affiliates to use commercially reasonable efforts to prepare and deliver to Purchaser, in form and substance reasonably satisfactory to Purchaser, the descriptions of the IPC Properties that are legally necessary to transfer the IPC Properties to Purchaser, and to have such transfer ready for recording in the appropriate real estate records at the Closing, pursuant to and in accordance with the terms of this Agreement. Sellers and Purchaser shall, and shall cause their Affiliates to, cooperate in good faith and use their commercially reasonable efforts to obtain, as soon as reasonably practical so as not to delay the Closing, any and all approvals, authorizations, waivers, notices and consents required to transfer or assign to Purchaser any of the IPC Owned Real Property, the Leased Real Property and the IPC Other Real Property.

     (e) Intellectual Property. Sellers and Purchaser shall, and shall cause their Affiliates to, cooperate in good faith and use their commercially reasonable efforts to obtain or give as soon as reasonably practical so as not to delay the Closing, any and all approvals, authorizations, waivers, notices and consents required to assign any of the Intellectual Property to Purchaser.

     (f) Actions in the Event Consents Not Obtained. Sellers and Purchaser shall, and shall cause their Affiliates to, cooperate and use commercially reasonable efforts to secure all benefits and rights of the Purchased Assets and Assumed Liabilities for Purchaser and for Purchaser to assume all liabilities and obligations relating to the Purchased Assets and the Assumed Liabilities to become effective upon the consummation of the Closing. In the event the Closing occurs and any of the Purchased Assets cannot be sold, assigned, transferred, conveyed or delivered effectively to Purchaser as contemplated by this Agreement without the waiver, consent or other approval of third parties or Government Authorities, which waiver, consent or other approval has not been obtained prior to the Closing, Sellers and Purchaser shall, and shall cause their Affiliates to, use their commercially reasonable efforts, at the request and sole expense of Purchaser, jointly with Purchaser to secure for Purchaser the benefits and obligations thereof in some other manner to the extent legally permissible (including the exercise of the rights of the applicable Seller thereunder).

     (g) Costs and Expenses. Whether or not the Closing occurs, Purchaser shall pay all out-of-pocket expenses payable to third parties incurred by any Seller, Dynegy or any of their respective Affiliates in connection with the preparation, obtaining, making or giving of each writ, waiver, consent, judgment, decree, approval, order, act, Permit, registration, filing or notice requirement, conflict, violation, breach, default, right of termination, purchase, first refusal, cancellation or acceleration or guaranteed payment or loss of right, violation of Law or Governmental Order or Lien that arises due to or is caused by or results from the structuring of the transactions contemplated hereby as an asset sale instead of a sale of the stock of IPC. Sellers shall be responsible for reimbursing Purchaser for all such out-of-pocket costs related to

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

such of the matters described in the preceding sentence that would have been required in connection with a sale of the stock of IPC.

     (h) Instruments of Transfer. Purchaser acknowledges that all assignments, deeds and other instruments of transfer or conveyance used in connection with the transactions contemplated hereby (including those delivered pursuant to Section 2.8) shall be in customary form, shall not create any liability or potential liability for Dynegy or Sellers independent of terms of this Agreement and shall be subject in all respects to the terms, conditions, limitations and qualifications contained in this Agreement.

     Section 5.18 Remediation of Excluded Environmental Matters.

     (a) After the Closing, if Purchaser reasonably determines that Remediation of a Hazardous Substance, where such Remediation is an Indemnifiable Loss which is the responsibility of the Seller Indemnitors pursuant to Article IX and should be performed in response to (i) a requirement of an Environmental Law;
(ii) a Governmental Order from a Governmental Authority with jurisdiction over the applicable Excluded Environmental Matters; (iii) a reasonable claim or demand by a third party made in connection with an Environmental Law or liability under the common law for the actual or alleged presence or Release of Hazardous Substances; or (iv) the presence or Release of a Hazardous Substance in excess of an applicable and relevant standard in an Environmental Law which necessitates Remediation under such Environmental Law, and Purchaser, at its election, decides to proceed itself to implement the required Remediation, Purchaser shall notify Dynegy at least twenty (20) Business Days, or as soon as reasonably possible if prompt Remediation is legally required or advisable under this Section 5.18 in advance of commencing such Remediation and shall request authorization from Dynegy to perform or cause one of its Affiliates to perform the Remediation; provided, however, if Purchaser is required by a Governmental Authority with jurisdiction to immediately take remedial action, Purchaser shall proceed as required and notify Dynegy as soon as practicable thereafter of its action and provide the other information required by this Section 5.18. Purchaser's notice to Dynegy shall include a reasonably detailed description of the Remediation to be performed and a detailed cost estimate for such Remediation. Upon Purchaser's receipt of Dynegy's written consent (which shall not be unreasonably withheld or delayed) to perform (or cause one of its Affiliates to perform) the Remediation, Purchaser shall commence the Remediation on the Purchased Asset or the Assumed Liability in accordance with the Remediation plan. Dynegy shall reimburse Purchaser or such Affiliate of Purchaser for all cost and expenses incurred in connection with such Remediation within 30 days of Purchaser or such Affiliate submitting an invoice therefor to Dynegy; provided, however, that Purchaser may, at its discretion, submit invoices either periodically or at the completion of Remediation and Dynegy shall reimburse Purchaser or such Affiliate for all costs and expenses incurred in connection with such Remediation within 30 days of receiving such invoice. Purchaser shall promptly notify Dynegy of any material changes in the Remediation plan or costs and obtain approval for such changes. Notwithstanding any other provision to the contrary in this Section 5.18(a), after Purchaser receives written notice from a Governmental Authority with jurisdiction over Remediation performed at a site by Purchaser under this Section that such Remediation has been completed and/or that no further Remediation is needed at that time, Purchaser shall perform no further Remediation at the site unless subsequently required to do so in accordance with the terms of such notice or a new event subject to Sections 5.18(a)(i), (ii), (iii) or (iv). Dynegy,

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

either Seller or any Affiliate thereof may request that a Governmental Authority issue such notice.

     (b) In the event that Purchaser chooses to develop any Purchased Assets for a use other than the transmission, distribution and sale of electrical energy and natural gas or substantially similar industrial purposes, Dynegy shall not become responsible under this Section 5.18(b) for Remediation costs that, due to the changed use, are higher than the Remediation costs would be if such Purchased Assets continued to be used for transmission, distribution and sale of electrical energy and natural gas or substantially similar industrial purposes. Accordingly, if such Purchased Assets, or any portion thereof, ceases to be used for transmission, distribution and sale of electrical energy and natural gas or substantially similar industrial purposes (including repowering or development for such purposes), and if due to such changed use, the costs of Remediation relating to Excluded Environmental Matters are higher than the cost of Remediation would be if such Purchased Assets (in their entirety) had continued to be used for transmission, distribution and sale of electrical energy and natural gas or substantially similar industrial purposes, Dynegy shall be responsible only for the costs of Remediation that Purchaser would have incurred if such Purchased Assets were being used for transmission, distribution and sale of electrical energy and natural gas or substantially similar industrial purposes.

     Section 5.19 Continued Existence.

     Each Seller shall continue its existences as a corporation in good standing under its state of organization for a period of no less than two years after the Closing Date; provided, however, that Sellers may merge or consolidate with any Affiliate of such Seller.

     Section 5.20 Generation Asset Transfers.

     (a) The parties shall cooperate and use commercially reasonable efforts to identify all assets (i) transferred pursuant to any Asset Transfer Agreements or to be transferred under the Generation Agreement that are not used in the generation operations of DMG and are used in connection with the Business and
(ii) owned by any IPC Company, not used in connection with the Business and necessary for the operation by DMG of its generation business.

     (b) Prior to the Closing, Dynegy shall cause DMG to transfer to IPC the assets identified by the parties pursuant to clause (i) of Section 5.20(a), pursuant to the Generation Agreement. Prior to the Closing, IPC shall transfer or shall caused to be transferred to DMG the assets identified by the parties pursuant to clause (ii) of Section 5.20(a) pursuant to the Generation Agreement. In connection with such transfers pursuant to this Section 5.20(b), IPC and Dynegy shall, and shall cause their respective Affiliates to, in consultation with Purchaser, make all necessary filings with and obtain all necessary appraisals and governmental orders from the applicable Governmental Authorities

     Section 5.21 Certain Additional Agreements.

     (a) At least 60 days prior to the Closing Date, Purchaser shall advise Sellers whether transitional services will be required by Purchaser from and after the Closing Date and which such services will be required. In such event, Sellers and Purchaser shall negotiate in good faith the schedules of services to be provided, the length of time for such services (which shall in no

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event exceed 90 days) and the rates at which such services will be provided to
Purchaser, which rates will be at fair market value. Any transition services agreement entered into pursuant to this Section 5.21 is referred to as the "Transition Services Agreement". The execution of a Transition Services Agreement shall not be a condition to the Closing for any party.

     (b) Sellers and Purchaser shall negotiate in good faith an Easement and Facilities Agreement (the "Easement and Facilities Agreement") containing the terms set forth on Exhibit C. The parties will use good faith efforts to finalize the Easement and Facilities Agreement at least 60 days prior to the Closing Date and otherwise in form and substance mutually satisfactory to the parties.

     (c) Sellers and Purchaser shall negotiate in good faith a Blackstart Agreement (the "Blackstart Agreement") containing the terms set forth on Exhibit
B. The parties will use good faith efforts to finalize the Blackstart Agreement at least 60 days prior to the Closing Date and otherwise in form and substance mutually satisfactory to the parties.

     (d) Seller and Purchaser shall negotiate in good faith an Interconnection Agreement (the "Interconnection Agreement") that is neutral with respect to the interests of the parties and complies with the regulations of PJM and FERC prior to the later of January 10, 2004 or the date that is 10 days before the date of effectiveness of the FERC rulemaking on standardization of Generator Interconnection Agreements and Procedures (FERC Docket No. PM-021). If the parties fail to reach the agreement described in the preceding sentence, they shall execute the PJM Standard Interconnection Agreement filed as Attachment O to the PJM Tariff as the same may exist as of the Closing.

     Section 5.22 Status Meetings. In furtherance of the covenants set forth in this Agreement, representatives of each of Dynegy, IPC and EED shall meet:

     (a) no less frequently than once each week: (i) to discuss all filings with Governmental Authorities made or to be made in connection herewith and undertakings, terms and conditions relating thereto; (ii) to discuss costs incurred or committed to be incurred, concessions made, undertakings required and other actions or tasks relating to the approvals and consents required hereunder; and (iii) to discuss regulatory and legislative plans and strategies.

     (b) no less frequently than once a month: (i) to discuss the parties' efforts and progress in the undertakings of the parties relating to Section 5.17; and, subject to applicable Laws, actions taken or not to be taken or considered in furtherance of the provisions of this Agreement and (ii) to discuss the status of the integration of ComEd and IPC into PJM.

     Section 5.23 PPA Matters.

     (a) Each of Dynegy and ExGen shall use commercially reasonable efforts to cause each of their respective Affiliates that are intended to be parties to the PPA to convert the PPA with respect to Plants (as defined in the PPA), except to the extent any such Plants use oil, to a tolling arrangement having substantially the same economic terms and conditions as the PPA not later than forty-five (45) days from the date hereof. The tolling arrangement shall have terms and conditions substantially identical to the applicable terms and conditions of the PPA,

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including the contract pricing. If such tolling agreement is entered into, the term "PPA" shall mean the PPA and such tolling arrangement.

     (b) Sellers and their Affiliates will use commercially reasonable efforts to obtain the consent of NRG Inc. to permit Rocky Road Power LLC to enter into an agreement, in substantially the same form as the PPA, with ExGen for the output of Rocky Road from June 2009 through December 2010.

     Section 5.24 Information Technologies Employees.

     From the date hereof until the Closing, IPC shall not terminate the employment of the members of its Information Technologies department who support proprietary applications of the Business other than for "cause."

                                   ARTICLE VI

                         EMPLOYEES AND EMPLOYEE MATTERS

     Section 6.1 Employment of Transferred Employees. Purchaser shall offer employment to all Active Employees of any IPC Company as of the Closing Date in the same or comparable positions, and at the same or comparable base pay and bonus opportunities, as were in effect immediately prior to the Closing Date. Purchaser shall offer employment to such non-supervisory Active Employees at no less than the wage rates, and substantially equivalent fringe benefits and terms and conditions of employment that are in effect on the Closing Date, and shall continue such wage rates and substantially equivalent fringe benefits and terms and conditions of employment for at least 30 months following the Closing Date, unless Purchaser and the collective bargaining units representing such non-supervisory Active Employees mutually agree to different terms and conditions of employment within such 30 month period. Any Active Employee who accepts such offer of employment shall be referred to in this Agreement as a "Transferred Employee." For purposes of this Article VI, the term "Active Employees" shall include all full-time and part-time employees, employees on workers' compensation, military leave, special military leave, maternity leave, leave under the Family and Medical Leave Act of 1993, union leave, sick leave, long-term disability, or layoff with recall rights, and employees on other approved leaves of absence with a legal or contractual right to reinstatement.

     (a) Assumption of Collective Bargaining Agreements. On and after the Closing Date, except as otherwise provided in this Agreement, Purchaser shall assume all obligations under and be bound by the provisions of each collective bargaining agreement applicable to Transferred Employees listed on Schedule 3.13.

     (b) Recognition of Transferred Employee Service. On and after the Closing Date, and subject to the provisions of any applicable collective bargaining agreement and Section 6.1(d), Purchaser shall recognize the service of each Transferred Employee prior to the Closing for each IPC Company, Sellers and any Affiliates of Sellers for all employment-related purposes determined in accordance with the practices and procedures of any Seller, such IPC Company or such Affiliate, as applicable, in effect on the Closing Date, provided that Sellers provide, as soon as practicable after the Closing, a list containing each Transferred Employee's service credited

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

by Sellers to Purchaser. Commencing sixty (60) days prior to the Closing Date, Seller shall cooperate in good faith with Purchaser to determine, and effectuate, the most expeditious procedures subject to the limitations of applicable Law, for transferring from Sellers to Purchaser such data relating to Transferred Employees that is necessary for the operation of employee benefit plans maintained by Purchaser in which Transferred Employees will participate immediately after Closing and so that all personnel records of Transferred Employees, the service of all Transferred Employees and all other information reasonably determined by Purchaser to be needed by Purchaser in connection with the employment of Transferred Employees will be provided to Purchaser on or prior to Closing.

     (c) Termination of Accruals; Assumption of Obligation to Pay Bonuses. Except as otherwise expressly provided in this Agreement, Transferred Employees shall not accrue benefits under any employee benefit policies, plans, arrangements, programs, practices or agreements of Sellers or any of their Affiliates after the Closing Date. For the year in which the Closing Date occurs, Purchaser shall pay, or cause one of its Affiliates to pay, to the Transferred Employees any bonuses that would have been payable to the Transferred Employees for that year had the Transferred Employees remained employees of any Seller or one of its Affiliates, in accordance with the provisions of the policy, plan, arrangement, program, practice or agreement under which the bonus would have been paid (the "Seller Bonus Plans"), provided such Seller Bonus Plans are listed on Schedule 3.10. In determining the amount of the bonus to be paid by Purchaser in accordance with the preceding sentence, Purchaser shall apply criteria that are substantially comparable to the criteria established as of the Closing Date under the Seller Bonus Plans under which the bonus would have been paid had the Transferred Employees remained employees of any Seller or one of its Affiliates.

     (d) No Duplicate Benefits. Nothing in this Agreement shall cause duplicate benefits to be paid or provided to or with respect to a Transferred Employee under any employee benefit policies, plans, arrangements, programs, practices or agreements. References herein to a benefit with respect to a Transferred Employee shall include, where applicable, benefits with respect to any eligible dependents and beneficiaries of such Transferred Employee under the same employee benefit policy, plan, arrangement, program, practice or agreement.

     (e) Affiliate Employees. Not less than 90 days prior to the Closing Date, Sellers shall deliver to Purchaser a list of those Active Employees (if any) who, as of the date of such delivery, are performing services for any IPC Company but are employed by an Affiliate of Sellers (other than any IPC Company) (the "Affiliate Employees"). Purchaser shall offer to employ as of the Closing Date such Affiliate Employees as shall be mutually determined by Sellers and Purchaser. Each such Affiliate Employee who accepts such offer of employment shall be a Transferred Employee and shall be treated under this Agreement in a manner that is comparable to the treatment given to the Transferred Employees who were employed by an IPC Company, except that his or her service as of the Closing Date shall be determined in accordance with the practices and procedures of his or her employer, as in effect on the Closing Date.

     (f) Term of Assumed Obligations. Notwithstanding anything in this Section
6.1 to the contrary, and except as otherwise expressly provided by Law or this Agreement or in any Contract with or on behalf of a bargaining unit to which any IPC Company is a party, Purchaser retains the right to determine after the Closing the number of non-supervisory and supervisory

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

employees it deems sufficient to operate and maintain operations and facilities acquired hereunder, and Purchaser and its Affiliates may, at any time after the Closing, terminate any Transferred Employee or renegotiate, alter, amend or terminate any agreement or Contract concerning employment or any term thereof, any employee benefit plan, or the participation of any Transferred Employee in any such plan.

     Section 6.2 Transferred Employee Benefit Matters.

     (a) Defined Benefit Plans.

          (i) Seller Pension Plans. As of the date of this Agreement, Transferred Employees participate in the single-employer defined benefit pension plans listed in Schedule 6.2(a), which plans are referred to collectively in this Agreement as the "Seller Pension Plans" and individually as a "Seller Pension Plan." The Seller Pension Plans also cover the Other Plan Participants (as such term is defined below). Each other person who was employed by any IPC Company or a predecessor to any IPC Company who has an accrued benefit (which remains payable in whole or in part) under a Seller Pension Plan immediately before the Closing Date and who immediately before the Closing Date is no longer actively employed by Dynegy, any IPC Company or any of their respective Affiliates (such as Retirees) or who is a beneficiary or an alternate payee of an individual who was employed by any IPC Company or a predecessor to any IPC Company or a beneficiary or alternate payee of a Transferred Employee and who has an accrued benefit (which remains payable in whole or in part) under a Seller Pension Plan is referred to in this Section 6.2(a) as an "Other Plan Participant."

          (ii) Purchaser Obligations. Purchaser shall take all actions necessary and appropriate to ensure that, as soon as practicable after the Closing Date, Purchaser, or one of its Affiliates, maintains or adopts one or more pension plans (hereinafter referred to in the aggregate as the "Purchaser Pension Plans" and individually as the "Purchaser Pension Plan") effective as of the Closing Date and to ensure that each Purchaser Pension Plan satisfies the following requirements as of the Closing Date: (A) the Purchaser Pension Plan is a qualified, single-employer defined benefit plan under Section 401(a) of the Code; (B) any Purchaser Pension Plan that was in effect before the Closing Date shall be in compliance with the funding requirements of Section 302 of ERISA and Section 412 of the Code; (C) the Purchaser Pension Plan is not the subject of termination proceedings or a notice of termination under Title IV of ERISA; (D) the Purchaser Pension Plan does not exclude Transferred Employees, as a class, from eligibility to participate therein; and (E) the Purchaser Pension Plan does not violate the requirements of any applicable collective bargaining agreement. No later than ten days after the Closing, Purchaser shall provide Sellers with a written certification that the Purchaser Pension Plan satisfies each of the requirements set forth in this Section 6.2(a)(ii).

          (iii) Transfer of Liabilities.

               (A) In accordance with the provisions of this Section 6.2(a), Purchaser shall cause the Purchaser Pension Plans to accept all liabilities for benefits under the Seller Pension Plans, whether or not vested, that would have been paid or

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

          payable (but for the transfer of assets and liabilities pursuant to this Section 6.2(a)) to or with respect to the Transferred Employees and Other Plan Participants under the terms of the Seller Pension Plans, including all liabilities for "Section 411(d)(6) protected benefits" (as defined by Section 411(d)(6) of the Code and the regulations thereunder) that have accrued under the Seller Pension Plans to or with respect to the Transferred Employees and Other Plan Participants as of the Closing Date. Notwithstanding the foregoing, neither Purchaser nor the Purchaser Pension Plans shall assume such liabilities if Sellers and the Seller Pension Plans do not comply in all material respects with the provisions of Section 6.2(a)(iv). Purchaser shall not amend the Purchaser Pension Plans, or permit the Purchaser Pension Plans to be amended, to eliminate any benefit accrued as of the Closing, whether or not vested, with respect to which liabilities are transferred pursuant to the foregoing provisions of this subsection (A), including any such benefit that is a "Section 411(d)(6) protected benefit" (as defined by Section 411(d)(6) of the Code and the regulations thereunder), except to the extent permitted by applicable Law. Neither Dynegy nor Sellers shall on or prior to the transfer of liabilities, take any action to fully vest Transferred Employees in their benefits (if any) under the Seller Pension Plans. Notwithstanding any other provision of this Agreement, the Seller Pension Plans shall continue to make all Benefit Payments to Other Plan Participants until both the Initial Transfer Amount and True-Up Amount have been transferred to the Purchaser Pension Plans.

               (B) Provided Sellers comply with Section 6.2(a)(iii)(C), for purposes of eligibility, vesting and benefit calculation under the Purchaser Pension Plans, each Transferred Employee whose accrued benefit is transferred from a Seller Pension Plan to a Purchaser Pension Plan shall be credited with service and compensation as of the Closing Date as determined under the terms of the Seller Pension Plan.

               (C) As soon as practicable after the Closing Date, Sellers shall deliver to Purchaser a list reflecting each Transferred Employee's service and compensation under each of the Seller Pension Plans, each Transferred Employee's and Other Plan Participant's accrued benefit thereunder as of the Closing Date, and a copy of each pending or final domestic relations order affecting the benefit of any Transferred Employee or Other Plan Participant.

          (iv) Transfer of Assets.

               (A) Not later than 90 days after the Closing, any Seller shall cause its actuary to calculate the Accrued Liability of each participant in each Seller Pension Plan who is a Transferred Employee or Other Plan Participant and then to compare, on a Seller Pension Plan by Seller Pension Plan basis, the Accrued Liability of all the participants and beneficiaries in each Seller Pension Plan to the fair market value of the assets of the respective Seller Pension Plan as of the end of the calendar month which includes the Closing Date. If the Accrued Liability of all participants and beneficiaries in a Seller Pension Plan is less than the fair

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

          market value of the assets of that Seller Pension Plan, then, in accordance with this Section 6.2(a)(iv), Sellers shall cause to be transferred to a trust established by Purchaser as part of the respective Purchaser Pension Plan annuity contracts held for the benefit of Other Plan Participants and such cash and/or other assets as Sellers and Purchaser shall mutually determine equal to the Accrued Liability under such Seller Pension Plan for all Transferred Employees and Other Plan Participants, where each such Accrued Liability shall be determined as of the end of the calendar month which includes the Closing Date. If the total Accrued Liability under a Seller Pension Plan is equal to or more than the fair market value of the assets of that Seller Pension Plan, then Sellers shall cause their actuary to determine the amount of assets allocable to the Accrued Liabilities of the Transferred Employees and Other Plan Participants in that Seller Pension Plan based on Section 4044 of ERISA (the "Section 4044 Amount"); and, in accordance with this Section 6.2(a)(iv), Sellers shall cause such annuity contracts held for the benefit of Other Plan Participants and such cash and/or other assets as Purchaser and Sellers shall mutually determine) equal to the Section 4044 Amount applicable to the Transferred Employees and Other Plan Participants under such Seller Pension Plan to be transferred to the trust established by Purchaser as part of the respective Purchaser Pension Plan. Subject to Sellers' and the Seller Pension Plans' compliance in all material respects with the provisions of this Section 6.2(a)(iv), Purchaser as of the Closing Date shall assume all liabilities and obligations of any Seller, any Seller's Affiliates and each Seller Pension Plan with respect to the Transferred Employees and the Other Plan Participants under each Seller Pension Plan, and Purchaser shall become with respect to each Transferred Employee and each Other Plan Participant responsible for all benefits due under such Seller Pension Plan, whether arising prior to, on or after the Closing Date.

               (B) The Accrued Liability or the Section 4044 Amount (whichever is applicable) for each Seller Pension Plan shall be referred to in this Section 6.2(a)(iv)(B) as "X", and all transfers of annuity contracts, cash and/or other assets (such other assets determined in accordance with mutual agreement of the parties pursuant to Section 6.2(a)(iv)(A)) to each Purchaser Pension Plan with respect to "X" shall be made in accordance with the provisions of this Section 6.2(a)(iv)(B). The initial transfer with respect to each Seller Pension Plan shall be made no later than the later of: (1) 30 days after the end of the calendar month that includes the Closing Date; or
          (2) the date on which the requirements of Section 6.2(a)(ii) and the requirements of Section 6.2(a)(iv)(D) have been satisfied. The date determined under the prior sentence is referred to in this Agreement as the "Initial Transfer Date". Sellers shall cause the trust which is a part of each Seller Pension Plan to make an initial transfer of annuity contracts, cash and/or assets (such other assets determined in accordance with mutual agreement of the parties pursuant to Section 6.2(a)(iv)(A)), on the Initial Transfer Date to the trust which is a part of the corresponding Purchaser Pension Plan equal to 85% of the amount estimated by Sellers in good faith (using the same assumptions and methodologies consistent with the estimates previously provided to Purchaser and as set forth in a schedule to be presented at the Closing by

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

          Sellers) to be equal to "X" with respect to each Seller Pension Plan (the "Initial Transfer Amount"); provided, however, if Purchaser has satisfied the requirements of Section 6.2(a)(ii) and the requirements of Section 6.2(a)(iv)(D) have been satisfied and the Seller Pension Plans do not transfer the Initial Transfer Amount as of the Initial Transfer Date, Sellers shall immediately thereafter cause the Seller Pension Plans to transfer to the Purchaser Pension Plans an amount equal to 75 percent of the fair market value of the assets of each Seller Pension Plan and such amount shall for all purposes of this Agreement then be deemed to be the Initial Transfer Amount. Sellers prior to the Initial Transfer Date for each Seller Pension Plan shall provide Purchaser with evidence reasonably satisfactory to Purchaser that such Seller Pension Plan continues to satisfy the requirements for a qualified plan under Section 401(a) of the Code. As soon as practicable after the date the final determination of the amounts to be transferred is made (the "True-Up Date"), but in no event more than 30 days after the final determination, Sellers shall cause a second transfer to be made from the trust which is a part of each Seller Pension Plan to the trust which is a part of each Purchaser Pension Plan in cash equal to the True-Up Amount, if any, with respect to such Seller Pension Plan. The True-Up Amount, if any, for each Seller Pension Plan shall equal:

          "X" minus the Initial Transfer Amount minus benefit payments made to any Transferred Employees and Other Plan Participants by the Seller Pension Plan on or after the Closing Date ("Benefit Payments"), as adjusted for earnings as calculated in accordance with this Section 6.2(a)(iv)(B).

          Earnings shall be calculated in accordance with this Section 6.2(a)(iv)(B) as follows: (1) earnings shall be calculated from the last day of the calendar month which includes the Closing Date to the Initial Transfer Date on an amount equal to the Initial Transfer Amount using the compound monthly rate of return (considering both gains and losses) earned or lost on the assets of the trust from which the True-Up Amount is being transferred; and (2) earnings shall be calculated from the last day of the calendar month which includes the Closing Date to the True-Up Date on an amount equal to "X" minus the sum of the Initial Transfer Amount and such Benefit Payments using (a) with respect to the period from the last day of the calendar month which includes the Closing Date to the last day of the calendar month preceding the True-Up Date, the compound monthly rate of return (considering both gains and losses) earned or lost on the assets of the trust from which the True-Up Amount is being transferred and (b) with respect to the period from the first day of the calendar month which includes the True-Up Date to the True-Up Date, the average rate of the 90-day Treasury Bill on the auction date which coincides with the first day of such calendar month or, if there is no auction on such date, the auction date which immediately precedes the first day of the calendar month which includes the True-Up Date. However, if the Initial Transfer Amount for a Seller Pension Plan plus the Benefit Payments made by such plan exceeded "X" with respect to such Seller Pension Plan, Purchaser as soon as practicable following such determination shall cause a transfer to be made in cash from the trust which is a part of the corresponding

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

          Purchaser Pension Plan to the trust from which the Initial Transfer Amount was transferred equal to the difference between (i) the sum of such Initial Transfer Amount and such Benefit Payments and (ii) "X", adjusted to reflect earnings from the Initial Transfer Date until the date of such transfer from the trust which is a part of such Purchaser Pension Plan using (a) with respect to the period from the Initial Transfer Date to the last day of the calendar month preceding such transfer, the compound rate of return (considering both gains and losses) on the assets of such Purchaser Pension Plan and (b) with respect to the period from the first day of the calendar month in which the transfer occurs and the actual date of such transfer, the average rate of the 90-day Treasury Bill on the auction date coincident with the first day of the calendar month in which the transfer occurs or, if there is no auction on such date, on the auction date which immediately precedes the first day of the calendar month in which the transfer occurs. Unless Sellers and Purchaser agree otherwise, all transfers will occur on the last Business Day of a calendar month. Finally, notwithstanding anything in this Section 6.2(a)(iv)(B) to the contrary, the transfers contemplated in this
          Section 6.2(a)(iv)(B) shall comply with Section 414(l) of the Code and the related regulations, and the amount expressly called for to be transferred pursuant to this Section 6.2(a)(iv)(B) shall be adjusted to the extent necessary to satisfy Section 414(l) of the Code and the related regulations as well as Section 4044 of ERISA and the related regulations.

               (C) For purposes of this Section 6.2(a)(iv), the term "Accrued Liability" shall mean with respect to each Seller Pension Plan the present value of the accrued benefit of each Transferred Employee, each Other Plan Participant and each other participant or beneficiary in such Seller Pension Plan, determined on a termination basis using the interest factors specified by the PBGC as in effect as of the Closing Date for an immediate or deferred annuity as appropriate for each such person and using the other methods and factors specified in the PBGC's regulations for the valuation of accrued benefits upon a plan termination. The Accrued Liability and the Section 4044 Amount shall be determined by an enrolled actuary designated by Sellers, and Sellers shall provide within 60 days after the Closing Date any actuary designated by Purchaser with all the information reasonably necessary to review the calculations of the Accrued Liability and the
          Section 4044 Amount and to verify that such calculations have been performed in a manner consistent with the terms of this Agreement. If there is a good faith dispute between Sellers' actuary and Purchaser's actuary as to the amount to be transferred to any plan under this
          Section 6.2(a) and such dispute remains unresolved for 30 days, the chief financial officers of Dynegy and Purchaser shall endeavor to resolve the dispute. If such dispute remains unresolved for 60 days, Sellers and Purchaser shall select and appoint a third actuary who is mutually satisfactory to both Sellers and Purchaser and who shall recalculate the disputed amount using the actuarial assumptions described in this Section 6.2(a)(iv)(C). The decision of such third party actuary shall be rendered within 30 days and shall be conclusive as to any dispute for which such actuary was appointed. The cost of such third party actuary shall be divided equally between Sellers and Purchaser. Purchaser and Sellers each shall be responsible

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

          for the cost of its own actuary. The parties understand and agree that the actuarial assumptions and methods used by Sellers' actuary in making the calculations described in this clause (C) shall not be subject to dispute unless such assumptions and methods are inconsistent with those assumptions described in such clause.

               (D) In connection with the transfer of assets and liabilities pursuant to this Section 6.2(a), Sellers and Purchaser and their respective Affiliates shall cooperate with each other in making all appropriate filings required by the Code or ERISA and the regulations thereunder, and the transfer of assets and liabilities pursuant to this Section 6.2(a) shall not take place until as soon as practicable after the latest of (1) the expiration of the 30-day period following the filing of any required notices with the Internal Revenue Service pursuant to Section 6058(b) of the Code, or (2) the date Purchaser has delivered to Sellers a copy of the Purchaser Pension Plan and, with respect to a Purchaser Pension Plan in effect on the date of the Closing, a copy of the most recent determination letter from the Internal Revenue Service to the effect that the Purchaser Pension Plan is qualified under Section 401(a) of the Code, together with documentation reasonably satisfactory to Sellers of the due adoption of any amendments to the Purchaser Pension Plan required by the Internal Revenue Service as a condition to such qualification and a certification from Purchaser that no events have occurred that adversely affect the continued validity of such determination letter (apart from the enactment of any Federal law for which the remedial amendment period under Section 401(b) of the Code has not yet expired), and (3) the receipt of information enabling the enrolled actuary for the Purchaser Pension Plan to issue the certification required by Section 6058(b) of the Code.

     (b) Savings Plans.

          (i) As of the date of this Agreement, Transferred Employees participate in the defined contribution plans listed in Schedule 6.2(b) (collectively referred to as the "Seller Savings Plans"). Except as provided in Section 6.2(b)(v), Transferred Employees shall not be entitled to make contributions to or to benefit from matching or other contributions under the Seller Savings Plans on and after the Closing Date.

          (ii) Purchaser shall take all action necessary and appropriate to ensure that, as soon as practicable after the Closing Date, Purchaser maintains or adopts one or more savings plans (hereinafter referred to in the aggregate as the "Purchaser Savings Plans" and individually as the "Purchaser Savings Plan") effective as of the Closing Date and to ensure that each Purchaser Savings Plan satisfies the following requirements as of the Closing Date: (A) the Purchaser Savings Plan is a qualified, single-employer individual account plan under Section 401(a) of the Code;
     (B) the Purchaser Savings Plan does not exclude Transferred Employees from eligibility to participate therein; (C) the Purchaser Savings Plan permits Transferred Employees to make before-tax contributions (under Section 401(k) of the Code) and provides for matching contributions by Purchaser; and (D) the Purchaser Savings Plan does not violate the requirements of any applicable collective bargaining agreement.

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          (iii) The terms of the Purchaser Savings Plans, or each such Purchaser
     Savings Plan, shall provide that the Transferred Employees shall have the right to make direct rollovers to such plan of their accounts in a Seller Savings Plan, including a direct rollover of any notes evidencing loans made to such Transferred Employees.

          (iv) For purposes of eligibility and vesting under the Purchaser Savings Plans, each Transferred Employee shall be credited with service as of the Closing Date as determined under the terms of the Seller Savings Plans. Within 90 days after the Closing Date, Sellers shall deliver to Purchaser a list of the Transferred Employees covered by the Seller Savings Plans, together with each Transferred Employee's service under each of the Seller Savings Plans as of the Closing Date.

          (v) Sellers shall contribute all Transferred Employees' contributions that relate to compensation paid prior to the Closing Date and shall make all required matching contributions with respect to the Transferred Employees' contributions to the Seller Savings Plans that are (A) eligible for matching and (B) made while employed by Sellers or its Affiliates before the Closing Date. Such matching contributions shall be made not later than the date on which all other matching contributions are made to the Seller Savings Plans with respect to contributions made at the same time as the Transferred Employees' contributions.

     (c) Retiree Medical Benefits.

          (i) Purchaser as of the Closing Date shall assume the liabilities, obligations and responsibilities of Sellers and their Affiliates to provide post-retirement medical, health and life insurance benefits (including reimbursement for Medicare premiums) to each former employee of any IPC Company or any predecessor of any IPC Company whose employment terminated on or before the Closing Date and any spouse, dependents or beneficiary of such former employee (individually a "Retiree" and collectively the "Retirees") which Sellers or their Affiliates were obligated to provide immediately before the Closing Date, including any liabilities, obligations or responsibilities which Sellers or their Affiliates funded through one, or more than one, trust described in Section 501(c)(9) of the Code (individually a "Seller's VEBA" and collectively the "Seller's VEBAs") provided that Purchaser or its Affiliates may, to the extent permitted by applicable Law, change, amend or terminate such benefits at any time. Purchaser, as part of such assumption, shall establish or maintain, as of the Closing Date, a trust, or more than one trust, described in Section 501(c)(9) of the Code (the "Purchaser's VEBA"), the assets of which shall fund such post-retirement benefits for such Retirees and Transferred Employees, and Sellers as part of such assumption shall cause each Seller's VEBA to transfer cash or assets, or cash and assets, to the Purchaser's VEBA in accordance with this Section 6.2(c) to fund the payment of such post-retirement benefits following the Closing Date. Notwithstanding the foregoing, the Purchaser shall not assume such liabilities if Seller does not comply in all material respects with the provisions of Section 6.2(c)(ii).

          (ii) All transfers of cash or assets, or cash and assets, to Purchaser's VEBA shall be made as soon as administratively feasible after the Closing Date or within 20

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     days following the date on which Sellers have been provided evidence reasonably satisfactory to Sellers that Purchaser's VEBA satisfies the requirements for a tax exempt trust under Section 501(c)(9) of the Code, if such date is later than the Closing Date (the "VEBA Transfer Date"). Sellers on the VEBA Transfer Date shall cause each Seller's VEBA to make a transfer of cash or assets to Purchaser's VEBA equal to 100% of the cash and assets of each Seller's VEBA. In addition, all assets held in any 401(h) account under any Seller Pension Plan shall be transferred to a 401(h) account established under the Purchaser Pension Plan(s) designated by Purchaser provided Purchaser has provided Sellers with written evidence of the establishment of such account.

          (iii) Purchaser as of the Closing Date shall assume the liabilities, obligations and responsibilities of Sellers and their Affiliates for the post-retirement medical and other welfare benefits described in Section 6.2(c)(i) for all Retirees and Transferred Employees. For purposes of this
     Section 6.2(c), the term "Transferred Employees" shall also include eligible spouses, dependents and beneficiaries. Purchaser shall satisfy any requirements of any applicable collective bargaining agreement with respect to retiree medical, health, and life insurance benefits. Sellers and their Affiliates shall have no obligation to provide retiree medical, health and life insurance benefits to any Transferred Employee or Retiree on or after the Closing Date.

     (d) Other Welfare Benefits.

          (i) Purchaser shall take all action necessary and appropriate to ensure that, as soon as practicable after the Closing Date, Purchaser maintains or adopts, as of the Closing Date, one or more employee welfare benefit plans, including medical, health, dental, flexible spending account, accident, life, short-term disability, and long-term disability and other employee welfare benefit plans (including retiree medical and life) for the benefit of the Transferred Employees (the "Purchaser Welfare Plans"). For purposes of determining eligibility to participate in each Purchaser Welfare Plan, each Transferred Employee shall be credited with service, determined under the terms of the corresponding welfare plans maintained by Sellers on the Closing Date (hereinafter referred to collectively as the "Seller Welfare Plans"). Any restrictions on coverage for pre-existing conditions or requirements for evidence of insurability under the Purchaser Welfare Plans shall be waived for Transferred Employees, except to the extent that such restrictions or requirements have not been satisfied under corresponding plans of Sellers and their Affiliates as of the Closing Date. Transferred Employees shall receive credit under the Purchaser Welfare Plans for co-payments and payments under a deductible limit made by them and for out-of-pocket maximums applicable to them during the plan year of the Seller Welfare Plan in accordance with the corresponding Seller Welfare Plans. Within 90 days after the Closing Date, Sellers shall deliver to Purchaser a list of the Transferred Employees who had credited service under a Seller Welfare Plan, together with each such Transferred Employee's service under such plan.

          (ii) Sellers shall retain responsibility for any valid claim under a Seller Welfare Plan for disability or life insurance benefits made by a Transferred Employee on or after the Closing Date arising from a claim incurred on or before the Closing Date. For purposes of this paragraph, a claim for life insurance is deemed incurred when the

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     death occurs and a claim for long-term disability benefits is deemed incurred on the first day the employee is absent from work as a result of the condition that results in entitlement to disability benefits. As of the Closing Date, Purchaser shall make available the appropriate Transferred Employees to administer and process any claim under a Seller Welfare Plan for medical or dental benefits made by a Transferred Employee on or after the Closing Date arising from a claim incurred on or before the Closing Date. Upon receipt of proof of payment reasonably satisfactory to Purchaser, Purchaser shall reimburse Seller for any medical or dental claim incurred prior to Closing and that is properly paid under a Seller Welfare Plan for any Transferred Employee. For purposes of this paragraph, a medical or dental claim is deemed incurred when the services that are the subject of the claim are performed. Nothing in this Section 6.2(d) shall require any party or benefit plan to make any payment or to provide any benefit not otherwise provided by the terms of the Seller Welfare Plans.

          (iii) Sellers, Purchaser, their respective Affiliates, and the Seller Welfare Plans and the Purchaser Welfare Plans shall assist and cooperate with each other in the disposition of claims made under the Seller Welfare Plans, and in providing each other with any records, documents, or other information within its control or to which it has access that is reasonably requested by any other as necessary or appropriate to the disposition, settlement or defense of such claims.

          (iv) Nothing in this Agreement shall require Sellers or their Affiliates to transfer assets or reserves with respect to pre-retirement benefits under the Seller Welfare Plans to Purchaser or the Purchaser Welfare Plans.

          (v) Transferred Employees not subject to a collective bargaining agreement shall be eligible for benefits under Purchaser severance or separation pay policies or plans that are the same as or comparable to those provided to similarly situated employees of Purchaser and its Affiliates. Purchaser shall recognize the service of each such Transferred Employee with Sellers and their Affiliates for eligibility, vesting and benefit determinations under Purchaser's severance or separation pay policy or plan. Transferred Employees subject to a collective bargaining agreement shall be eligible for severance or separation pay benefits in accordance with the terms of the applicable agreement, or as specified by Illinois Law.

          (vi) Sellers shall be responsible for satisfying "continuation coverage" requirements for all "group health plans" under Section 4980B of the Code, Part 6 of Title I of ERISA and comparable state law ("COBRA") with respect to each employee of any Seller or the IPC Companies who does not become a Transferred Employee (and any spouse, dependents or beneficiary of such employee or other employee) and with respect to each former employee of any Seller or any IPC Company or any predecessor of any IPC Company whose employment terminated before the Closing Date and any spouse, dependents or beneficiary of such former employee. Sellers will provide any notices to Transferred Employees required under COBRA and will comply with any other applicable provisions of COBRA in connection with their termination of employment by Sellers. Purchaser shall be responsible for satisfying "continuation coverage" requirements for all "group health plans" under COBRA with respect to each Transferred

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

     Employee (and any spouse, dependents or beneficiary of such Transferred Employee) who experiences a "qualifying event" within the meaning of COBRA after the Closing.

          (vii) Sellers shall disclose to Purchaser within 30 days after the Closing Date, the unused flexible spending account (the "FSA") balances of each Transferred Employee and shall, to the extent permitted by applicable Law, transfer such amounts to Purchaser. Purchaser shall cause to be maintained for the duration of the calendar year in which the Closing Date occurs all such unused FSA account balances of the Transferred Employees in a plan maintained by Purchaser or one of its Affiliates.

     Section 6.3 Miscellaneous Benefits. On or after the Closing Date, Purchaser shall: (a) assume all liabilities of Sellers or any Affiliate of Sellers with respect to any accrued but unused vacation time of Transferred Employees to the extent that it is an accrued liability on the financial statements; and (b) allow Transferred Employees to receive paid time off on or after the Closing Date for any unused vacation time accrued on the financial statements prior to the Closing Date in accordance with the applicable policies of Purchaser. For purposes of applying such policies of Purchaser, Purchaser shall treat service of the Transferred Employees with any Seller and its Affiliates as though it were service with Purchaser. Sellers and their Affiliates shall have no liability to pay Transferred Employees for the vacation time described in this
Section 6.3.

     Section 6.4 Employee Rights.

     (a) Nothing herein expressed or implied shall confer upon any employee of any IPC Company, Sellers or their Affiliates, or Purchaser or its Affiliates, or upon any legal representative of such employee, or upon any collective bargaining agent, any rights or remedies, including any right to employment or continued employment for any specified period, of any nature or kind whatsoever under or by reason of this Agreement.

     (b) Nothing in this Agreement shall be deemed to confer upon any person (nor any beneficiary thereof) any rights under or with respect to any plan, program, or arrangement described in or contemplated by this Agreement, and each person (and any beneficiary thereof) shall be entitled to look only to the express terms of any such plan, program or arrangement for his or her rights thereunder.

     (c) Nothing in this Agreement shall cause Purchaser or its Affiliates to have any obligation to provide employment to any individual who is not an Active Employee or Affiliate Employee or, except as otherwise provided in applicable collective bargaining agreements, to continue to employ any Transferred Employee for any period of time following the Closing Date.

     Section 6.5 WARN Act Requirements. On and after the Closing Date, Purchaser shall be responsible with respect to Transferred Employees and their beneficiaries for compliance with the WARN Act and any other applicable Law, including any requirement to provide for and discharge any and all notifications, benefits and liabilities to Transferred Employees and Governmental Authorities that might be imposed as a result of the consummation of the transactions contemplated by this Agreement or otherwise. Purchaser shall not take any action

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after the Closing Date that would cause any termination of employment of any employees employed by any IPC Company or Sellers or their Affiliates prior to the Closing Date to constitute a "plant closing" or "mass layoff" under the WARN Act or any similar state or local Law or create any liability to Sellers or their Affiliates for employment terminations under applicable Law it being understood that to enable Purchaser to comply with this requirement, Sellers shall first inform Purchaser upon the Closing Date or as soon thereafter as is practicable of all employees, by location, terminated by any IPC Company or its Affiliates other than for cause or through voluntary resignation or retirement within the preceding 90 days.

                                  ARTICLE VII

                         TAX MATTERS AND INDEMNIFICATION

     Section 7.1 Preparation and Filing of Tax Returns.

     (a) Sellers shall timely prepare and file, or cause to be timely prepared and filed, on a basis consistent with past practice (except as required by applicable Law), all Tax Returns required to be filed by or with respect to any Seller (including the Business and the Purchased Assets) and each Purchased Subsidiary (i) in the case of Income Tax Returns, that have not yet been filed and are not yet due for any taxable period that ends on or prior to the Closing Date, and (ii) in the case of Non-Income Tax Returns, that have not yet been filed and are due (taking into account extensions properly obtained) on or before the Closing Date, and in all cases Sellers shall remit or cause to be remitted any Taxes due in respect of such Tax Returns. Dynegy shall allow Purchaser to review any Non-Income Tax Returns relating to the Business, any Purchased Asset or any Purchased Subsidiary required to be filed on or before the Closing Date at IPC's offices in Decatur, Illinois, during normal business hours prior to filing such Tax Returns.

     (b) Purchaser shall timely prepare and file, or cause to be timely prepared and filed, all Tax Returns required to be filed by or with respect to the Business, any Purchased Asset or any Purchased Subsidiary (i) in the case of Income Tax Returns that have not yet been filed and are not yet due for any taxable period that begins after the Closing Date and (ii) in the case of Non-Income Tax Returns that have not yet been filed and are due (taking into account extensions properly obtained) after the Closing Date. Purchaser shall prepare any Non-Income Tax Returns described in clause (ii) for any Pre-Closing Tax Period consistent with past practice, and in each case Purchaser shall remit or cause to be remitted any Taxes due in respect of such Tax Returns. Purchaser shall allow Dynegy to review any Non-Income Tax Returns described in clause (ii) for any Pre-Closing Tax Period at Purchaser's offices in Decatur, Illinois, during normal business hours.

     (c) (1) Without the written consent of Dynegy, Purchaser will not, and will cause its Affiliates not to, file any amended Income Tax Returns, carry-back claim, or other adjustment relating to Income Taxes or take any other action with respect to Income Taxes relating to the Business, any Purchased Asset or any Purchased Subsidiary for, or to, any taxable period that ends on or before the Closing Date.

     (d) (2) Without the written consent of Purchaser, Dynegy will not, and will cause its Affiliates not to, file any amended Non-Income Tax Returns, carry-back claim or other

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adjustment relating to Non-Income Taxes or take any other action with respect to
Non-Income Taxes relating to the Business, any Purchased Asset or any Purchased Subsidiary for, or to, any taxable period that ends on or before the Closing Date.

     Section 7.2 Cooperation. The Seller Indemnitors and Purchaser shall reasonably cooperate, and shall cause their respective Affiliates, officers, employees and other representatives reasonably to cooperate, in preparing and filing all Tax Returns required to be filed under Section 7.1 and in resolving or managing all disputes or Audits with respect to all taxable periods relating to Tax Returns or Taxes required to be filed or paid by or with respect to the Business, any Purchased Asset or any Purchased Subsidiary and in any other matters relating to Taxes required to be paid by or with respect to the Business, any Purchased Asset or any Purchased Subsidiary, including (a) by maintaining, subject to the other terms of this Agreement, and making available to each other all books and records and all relevant correspondence with Governmental Authorities in connection with Tax Returns or Taxes required to be filed or paid by or with respect to the Business, any Purchased Asset or any Purchased Subsidiary; (b) by promptly informing each other of notices of any Tax Audit or other Tax proceeding in respect of which one or more of the parties or any of its Affiliates may have a liability; and (c) by executing any reasonably necessary powers of attorney.

     Section 7.3 Transfer Taxes. Purchaser and EED shall be jointly and severally liable for and pay, and Purchaser and EED shall jointly and severally indemnify and hold harmless each Seller Group Member from and against any and all Indemnifiable Losses due to all transfer, documentary, mortgage, recording, sales, use, stamp, registration and applicable real estate transfer or gains and stock transfer Taxes or any similar Taxes imposed on the sale of the Purchased Assets pursuant to this Agreement.

     Section 7.4 FIRPTA Certificate. Sellers shall deliver to Purchaser at the Closing a certificate, in form and substance reasonably satisfactory to Purchaser, certifying that the transactions contemplated hereby are exempt from withholding under Section 1445 of the Code.

     Section 7.5 Tax Refunds. Sellers shall be entitled to any Tax Refund resulting from any Final Determination regarding Taxes for which Sellers are liable pursuant to Section 7.7 (excluding Taxes for which Purchaser would be liable if the proviso in Section 7.7(b) did not exist). If any such Tax Refund is received by Purchaser, any Purchased Subsidiary or any of their respective Subsidiaries or Affiliates, Purchaser shall forward any such Tax Refund to Sellers (including any interest actually received) within ten days after receipt thereof. Purchaser shall pay Sellers interest at the rate prescribed under
Section 6621(a)(1) of the Code, compounded daily, on any amount not paid when due in accordance with the foregoing sentence. Purchaser shall be entitled to any Tax Refund resulting from any Final Determination regarding Taxes for which Purchaser is liable pursuant to Section 7.7; provided, that amounts that, absent application of this proviso, would otherwise be payable under this Agreement by reason of Section 3.8 and Article IX (to the extent it relates to Section 3.8), shall be reduced by the amount of any Tax Refund of Non-Income Taxes received by Purchaser and attributable to Pre-Closing Tax Periods, but only to the extent such Tax Refund was not taken into account in the determination of Final Adjusted Working Capital. Sellers shall make payments of any such Tax Refunds to Purchaser under rules similar to those governing the payment of Tax Refunds by Purchaser to Sellers set forth in the second and third preceding sentences.

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     Section 7.6 Purchase Price Allocation.

     (a) Purchaser shall present a draft (the "Proposed Allocation") of the Purchase Price allocation (the "Allocation"), prepared in accordance with the provisions of Section 1060 of the Code, to IPC and Dynegy for review within 120 days after the Closing Date. Sellers shall assist Purchaser in the preparation of the Proposed Allocation and Purchaser shall provide Sellers, their Affiliates and their respective employees, agents and representatives access at all reasonable times to the personnel, properties, books and records of the Business, any Purchased Asset and any Purchased Subsidiary for such purpose. Except as provided in Section 7.6(b), at the close of business on the 30th day after delivery of the Proposed Allocation, the Proposed Allocation shall become binding upon Purchaser and Sellers, and shall be the Allocation.

     (b) Sellers shall raise any objection to the Proposed Allocation in writing within 30 days of the delivery of the Proposed Allocation. If Sellers raise any such objection, Purchaser and IPC shall negotiate in good faith to resolve any disputes with respect to the Proposed Allocation. If Purchaser and Sellers cannot resolve any such disputes, they will enter into binding arbitration with respect to the disputed items with an arbiter agreed to by the parties. The costs of such arbiter shall be borne equally by the Seller Indemnitors, on the one hand, and Purchaser, on the other.

     (c) Sellers and Purchaser agree, for all Tax purposes, to allocate any adjustment to the Purchase Price to the item or items to which it is principally attributable.

     Section 7.7 Tax Indemnification.

     (a) After the Closing, the Seller Indemnitors shall be jointly and severally liable for and pay, and the Seller Indemnitors shall jointly and severally indemnify and hold harmless each Purchaser Group Member from and against, any and all Indemnifiable Losses due to: (i) all Taxes imposed on or with respect to a Seller, or for which a Seller may otherwise be liable, attributable to any and all taxable years or periods (other than (A) Non-Income Taxes imposed on or with respect to the Business, the Purchased Assets or a Purchased Subsidiary and (B) any Income Taxes attributable to transactions or other activities of Purchaser or its Affiliates entered into or occurring after the Closing on the Closing Date that are not expressly contemplated by this Agreement, to the extent such transactions or activities are not entered into or do not occur in the ordinary course of business); (ii) Income Taxes imposed on or with respect to the Business, the Purchased Assets or any Purchased Subsidiary attributable to any Pre-Closing Tax Period (other than any Income Taxes attributable to transactions or other activities of Purchaser or its Affiliates entered into or occurring after the Closing on the Closing Date that are not expressly contemplated by this Agreement, to the extent such transactions or activities are not entered into or do not occur in the ordinary course of business); and (iii) Taxes imposed on or with respect to a Seller or a Purchased Subsidiary, or for which a Seller or a Purchased Subsidiary may otherwise be liable, as a result of having been a member of any Company Group (including Taxes for which a Seller or a Purchased Subsidiary is or may be liable pursuant to Section 1.1502-6 of the Treasury regulations or similar provisions of state or local Law as a result of having been a member of any Company Group, and any Taxes resulting from a Seller or a Purchased Subsidiary ceasing to be a member of any Company Group, as the case may be), it being understood and agreed, for the avoidance of doubt, that the Seller Indemnitors shall be

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

jointly and severally liable for and pay, and shall jointly and severally indemnify and hold harmless each Purchaser Group Member from and against, any and all Indemnifiable Losses due to, any Income Taxes incurred by a Seller or Purchased Subsidiary attributable to the Pre-Closing Tax Period as a result of or relating to the transactions contemplated by this Agreement (including the sale of the Purchased Assets pursuant to this Agreement).

     (b) After the Closing, Purchaser and EED shall be jointly and severally liable for and pay, and Purchaser and EED shall jointly and severally indemnify and hold harmless each Seller Group Member from and against any and all Indemnifiable Losses due to: (i) all Taxes imposed on or with respect to the Business, any Purchased Asset or any Purchased Subsidiary attributable to any Post-Closing Tax Period; (ii) any Non-Income Taxes imposed on or with respect to the Business, any Purchased Asset or any Purchased Subsidiary attributable to all taxable years and periods; and (iii) any Income Taxes attributable to transactions or other activities of Purchaser or its Affiliates entered into or occurring after the Closing on the Closing Date that are not expressly contemplated by this Agreement, to the extent such transactions or activities are not entered into or do not occur in the ordinary course of business; provided, however, that Purchaser and EED shall not be liable for or pay, and shall not indemnify or hold harmless any Seller Group Member from and against any and all Indemnifiable Losses due to, Taxes for which Sellers are liable under this Agreement (including under Article IX by reason of Section 3.8 or Section 7.7(a)).

     (c) Purchaser (on behalf of itself and EED) or Dynegy (on behalf of the Seller Group Members), as the case may be, as the Indemnified Party, shall promptly notify Dynegy (on behalf of the Seller Group Members) or Purchaser (on behalf of itself and EED) as the Indemnifying Party, in writing upon receipt by the Indemnified Party or any of its Affiliates, of notice of any pending or threatened federal, state, local or foreign Tax Audits that may give rise to an indemnification claim pursuant to this Section 7.7 (a "Tax Controversy") and thereafter shall promptly forward to the Indemnifying Party copies of notices and communications with the relevant Governmental Authority relating to such Tax Controversy, provided, however, that a failure to comply with this provision shall not affect the Indemnified Party's right to indemnification hereunder except to the extent such failure materially impairs the Indemnifying Party's ability to contest any such Tax liabilities. Except as provided in this Section 7.7(c), the Indemnifying Party may elect to control, and may elect to have sole discretion in handling, settling or contesting any Audit inquiry, information request, Audit proceeding, suit, contest or any other action with respect to a Tax Controversy for which it would be required to indemnify the other party, provided the Indemnifying Party first acknowledges in writing that it has liability for Taxes that might arise in such proceeding. Notwithstanding the foregoing, the Indemnifying Party shall not settle any Tax proceeding with respect to a Tax Controversy on a basis that would materially adversely affect the Indemnified Party or its Affiliates without obtaining the Indemnified Party's written consent, which consent shall not be unreasonably withheld or delayed. Any out-of-pocket expenses incurred by the Indemnified Party in handling, settling or contesting a Tax Controversy that the Indemnifying Party has elected to control under this Section 7.7(c) shall be borne by the Indemnified Party, to the extent incurred during any period the Indemnifying Party is, in fact, actively contesting such Tax Controversy. Dynegy, on the one hand, and Purchaser, on the other hand, shall jointly control, and shall each have the right to participate at its own expense in all activities and strategic decisions with respect to, any Tax proceedings for which each party would be required to indemnify the other party with respect to

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one or more Tax issues. Either Sellers or Dynegy, or both, may assume sole control of any such Tax proceeding for any Straddle Period if it or they acknowledge(s) in writing that it or they has or have sole liability for any Taxes that might arise in such proceeding.

     Section 7.8 Survival. Notwithstanding anything herein to the contrary, this
Article VII shall survive the Closing until 90 days after the expiration of the applicable statute of limitations (giving effect to any waiver, mitigation or extension thereof).

     Section 7.9 Employee Withholding and Reporting. Purchaser and Sellers intend that Purchaser shall be a "successor" within the meaning of, and solely for the purpose of, IRS Revenue Procedure 96-60, 1996-2 C.B. 399 (the "Rev. Proc.") with respect to all Transferred Employees. Pursuant to such intention, Sellers and Purchaser agree that Purchaser shall be responsible for filing for the calendar year in which Closing occurs all Forms W-2 and W-3 that relate to Transferred Employees and for furnishing for the calendar year in which Closing occurs Forms W-2 to all Transferred Employees, in each case which are due on or after the Closing Date, in accordance with the Alternative Procedure described in Section 5 of the Rev. Proc. On the Closing Date, Sellers shall provide to Purchaser (a) all Forms W-4 and W-5 that were provided to Sellers by the Transferred Employees, and (b) all payroll information relating to the Transferred Employees. In addition, Sellers shall provide such information and data to Purchaser as Purchaser shall reasonably request with respect to wages and payroll Taxes for the year during which the Closing occurs to enable Purchaser to comply with the provisions of this Section 7.9.

                                  ARTICLE VIII

                              CONDITIONS TO CLOSING

     Section 8.1 Conditions to Obligations of Sellers. The obligations of Sellers and Dynegy to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

     (a) Representations, Warranties and Covenants. The representations and warranties of Purchaser and EED contained in this Agreement that are qualified as to materiality shall be true and accurate at and as of the Closing Date, with the same force and effect as if made as of the Closing Date (other than such representations and warranties as are made as of another date, which shall be true and correct as of such date) and the representations and warranties that are not qualified as to materiality shall be true and accurate in all material respects as of the Closing Date (other than such representations and warranties as are made as of another date, which shall be true and accurate in all material respects as of such date). The covenants and agreements contained in this Agreement to be complied with by Purchaser and EED at or before the Closing shall have been complied with in all material respects. Sellers shall have received a certificate from Purchaser and EED signed by an authorized executive officer thereof with respect to the matters described in this Section 8.1(a).

     (b) Regulatory Approvals. Subject to Section 5.3, Final Orders described in
Schedule 8.1(b) (and any necessary implementing regulations) shall have been received.

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     (c) No Proceeding or Litigation. No Action shall have been threatened in writing or filed by any state or Federal Governmental Authority against any party seeking to restrain or prohibit or otherwise challenge the legality or validity of the transactions contemplated by this Agreement or any Ancillary Agreement.

     (d) No Order. There shall not be in effect any applicable Law or Governmental Order directing that the transactions contemplated by this Agreement or any Ancillary Agreement not be consummated or which has the effect of rendering it unlawful to consummate such transactions.

     (e) Required Dynegy Consents. Dynegy and its Affiliates shall have received consents, in form and substance reasonably satisfactory to Dynegy, to the transactions contemplated hereby from the other parties to the transfer of all Contracts and Permits to which any of Dynegy and its Affiliates is a party or to which Dynegy or any Affiliate or any of its respective assets or properties is subject and which are specified in Schedule 8.1(e) or are otherwise necessary to prevent a Material Adverse Effect.

     (f) Solvency Opinion. Dynegy shall obtain an opinion letter (the "Solvency Opinion") (containing customary assumptions, qualifiers and disclaimers), reasonably satisfactory to Dynegy, from a nationally recognized independent investment banking, appraisal or solvency firm substantially to the following effect as of the Closing:

          (i) each of Dynegy and each Seller is not insolvent and will not be rendered insolvent as a result of the consummation of the transactions contemplated to occur at Closing;

          (ii) the property of each of Dynegy and each Seller does not, and shall not, following the consummation of the transactions contemplated to occur at the Closing, constitute unreasonably small capital for each of Dynegy and each Seller to carry out its business as now conducted and as proposed to be conducted following consummation of the transactions contemplated to occur at the Closing; and

          (iii) each of Dynegy and each Seller has not incurred and does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be received, and of amounts to be payable on or in respect of the debts of each of Dynegy and each Seller).

     (g) Closing Deliveries. Purchaser shall have delivered to Sellers each of the items required to be delivered to it pursuant to Section 2.9(a), (b), (c),
(g), (h), (i), (j), (k), (l), (m), (o), (p) and (q).

     (h) PPA Conditions. The conditions to the effectiveness of the PPA shall have been satisfied in all respects.

     (i) PJM for ComEd. ComEd shall have (i) transferred functional control of its transmission facilities to PJM for inclusion in an expanded PJM West Region;
(ii) integrated its control area into the PJM Interchange Energy Market and certain other PJM markets; (iii) executed and delivered the PJM West Transmission Owner's Agreement, PJM West Reliability

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Assurance Agreement and other such documents as may be required by PJM for ComEd to participate in PJM as a transmission owner and load-serving entity; (iv) executed and delivered the PJM Operating Agreement; and (v) installed the applicable hardware and software systems, which systems shall have been inspected and accepted by PJM.

     Section 8.2 Conditions to Obligations of Purchaser. The obligations of Purchaser and EED to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

     (a) Representations, Warranties and Covenants. The representations and warranties of Sellers and Dynegy contained in this Agreement that are qualified as to materiality (without consideration of any event or matter disclosed in any Additional Disclosures) shall be true and accurate at and as of the Closing Date, with the same force and effect as if made as of the Closing Date (other than such representations and warranties as are made as of another date, which shall be true and correct as of such date), and the representations and warranties that are not qualified by materiality (without consideration of any event or matter disclosed in any Additional Disclosures) shall be true and accurate in all material respects as of the Closing Date (other than such representations and warranties as are made as of another date, which shall be true and accurate in all material respects as of such date). The covenants and agreements contained in this Agreement to be complied with by Sellers and Dynegy at or before the Closing shall have been complied with in all material respects (without consideration of any event or matter disclosed in any Additional Disclosures). With respect to any Additional Disclosure, Purchaser shall remain obligated to consummate the transactions contemplated by this Agreement unless an event or matter disclosed in such Additional Disclosure would reasonably be expected to result in a Material Adverse Effect. Purchaser shall have received a certificate from Sellers and Dynegy signed by an authorized executive officer thereof with respect to the matters described in this Section 8.2(a).

     (b) Regulatory Approvals. Subject to Section 5.3, Final Orders with respect to the Governmental Orders described in Schedule 8.2(b) (and any necessary implementing regulations) shall have been received.

     (c) No Proceeding or Litigation. No claim, action, suit or proceeding shall have been threatened in writing or filed by any state or Federal Governmental Authority seeking to restrain or prohibit or otherwise challenge the legality or validity of the transactions contemplated by this Agreement or any Ancillary Agreement.

     (d) No Order. There shall not be in effect any applicable Law or Governmental Order directing that the transactions contemplated by this Agreement or any agreement contemplated hereby not be consummated or which has the effect of rendering it unlawful to consummate such transactions.

     (e) Required Consents. Dynegy, its Affiliates and the IPC Companies shall have received consents, in form and substance reasonably satisfactory to Purchaser, to the transactions contemplated hereby and by the Ancillary Agreements from the other parties to the transfer of all Contracts to which any IPC Company is a party or to which any IPC Company or any of its

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respective assets or properties is subject and which are specified in Schedule
8.2(e) or are otherwise necessary to prevent a Material Adverse Effect.

     (f) Required Permits. Purchaser shall have received Permits, either in the form of new Permits or Permits transferred by Sellers, in form and substance reasonably satisfactory to Purchaser, in all cases with respect to the operation of the Business, the failure of which to have would result in a Material Adverse Effect.

     (g) Required Property Conveyance Documents. Dynegy, its Affiliates and the IPC Companies shall have received and filed, to the extent applicable, transfer, assignment and conveyance documents and filings with respect to the IPC Properties, in form and substance reasonably satisfactory to Purchaser, required to be obtained as a result of the transactions contemplated hereby and by the Ancillary Agreements and necessary to become effective in order to prevent a Material Adverse Effect.

     (h) No Changes. There shall not have occurred since the date hereof any change or event that individually or in the aggregate would reasonably be expected to result in a Material Adverse Effect.

     (i) Solvency Opinion. Dynegy shall have delivered the Solvency Opinion to Purchaser that is reasonably satisfactory to Purchaser.

     (j) Tax Opinion. Purchaser shall have received an opinion of independent tax counsel (as selected by, and in form and substance reasonably satisfactory to, Purchaser and which may be based on a ruling from the IRS) to the effect that the transactions contemplated by the Securitization Transfer Agreements will not result in a material adverse federal income tax consequence to the Grantee, the Note Issuer, the Delaware Trustee, the Indenture Trustee or the then existing Holders (as such terms are used in the Securitization Transfer Agreements).

     (k) Closing Deliveries. Dynegy and Sellers shall have delivered, or caused to be delivered, to Purchaser each of the items required to be delivered to it pursuant to Section 2.8 (except clauses (g), (h), (n), (s), (t), (w), (aa), (bb) and (cc) thereof).

     (l) Generation Agreements. Prior to the Closing, Dynegy and Sellers shall have delivered and caused to be delivered to Purchaser (i) the Generation Agreement, duly executed by IPC and DMG or its successor or assign, and (ii) the Generation Indemnification Termination Agreements, duly executed by IPC and Parent or DHI, as the case may be, and acknowledged by DMG or its successor or assign.

     (m) PJM for IPC. IPC shall have (i) transferred functional control of its transmission facilities to PJM for inclusion in an expanded PJM West Region;
(ii) integrated its control area into the PJM Interchange Energy Market and certain other PJM markets; (iii) executed and delivered the PJM West Transmission Owner's Agreement, PJM West Reliability Assurance Agreement and other such documents as may be required by PJM for IPC to participate in PJM as a transmission owner and load-serving entity; (iv) executed and delivered the PJM Operating Agreement; and (v) installed the applicable hardware and software systems, which systems shall have been inspected and accepted by PJM.

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     Section 8.3 Effect of Certain Waivers of Closing Conditions. If prior to the Closing any party (the "waiving party") has Knowledge of any breach by any other party of any representation, warranty or covenant contained in this Agreement or any certificate delivered pursuant hereto and the waiving party proceeds with the Closing, the waiving party shall be deemed to have waived such breach and the waiving party and its Affiliates shall not be entitled to sue for damages or to assert any other right of remedy for any losses arising from any matters relating to such condition or breach, notwithstanding anything to the contrary contained herein or in any certificate delivered pursuant hereto. Solely for purposes of this Section 8.3, Knowledge shall be deemed to mean (a) with respect to Purchaser, the actual knowledge (without independent inquiry) of the persons listed on Schedule 1.1(f) that Dynegy is able to demonstrate existed by clear and convincing evidence, and (b) with respect to Sellers, the actual knowledge (without independent inquiry) of the persons listed on Schedule 1.1(f) that EED is able to demonstrate existed by clear and convincing evidence.

                                   ARTICLE IX

                                 INDEMNIFICATION

     Section 9.1 Obligations of Dynegy. Effective as of the Closing, the Seller Indemnitors shall jointly and severally indemnify, reimburse and hold harmless each Purchaser Group Member from and against any and all Indemnifiable Losses due to:

     (a) any breach of or inaccuracy in any of the representations and warranties made by Dynegy or any Seller at the Closing in or pursuant to this Agreement (after giving effect to events and matters disclosed in the Additional Disclosures);

     (b) any breach or nonperformance of any of the covenants or obligations of Dynegy or any Seller contained in this Agreement; or

     (c) the Excluded Liabilities.

     Section 9.2 Obligations of Purchaser. Effective as of the Closing, Purchaser Indemnitors shall jointly and severally indemnify, reimburse and hold harmless each Seller Group Member from and against any and all Indemnifiable Losses due to:

     (a) any breach of or inaccuracy in any of the representations and warranties made by Purchaser or EED at the Closing in or pursuant to this Agreement;

     (b) any breach or nonperformance of any of the covenants or obligations of Purchaser or EED contained in this Agreement; or

     (c) the Assumed Liabilities, the operation of the Business and the Purchased Assets after Closing.

     Section 9.3 Procedures. The following procedures shall apply with respect to indemnification claims:

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     (a) Notice of Claims. Any party seeking indemnification of any
Indemnifiable Loss or potential Indemnifiable Loss arising from an Indemnifiable Claim, whether asserted by a party or a third party, shall give written notice thereof to the party from whom indemnification is sought setting forth in reasonable detail the nature and reasonably estimated amount of, and basis for, such claim to the extent then known. Written notice to the Indemnifying Party of the existence of a third party claim shall be given by the Indemnified Party promptly after its receipt of an assertion of liability from the third party, and in any event within ten days of such assertion; provided, however, that failure to give such notice shall not relieve the Indemnifying Party of its obligations hereunder except to the extent it shall have been prejudiced by such failure.

     (b) Defense. In the case of a third party claim, the Indemnifying Party may participate in the defense thereof and, if it so chooses and acknowledges its obligation to indemnify the Indemnified Party therefore, control the defense of an Indemnifiable Claim with counsel reasonably satisfactory to the Indemnified Party. In all cases, the party without the right to control the defense of the Indemnifiable Claim may participate in the defense at its own expense. In the case of a third party claim, the Indemnifying Party shall inform the Indemnified Party within 14 days of receiving the written notice seeking indemnification whether the party elects to control the defense and acknowledges its obligation to indemnify the Indemnified Party therefor. The Indemnifying Party shall be liable for the reasonable fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense thereof, provided that it either acknowledges in writing its indemnity obligations with respect to the Indemnity Claim or it is determined by a court of competent jurisdiction that it is obligated hereunder to provide such indemnification. If the Indemnifying Party disputes its liability with respect to a potential Indemnifiable Claim or the amount thereof (whether or not it desires to defend the Indemnified Party against a third party claim), the parties shall endeavor in good faith to settle such dispute. The Indemnifying Party shall not settle or compromise a third party claim or legal proceeding without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed; provided that such prior written consent shall not be required with respect to any Indemnifiable Claim that is an Excluded Liability, except that any Indemnifiable Claim relating to Hazardous Substances remain subject in all respect to the terms of Section 5.18. The Indemnified Party shall not settle or compromise a third party claim for which it is entitled to indemnification hereunder without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed. If the Indemnifying Party does not assume the defense of any third party claim or litigation resulting therefrom within 14 days after the date it receives notice of such claim from the Indemnified Party, the Indemnified Party may defend against such claim or litigation in such manner as it may deem appropriate, including settling such claim or litigation, after giving notice to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate. Notwithstanding anything in this Section 9.3 to the contrary, if for any reason (for example the effect of the limitations set forth in Sections 9.4 or 9.5 or evidence that an Indemnifiable Loss may be attributable to events before or after Closing) there is any uncertainty whether an Indemnifiable Claim will be for the account of the Seller Indemnitors or the Purchaser Indemnitors, the parties will (A) cooperate in good faith to determine whether an Indemnifiable Claim will be for the account of the Seller Indemnitors or the Purchaser Indemnitors, (B) until such uncertainty is resolved to the mutual satisfaction of the parties, jointly determine who will control the defense and settlement of any such Indemnifiable Claim

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and how such defense and settlement will be handled, (C) cooperate with each other in the defense and settlement of such Indemnifiable Claim and the exchange of information relevant thereto, (D) unless otherwise agreed, share the out-of-pocket costs of such defense and settlement (including the costs of investigation, response and mitigation) equally until the parties' respective rights to indemnification for such costs are resolved, and (E) treat the defense and settlement of such Indemnifiable Claim as a joint and common defense pursuant to the Joint Defense and Common Interest Agreement dated as of October 8, 2003, as amended, between Dynegy and Exelon.

     (c) Indemnification Payments on After-Tax Basis. Any indemnification payment hereunder with respect to any Indemnifiable Loss shall be an amount which is sufficient to compensate the Indemnified Party for the event giving rise to such Indemnifiable Loss (the "Indemnified Event"), after taking into account (i) all increases in Federal, state, local, foreign or other Taxes payable by the Indemnified Party as a result of the receipt of such payment (excluding any increased Tax that results from the receipt of such payment causing a reduction in Tax basis or similar Tax attributes); (ii) to the extent not previously taken into account in computing the amount of such Indemnifiable Loss, all increases in federal, state, local and other Taxes (including estimated Taxes) payable by the Indemnified Party for all affected taxable years and periods as a result of the Indemnified Event; and (iii) to the extent not previously taken into account in computing the amount of such Indemnifiable Loss, all reductions in Federal, state, local and foreign Taxes (including estimated Taxes) realized or realizable by the Indemnified Party as a result of the Indemnified Event and any indemnification payments made with respect thereto for all affected taxable years and periods. All calculations shall be made at the time of the relevant indemnification payment using reasonable assumptions (as agreed to by the Indemnifying Party and Indemnified Party) and present value concepts (using a discount rate equal to the Applicable Rate in effect at the time of the Indemnified Event using semi-annual compounding). Purchaser and each Seller agrees to report each indemnification payment hereunder as an adjustment to the Purchase Price for federal income tax purposes unless the Indemnified Party receives an opinion from nationally recognized tax counsel, in form and substance reasonably satisfactory to the Indemnifying Party, to the effect that such reporting position is incorrect (it being understood that if any reporting position is later disallowed in any administrative or court proceedings, the Indemnifying Party shall indemnify the Indemnified Party for the effects of such disallowance (including any increased Tax that results from such disallowance), and it being further understood that the obligations under this parenthetical clause shall remain in effect without limitation as to time).

     (d) If there shall be (i) any conflicts between Section 9.3 and Section 7.7(c), the provisions of Section 7.7(c) shall control, or (ii) any conflicts between this Section 9.3 and Section 5.18, the provisions of Section 5.18 shall control.

     Section 9.4 Survival. The representations and warranties contained in or made pursuant to this Agreement shall expire upon the completion by the independent auditors of Purchaser of the second annual audit of Purchaser's financial statements following the Closing Date, but no later than March 31 of the pertinent year, except that the representations and warranties contained in Sections 3.1, 3.2, 3.3, 3.17, 4.1, 4.2 and 4.7 shall survive until the

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expiration of the applicable statute of limitations. This Article IX shall survive the Closing and shall remain in effect (a) with respect to Sections 9.1(a) and 9.2(a), so long as the relevant representations and warranties survive, (b) with respect to Sections 9.1(b) and 9.2(b) to the extent those Sections relate to the covenants requiring performance solely prior to the Closing ("Pre-Closing Covenants") (other than those covenants contained in Article VII), for one year after the Closing, (c) with respect to Sections 9.1(b) and 9.2(b) to the extent those Sections relate to covenants requiring performance after the Closing (other than those covenants contained in Article
VII), so long as the applicable covenant survives, and (d) with respect to Sections 9.1(c) and 9.2(c), and with respect to Sections 9.1(b) and 9.2(b), to the extent those Sections relate to covenants contained in Article VII, indefinitely. Any matter as to which a non-speculative claim has been asserted in good faith by written notice in accordance with Section 9.3(a) that is pending, unresolved and being diligently pursued at the end of any applicable limitation period shall continue to be covered by this Article IX notwithstanding any applicable limitation period until such matter is finally terminated, not being diligently pursued or otherwise resolved by the parties under this Agreement or by a court of competent jurisdiction and any amounts payable hereunder are finally determined and paid. Any Indemnifiable Claim that has not been asserted against the Indemnifying Party in accordance with Section 9.3(a) prior to the end of any applicable limitation period shall be barred and forever waived by the Person entitled to assert such claim.

     Section 9.5 Limitations on Indemnification.

     (a) The Seller Indemnitors shall not be required to indemnify any Person under Section 9.1(a) or, solely with respect to the Seller Indemnitors' Pre-Closing Covenants, Section 9.1(b), unless (i) the indemnified amount that would be payable by the Seller Indemnitors with respect to any given Indemnifiable Claim exceeds $100,000 ("Seller Includable Claims"); and (ii) the aggregate amount for all Seller Includable Claims exceeds $12,000,000, and in such event, Seller Indemnitors shall be responsible for only the amount in excess of $12,000,000; provided, however, that the foregoing limitations do not apply to indemnification based upon or resulting from any inaccuracy in any of the representations and warranties set forth in Sections 3.1, 3.2, 3.3 and 3.17. In no event shall the total indemnification to be paid by the Seller Indemnitors under Section 9.1(a) and, solely with respect to Seller Indemnitors' Pre-Closing Covenants, Section 9.1(b) exceed $150,000,000; provided, however, that the foregoing limitations do not apply to indemnification based upon or resulting from any inaccuracy in any of the representations and warranties set forth in Sections 3.1, 3.2, 3.3 and 3.17.

     (b) The Purchaser Indemnitors shall not be required to indemnify any Person under Section 9.2(a) or, solely with respect to the Purchaser Indemnitors' Pre-Closing Covenants, Section 9.2(b), unless (i) the indemnified amount that would be payable by the Purchaser Indemnitors with respect to any given Indemnifiable Claim exceeds $100,000 ("Purchaser Includable Claims"); and (ii) the aggregate amount for all Purchaser Includable Claims exceeds $12,000,000, and in such event, Purchaser Indemnitors shall be responsible for only the amount in excess of $12,000,000; provided, however, that the foregoing limitations do not apply to indemnification based upon or resulting from any inaccuracy in any of the representations and warranties set forth in Sections 4.1, 4.2 and 4.7. In no event shall the total indemnification to be paid by the Purchaser Indemnitors under Section 9.2(a) and, solely with respect to Purchaser Indemnitors' Pre-Closing Covenants, Section 9.2(b) exceed $150,000,000; provided, however,

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that the foregoing limitations do not apply to indemnification based upon or resulting from any inaccuracy in any of the representations and warranties set forth in Sections 4.1, 4.2 and 4.7.

     (c) Any Indemnifiable Claim with respect to any breach or nonperformance by any party of a representation, warranty, covenant or agreement shall be limited to the amount of actual Indemnifiable Losses sustained by the Indemnified Party by reason of such breach or nonperformance, net of any insurance or other proceeds received by the Indemnified Party in respect of such claim. Nothing in this Agreement is intended to require or permit the payment by the Indemnifying Party of duplicative, in whole or in part, indemnity payments hereunder to an Indemnified Party.

     (d) If an inaccuracy in any of the representations and warranties made by Dynegy or any Seller, or a breach of any of the covenants of Dynegy or any Seller, gives rise to an adjustment in the Purchase Price or is otherwise addressed in some other provision of this Agreement, then such inaccuracy or breach shall not give rise to an indemnification obligation under Section 9.1.

     (e) If any Indemnifiable Claim is based upon or resulting from any inaccuracy in any of the representations and warranties and is also subject to indemnification under Section 9.1(b) or (c), the provisions of this Section 9.5 applicable to inaccuracies in any representation or warranty shall be inapplicable to such Indemnifiable Claim.

     Section 9.6 Mitigation. Each potential Indemnified Party shall use commercially reasonable efforts to address any claims or liabilities in the same manner it would respond to such claims or liabilities in the absence of the indemnification provisions of this Agreement. In the event that any party shall willfully fail to make such commercially reasonable efforts to mitigate or resolve any claim or liability, then notwithstanding anything else to the contrary contained herein, the other party shall not be required to indemnify any Person for any Indemnifiable Loss that could reasonably be expected to have been avoided if such party had made such efforts.

     Section 9.7 Remedies Exclusive. Except as otherwise provided in Article VII, the remedies provided for in this Article IX shall be exclusive and shall preclude assertion by any Indemnified Party of any other rights or the seeking of any and all other remedies against the Indemnifying Party for claims based on this Agreement, other than fraud. In no event shall the mere breach of a representation or warranty be used as evidence of or deemed to constitute bad faith, misconduct or fraud. Each party hereby waives any provision of Law to the extent that it would limit or restrict the agreement contained in this Section 9.7.

                                   ARTICLE X

                             TERMINATION AND WAIVER

     Section 10.1 Termination. This Agreement may be terminated as to all parties at any time prior to the Closing:

     (a) by the mutual written consent of Dynegy and Purchaser; or

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     (b) by either Dynegy or Purchaser, by written notice to the other party, if the Closing shall not have occurred on or before December 31, 2004 ( the "Termination Date"); provided, however, that the right to terminate this Agreement under this Section 10.1 shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the principal cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date; or

     (c) by Dynegy, by written notice to Purchaser, if there shall have been one or more breaches of any representation or warranty, or any covenant or agreement of Purchaser hereunder, which breach or breaches individually or in the aggregate would reasonably be expected to prevent, materially delay or materially impair Purchaser's or its Affiliates' ability to consummate the transactions contemplated by this Agreement, and such breach shall not have been remedied within 30 days after receipt by Purchaser of notice in writing from Dynegy specifying the nature of such breach and requesting that it be remedied or Dynegy shall not have received adequate assurance of a cure of such breach within such 30-day period; or

     (d) by Purchaser, by written notice to Dynegy, if there shall have been one or more breaches of any representation or warranty, or any covenant or agreement of Dynegy or any Seller hereunder, which breach or breaches individually or in the aggregate would result in a Material Adverse Effect or reasonably be expected to prevent, materially delay or materially impair Dynegy's or any Seller's ability to consummate the transactions contemplated by this Agreement, and such breach shall not have been remedied within 30 days after receipt by Dynegy of notice in writing from Purchaser, specifying the nature of such breach and requesting that it be remedied or Purchaser shall not have received adequate assurance of a cure of such breach within such 30-day period; or

     (e) by Dynegy, by written notice to Purchaser, if:

          (i) within 15 days after issuance of the Final Order of the ICC approving the transactions contemplated hereby, including those listed on Schedules 8.1(b) and 8.2(b) (the "ICC Final Order"), Purchaser has not notified Dynegy in writing that the ICC Final Order would satisfy the condition to Closing set forth in Section 8.2(b); provided, however, that Dynegy may not exercise its right to terminate under this clause (i) more than 30 days after the issuance of the ICC Final Order;

          (ii) immediately in the event the ICC Final Order denies the approval of the transactions contemplated by this Agreement and the Ancillary Agreements;

          (iii) within 15 days after issuance by the FERC of its Governmental Order approving the transactions contemplated hereby, including those listed on Schedules 8.1(b) and 8.2(b) (the "FERC Final Order"), Purchaser has not notified Dynegy in writing that the FERC Final Order would satisfy the condition to Closing set forth in Section 8.2(b); provided, however, that Dynegy may not exercise its right to terminate under this clause (iii) more than 30 days after the issuance of the FERC Final Order; or

          (iv) immediately in the event the FERC Final Order denies the approval of the transactions contemplated by this Agreement and the Ancillary Agreements;

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     (f) by Purchaser, by written notice to Dynegy, if:

          (i) within 15 days after the issuance of the ICC Final Order, Dynegy has not notified Purchaser in writing that the ICC Final Order would satisfy the condition to Closing set forth in Section 8.1(b); provided, however, that Purchaser may not exercise its right to terminate under this clause (i) more than 30 days after the issuance of the ICC Final Order;

          (ii) immediately in the event the ICC Final Order denies the approval of the transactions contemplated by this Agreement and the Ancillary Agreements;

          (iii) within 15 days after the issuance of the FERC Final Order, Dynegy has not notified Purchaser in writing that the FERC Final Order would satisfy the condition to Closing set forth in Section 8.1(b); provided, however, that Purchaser may not exercise its right to terminate under this clause (iii) more than 30 days after the issuance of the FERC Final Order; or

          (iv) immediately in the event the FERC Final Order denies the approval of the transactions contemplated by this Agreement and the Ancillary Agreements;

     (g) by either Dynegy or Purchaser if the Amendment does not become effective prior to the date that is 60 days after the end of the legislative session of the Illinois General Assembly scheduled to begin in January 2004.

     Section 10.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 10.1:

     (a) this Agreement shall forthwith become void thereafter and there shall be no liability on the part of either party except that the last sentence of
Section 5.2(a), Section 5.6, Section 5.17(g), Section 10.1, this Section 10.2 and Article XI shall survive any such termination; and

     (b) Purchaser and its Affiliates shall return or destroy (and provide a certificate to Dynegy from an authorized officer of EED certifying to such destruction) all documents and other material received from Dynegy, Sellers, any Purchased Subsidiary or any representative of Dynegy relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to Dynegy; and all confidential information received by Purchaser or its Affiliates shall be treated in accordance with the Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination of this Agreement.

                                   ARTICLE XI

                               GENERAL PROVISIONS

     Section 11.1 Expenses. Except as otherwise specified in this Agreement (including Sections 5.15 and 5.17) or the Ancillary Agreements, as applicable:

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     (a) all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants (including any brokerage, finder's or other fee or commission), incurred in connection with this Agreement and the Ancillary Agreements, and the transactions contemplated hereby and thereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred;

     (b) all non-recurring, out-of-pocket costs and expenses payable to third parties, if any, incurred by the IPC Companies in connection with this Agreement and the transactions contemplated hereby, including the fees, expenses and disbursements of the IPC Companies' outside counsel and accountants shall be paid by Dynegy (it being understood that time and expenses of employees of the IPC Companies in connection with the transactions contemplated by this Agreement and the Ancillary Agreements shall be borne by the IPC Companies); and

     (c) the aggregate out-of-pocket costs and expenses payable to third parties incurred by Purchaser, Sellers and Dynegy in connection with obtaining the Solvency Opinion shall be paid one-half by Purchaser and one-half by Dynegy.

     Section 11.2 Disclaimer Regarding Projections; No Additional
Representations.

     (a) In connection with Purchaser's investigation of the Purchased Assets, the Assumed Liabilities and the Business, Purchaser has received from Sellers certain projections, estimates and other forecasts and certain business plan information. Purchaser acknowledges that there are uncertainties inherent in attempting to make such projections, estimates and other forecasts and plans, that Purchaser is familiar with such uncertainties, that Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections, estimates and other forecasts and plans so furnished to it and any use of or reliance by Purchaser on such projections, estimates and other forecasts and plans shall be at its sole risk, and without limiting any other provisions herein, that Purchaser shall have no claim against anyone with respect thereto. Accordingly, Purchaser acknowledges, agrees and confirms that Sellers and their Affiliates, officers, directors, employees, agents and representatives, do not make, have not made nor shall be deemed to have made any representation or warranty to Purchaser, express or implied, at law or in equity, with respect to such projections, estimates, forecasts or plans.

     (b) Purchaser acknowledges that it and its representatives have been permitted reasonable access to the books and records, facilities, equipment, Tax Returns, Contracts, insurance policies (or summaries thereof) and other properties and assets of the Purchased Subsidiaries that it and its representatives have desired or requested to see or review, and that it and its representatives have had a full opportunity to meet with the officers and knowledgeable employees of the IPC Companies to discuss the Purchased Assets, the Assumed Liabilities and the Business. Purchaser acknowledges that (i) none of Sellers, any IPC Company and any other Person has made or is making any representation or warranty, expressed or implied or other, as to any Purchased Assets, the Assumed Liabilities, the Business, this Agreement or the transactions contemplated hereby, or the accuracy or completeness of any information regarding any Purchased Assets, Assumed Liabilities or the Business furnished or made available to Purchaser and its representatives, except as set forth in this Agreement and (ii) Purchaser has not relied on any representation or warranty from any IPC Company or any other Person in

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determining to enter into this Agreement, except as set forth in this Agreement and the Ancillary Agreements.

     (c) Purchaser hereby agrees not to initiate, or cause to be initiated, against any Seller or any of its Affiliates or any other Person any Action (or make any claim within any Action), and no Seller or any of its Affiliates or any other Person will have or will be subject to any liability or indemnification obligation to Purchaser or any other Person based on representations and warranties (other than representations and warranties contained in this or any Ancillary Agreement for such time as such representations and warranties survive in accordance with this Agreement or such Ancillary Agreement, as the case may
be), or resulting from the distribution to Purchaser, or Purchaser's use of, any information provided to Purchaser, including any information (including opinions, statements and data), projections, documents or material made available to Purchaser at any time in certain "data rooms", management presentations, "break out" discussions, other discussions among the parties and their representatives, responses to inquiries submitted on behalf of Purchaser, whether orally or in writing, or in any other form in connection with this Agreement or in furtherance of the transactions contemplated by this Agreement. Nothing in the foregoing paragraph shall be construed to limit the provisions of
Article IX or fraud claims.

     (d) Purchaser has such knowledge and experience in financial and business matters so that it is capable of evaluating the merits and risks of this acquisition. Purchaser is aware of and has considered the financial risks and hazards of this acquisition and has undertaken such investigation, and has been provided with and has evaluated such documents and information, as it has deemed necessary in connection with the execution, delivery and performance of this Agreement. Purchaser hereby acknowledges and agrees that, except as set forth in
Article III of this Agreement, the Purchased Assets and Assumed Liabilities are transferred "AS IS," "WHERE IS" AND, SUBJECT TO THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE III, WITH ALL FAULTS AND WITHOUT ANY OTHER REPRESENTATION OR WARRANTY OF ANY KIND OR NATURE WHATSOEVER, EXPRESS OR IMPLIED, ORAL OR WRITTEN, AND IN PARTICULAR, WITHOUT LIMITING ANY OF THE FOREGOING, WITHOUT ANY IMPLIED WARRANTY OR REPRESENTATION AS TO (A) CONDITION, VALUE, MERCHANTABILITY OR FITNESS OR SUITABILITY FOR ANY SPECIFIC PURPOSE AS TO ANY OF THE ASSETS OR PROPERTIES OF THE IPC COMPANIES, (B) THE OPERATION OF THE BUSINESS BY PURCHASER AFTER THE CLOSING IN ANY MANNER OR (C) THE PROBABLE SUCCESS OR PROFITABILITY OF THE OWNERSHIP, USE OR OPERATION OF THE BUSINESS OR THE PURCHASED ASSETS AND ASSUMED LIABILITIES OF THE IPC COMPANIES BY PURCHASER AFTER THE CLOSING. Nothing in the foregoing paragraph shall be construed to limit the provisions of Article IX or fraud claims.

     Section 11.3 Materiality. Subject to Section 8.2(b), as used in this Agreement, the term "material" (except with regard to material compliance) and the concept of the "material" nature of an effect upon the Purchased Assets, the Assumed Liabilities, the Business or the IPC Companies shall be measured relative to the Purchased Assets, the Assumed Liabilities, the Business and the IPC Companies at the time of such measurement. Despite the fact that there are items that have been included in the Schedules and may be included elsewhere in this Agreement, the inclusion of such items shall not be deemed to be an agreement by any Seller that

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such items are "material" or to further define the meaning of such term for purposes of this Agreement.

     Section 11.4 Disclosure Schedules.

     The Disclosure Schedules to this Agreement are arranged corresponding to the numbered and lettered sections contained in this Agreement, but the terms of this Agreement and disclosures in any Schedules shall qualify any other applicable representation and warranty provision of this Agreement (whether or not qualified by a Schedule) to the extent the relevance of such disclosure is reasonably apparent based on the facts specified in such matters described. Five Business Days following the end of each fiscal quarter and seven days prior to Closing, Dynegy and Sellers shall supplement the Disclosure Schedules with any matters Known to Sellers that would have been required to be disclosed had they existed on the date hereof, which disclosure shall be limited to events or matters that arise, or otherwise occur after the date hereof (the "Additional Disclosures"); provided, however, that in no event shall any of Sellers or Dynegy supplement Section 3.1, 3.2, 3.3, or 3.17. Each Additional Disclosure shall be in writing and shall be accompanied by a duly executed certificate of an executive officer of each of Dynegy and each Seller.

     Section 11.5 No Consequential or Punitive Damages. Notwithstanding anything to the contrary elsewhere in this Agreement, no party (or its Affiliates) shall, under any circumstance, be liable to any other party (or its Affiliates) for any consequential, special, indirect, exemplary or punitive damages of any kind or character, including loss of future revenue or income or loss of business reputation or opportunity, in connection with this Agreement, except for any such damages awarded to a third party for which an Indemnifying Party is liable hereunder, or the transactions contemplated hereby.

     Section 11.6 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.6):

     (a) if to Sellers or Dynegy:

                Illinois Power Company
                500 South 27th St.
                Decatur, Illinois  62521
                Attention:  Chief Legal Officer
                Facsimile No.:  (217) 362-7417

                IP Gas Company
                500 South 27th Street
                Decatur, Illinois 62521
                Attention:  Chief Legal Officer
                Facsimile No.:  (217) 362-7417

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

                and

                Dynegy Inc.
                1000 Louisiana St., Suite 5800
                Houston, Texas 77002
                Attention: General Counsel
                Facsimile No.:  (713) 507-6808

     (b) with a copy to:

                O'Melveny & Myers LLP
                1625 Eye Street, NW
                Washington, DC 20006
                Attention: David G. Pommerening
                Facsimile No.:  (202) 383-5414

     (c) if to Purchaser or EED:

                New IP Company
                2301 Market Street
                Philadelphia, Pennsylvania 19103
                Attention:  Michael Bemis
                Facsimile No.:  (215) 841-6706

                and

                Exelon Energy Delivery Company, LLC
                10 South Dearborn Street
                Chicago, Illinois 60603
                Attention:  General Counsel
                Facsimile No.:  (312) 394-2900

          with a copy to:

                Sidley Austin Brown & Wood LLP
                10 South Dearborn Street
                Chicago, Illinois  60603
                Attention:  Richard Astle
                Facsimile No.: (312) 853-7036

     Section 11.7 Headings. The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

     Section 11.8 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any applicable Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any

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manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

     Section 11.9 Entire Agreement. Except with respect to the Confidentiality Agreement (which shall survive in accordance with its terms except as otherwise specified in Section 5.6), this Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes any and all prior agreements and undertakings, both written and oral, between the parties with respect to the subject matter hereof.

     Section 11.10 Assignment. This Agreement may not be assigned by any party, by operation of Law or otherwise without the prior written consent of the other party (which consent may be granted or withheld in the sole and absolute discretion of such other party); provided, however, that Purchaser may assign any of its rights and obligations under this Agreement to a Subsidiary of Purchaser so long as EED guarantees such assignee's obligations as provided in
Section 11.19. Any attempted assignment in violation of this Section 11.10 shall be void. In the event any party (a) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (b) transfers all or substantially all of its properties and assets to any Person, then and in any such case, proper provision shall be made so that the successors and assigns of such party shall assume the obligations set forth in this Agreement.

     Section 11.11 No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties and their successors and permitted assigns and nothing herein is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except as provided in this Agreement.

     Section 11.12 Amendment. This Agreement may not be modified or amended except by and to the extent set forth in an instrument in writing signed by the parties.

     Section 11.13 Waiver. Any party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of any other party,
(b) waive any inaccuracies in the representations and warranties of another party contained herein or in any document delivered by another party pursuant hereto or (c) waive compliance with any of the agreements or conditions of another party contained herein. Any such extension or waiver shall be valid only if, and to the extent, set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

     Section 11.14 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York, applicable to contracts executed in and to be performed entirely within that state. Subject to
Section 11.20, all actions and proceedings

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arising out of or relating to this Agreement shall be heard and determined in any New York state or Federal court sitting in the City of New York, and the parties hereby irrevocably submit to the exclusive jurisdiction of such courts in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding. Each party irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to such party at its address specified in Section 11.6. The parties agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Nothing in this Section 11.14 shall affect the right of any party to serve legal process in any other manner permitted by Law. The consents to jurisdiction set forth in this Section 11.14 shall not constitute general consents to service of process in the State of New York and shall have no effect for any purpose except as provided in this Section 11.14 and shall not be deemed to confer rights on any Person other than the parties.

     Section 11.15 WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.15.

     Section 11.16 Specific Performance; Remedies. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof. No failure or delay on the part of any party in exercising any right, power, privilege or remedy may be, or may be deemed to be, a waiver thereof; nor may any single or partial exercise of any right, power, privilege or remedy preclude any other or further exercise of the same or any other right, power, privilege or remedy.

     Section 11.17 Counterparts. This Agreement may be executed in one or more counterparts, and by the parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

     Section 11.18 Representation by Counsel; Interpretation. The parties each acknowledge that each party has participated in the drafting of and been represented by counsel in connection with this Agreement and the transactions contemplated hereby. Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in any portions of this Agreement against the party that drafted it has no application and is expressly waived. If

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any provision of this Agreement is, in the judgment of the trier of fact, ambiguous or unclear, that provision shall be interpreted in a reasonable manner to effect the intent of the parties.

     Section 11.19 EED Guaranty. In consideration of the covenants, agreements and undertakings of Dynegy and its Affiliates contained in this Agreement, EED hereby guarantees to Dynegy, and its successors and assigns, the full, prompt and complete payment and performance by Purchaser of all of the covenants, conditions and agreements of Purchaser contained in this Agreement. EED hereby waives all notice of default by Purchaser or notice of acceptance of this Agreement by Dynegy, and consents to any extension that may be given by Dynegy to Purchaser of time of payment or performance. This guarantee shall be construed as a continuing absolute and unconditional guarantee of payment and performance and not as a guarantee of collection. For purposes of this Section 11.19, "Purchaser" shall be deemed to include any and all successors and assigns of all or any portion of Purchaser's rights and obligations under this Agreement or any Ancillary Agreement.

     Section 11.20 Dispute Resolution.

     (a) Informal Resolution. In the event a dispute arises between any one or more of Dynegy or Sellers, on the one hand, and any one or more of Exelon, EED or Purchaser, on the other hand, regarding the provisions of this Agreement or the Promissory Note, including the rights or obligations of any party with respect to indemnification under Article IX or payment of the Promissory Note, Dynegy and EED shall use reasonable efforts to reach a reasonable and equitable resolution of the matter on an expedited basis. In the event such efforts do not result in the resolution of the dispute, Dynegy or EED may, by written request directed to the other party, require the Designated Officers of Dynegy and Purchaser to meet to resolve the dispute. The Designated Officers shall meet to discuss and resolve the dispute within five days following receipt of such request.

     (b) Arbitration. With respect to any dispute with an amount in controversy of less than $250,000, if the procedures referenced in Section 11.20(a) are invoked but do not result in resolution of the dispute within 10 Business Days after commencement of the meeting between the Designated Officers, either Dynegy or Purchaser may, at its option, submit the dispute to binding arbitration by giving notice to the other party, whereupon such dispute shall be resolved by binding arbitration according to the following provisions. For any dispute to be resolved by binding arbitration, Dynegy and Purchaser shall each have the right to designate an arbitrator of its choice, who need not be from the Association panel of arbitrators, but who shall not have been previously an employee or agent of or consultant or counsel to either Dynegy or Exelon or their respective Affiliates and shall not have any direct or indirect interest in Dynegy or Exelon or their respective Affiliates or the subject matter of the arbitration. Such designation shall be made by notice to the other party and to the Association within 10 days after either party gives notice of the demand for arbitration. The arbitrators designated by the parties shall, within 10 days after the designation of the last of the two arbitrators to be designated by the parties, designate a third arbitrator who shall act as chairman of the panel of three arbitrators who shall hear and make a decision with respect to the dispute submitted to such arbitration. If the arbitrators designated by Dynegy and Purchaser cannot or do not select a third arbitrator within such 10-day period, either Dynegy or Purchaser may apply to the Association for the purpose of appointing any person listed with the Association as the third independent arbitrator under the

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expedited rules of the Association. The arbitration shall be held in alternating locations of the home offices of Dynegy and Purchaser, commencing with the home offices of Purchaser, or in any other mutually agreed location. The rules of the Association shall apply to the arbitration to the extent not inconsistent with the requirements of this Section 11.20. The arbitrators shall hold a one-day hearing on the dispute within 30 days after appointment of the third arbitrator. At such hearing, each Dynegy and Purchaser each shall be allowed a period of four hours to present its case and closing and rebuttal arguments to the arbitrators, unless otherwise mutually agreed between Dynegy and Purchaser. The arbitrators shall render their decision in writing within 10 days after the conclusion of the hearing solely on the basis of the documents, testimony and arguments presented at the hearing. Not less than 10 days prior to the hearing, Dynegy and Purchaser shall exchange briefs and documents to be submitted into evidence at the hearing, but Dynegy and Purchaser and their respective
Affiliates shall not otherwise be required to produce documents or present witnesses for pre-hearing deposition or interview. Dynegy and Purchaser shall also provide each other reasonable access to their files and records and the files and records of their respective Affiliates, to the extent those files and records are relevant to the dispute, at all times prior to the arbitration hearing. Each of Dynegy and Purchaser and their respective Affiliates will bear their own expenses with respect to the arbitration; provided that the arbitrators, upon application of Dynegy or Purchaser, may assess costs and expenses against either party if the arbitrators shall deem such assessment just and equitable. Any award of the arbitrators may be enforced in any court of competent jurisdiction by a party in whose favor such award is made.

     (c) Performance. Each party shall diligently continue to perform its obligations under this Agreement during the pendency of any dispute or arbitration proceeding.

     (d) Exceptions. The provisions of this Section 11.20 shall not be applicable to disputes to be resolved pursuant to Section 2.6. or Section 6.2(a)(ii).

                                      * * *

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     IN WITNESS WHEREOF, Sellers, Dynegy, Purchaser and EED have caused this
Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                             ILLINOIS POWER COMPANY

                             By:_____________________________________
                             Name:
                             Title:

                             IP GAS SUPPLY COMPANY



                             By:_____________________________________
                             Name:
                             Title:

                             DYNEGY INC.



                             By:_____________________________________
                             Name:
                             Title:

                             NEW IP COMPANY



                             By:_____________________________________
                             Name:
                             Title:

                             EXELON ENERGY DELIVERY COMPANY, LLC



                             By:_____________________________________
                             Name:
                             Title:

Exhibits
--------

Exhibit A            Adjusted Working Capital Procedures
Exhibit B            Term Sheet for Blackstart Agreement
Exhibit C            Term Sheet for Easement and Facilities Agreement
Exhibit D            Generation Agreement
Exhibit E-1          Generation Indemnification Termination Agreement (Illinova)
Exhibit E-2          Generation Indemnification Termination Agreement (DHI)
Exhibit F            Instrument of Assignment
Exhibit G            Instrument of Assumption
Exhibit H            Power Purchase Agreement
Exhibit I            Promissory Note



Schedules
---------

Schedule 1.1(a)      -     Reference Balance Sheet
Schedule 1.1(b)      -     Certain Generation Operations
Schedule 1.1(c)      -     Exceptions to Excluded Environmental Matters
Schedule 1.1(d)      -     Existing IPC Obligations
Schedule 1.1(e)      -     Generation Assets
Schedule 1.1(f)      -     Knowledge of Purchasers and Sellers
Schedule 1.1(g)      -     Permitted Liens
Schedule 2.3         -     Excluded Liabilities
Schedule 3.2(d)      -     Subsidiaries
Schedule 3.4(a)      -     IPC Companies Approvals
Schedule 3.4(b)      -     Violations, Breaches and Rights to Payment
Schedule 3.7         -     Absence of Changes
Schedule 3.8         -     Taxes
Schedule 3.9         -     Litigation
Schedule 3.10        -     Employee Benefit Plans
Schedule 3.11        -     Environmental Matters
Schedule 3.12        -     Permits and Compliance With Applicable Law
Schedule 3.13(a)     -     Employee Matters
Schedule 3.14        -     Material Contracts
Schedule 3.15        -     Intellectual Property Matters
Schedule 3.16(a)     -     IPC Owned Real Property
Schedule 3.16(b)     -     Leased Real Property
Schedule 3.16(c)     -     IPC Other Real Property
Schedule 3.18        -     Personal Property
Schedule 3.19        -     Certain Affiliate Transactions
Schedule 3.21        -     Bank Accounts
Schedule 3.23        -     Regulatory Proceedings
Schedule 3.24        -     Hedging
Schedule 4.3(a)      -     Purchaser Approvals

Schedule 4.3(b)      -     Purchaser Violations, Breaches and Rights to Payment
Schedule 5.1         -     Conduct of Business
Schedule 5.1(f)      -     Capital Expenditures Forecasts
Schedule 5.3(b)(ii)  -     Initial ICC Rate Filings Minimum Components
Schedule 5.3(e)      -     The Amendment
Schedule 6.1(c)      -     Seller Bonus Plans
Schedule 6.1(e)      -     Affiliate Employees
Schedule 6.2(a)      -     Seller Pension Plans
Schedule 6.2(b)      -     Seller Savings Plans
Schedule 6.2(c)(iv)  -     Certain Transferred Employees and Retirees
Schedule 8.1(b)      -     Required Regulatory Approvals (Seller)
Schedule 8.1(e)      -     Required Dynegy Consents
Schedule 8.2(b)      -     Required Regulatory Approvals (Purchaser)
Schedule 8.2(e)      -     Required Purchased Entities Consents

                                    EXHIBIT A

                        Closing Date Statement Procedures

     Description of Accounting Policies, Procedures, Principles, Practices,
         Classifications, Estimates, Assumptions and Methodologies used in the preparation of the Working Capital Statements
                              for the IPC Companies

A.  Basis of Presentation

The Adjusted Working Capital policies, procedures and principles described herein are the basis upon which the Target Adjusted Working Capital has been calculated and the Proposed Final Adjusted Working Capital and Final Adjusted Working Capital will be calculated (collectively referred to herein as "Adjusted Working Capital"). Each Adjusted Working Capital balance will require a supporting schedule, which shall be prepared in accordance with the procedures herein and in a prescribed format in accordance with Attachment A-1 to this Exhibit A (collectively referred to herein as the "Working Capital Statements"). Capitalized terms used but not defined herein have the meanings assigned to them in the Purchase Agreement to which this Exhibit A is attached.

For purposes of this Exhibit A, Sellers represent that the Reference Balance Sheet has been prepared from, and is in accordance with, the books and records of IPC, complies in all material respects with applicable accounting requirements and with the SEC's published rules and regulations, has been prepared in accordance with GAAP (except as permitted under Form 10-Q under the Exchange Act) applied on a consistent basis (except as may be indicated in the notes thereto) and fairly presents in all material respects in conformity with GAAP applied on a consistent basis, the consolidated financial position of IPC as of the date thereof (subject to normal year-end adjustments and the absence of financial footnotes).

Each Working Capital Statement shall be derived from the accounts of the IPC Companies in accordance with Attachment A-1 hereto and reflected in the underlying books and records of such companies. Each Working Capital Statement will be prepared in accordance with GAAP and in a manner consistent with the policies, procedures and principles used in connection with the preparation of the Reference Balance Sheet; provided, however, that in preparing each Working Capital Statement, the inclusions, exclusions, adjustments and terms set forth in this Exhibit A shall be given effect. The following are certain policies, procedures and principles to be used in connection with the calculation of each Adjusted Working Capital balance and the preparation of the Working Capital
Statements:

1. GAAP: GAAP for purposes of the calculation of each Adjusted Working Capital balance refers to United States generally accepted accounting principles and practices in effect as of September 30, 2003. The Working Capital Statements deviate from GAAP in the following respects, among others: (a) comparative amounts are not presented; (b) a full complement of financial statements are not presented; (c) no stockholder's equity is reflected; (d) the full complement of footnote disclosures required by GAAP are not included; and (e) corporate liabilities incurred by any of the Affiliates of the IPC Companies (other than any of the IPC Companies) are not allocated to the IPC Companies (e.g., workers compensation).

2. Cash and Cash Equivalents: All cash and cash equivalents (including any amounts in the undistributed cash-utility service and merchandise account) are included in the calculation of each Adjusted Working Capital balance, except for amounts included in funds for redemption of the Transitional Funding Trust Notes as reflected in Existing IPC Obligations.

3. Prepayments: All current deferred Income Tax asset and liability balances are excluded from the calculation of each Adjusted Working Capital balance. All amounts in the "Deposits" - Adequate Insurance" account are included in the calculation of Adjusted Working Capital.

4. Clinton Liabilities: The current portion of the liability associated with the Clinton Power Purchase Agreement is excluded from the calculation of each Adjusted Working Capital balance. In addition, any current decommissioning liability payable to the Clinton trust fund is excluded from the calculation of each Adjusted Working Capital balance.

5. Existing IPC Obligations: The current portion of all Existing IPC Obligations, as defined in the Purchase Agreement, are excluded from the calculation of each Adjusted Working Capital balance.

6. Intercompany Note: Interest receivable, if any, under the Intercompany Note is excluded from the calculation of each Adjusted Working Capital balance. In addition, any current liability owed to Dynegy or its Affiliates associated with prepayments of interest on the Intercompany Note is excluded from the calculation of each Adjusted Working Capital balance.

7. Accrued Taxes: All intercompany Income Tax receivables and payables from any IPC Company to Dynegy or its Affiliates, if any, and all reserves recorded in connection with open Income Tax audits are excluded from the calculation of each Adjusted Working Capital balance.

8. Other Current Liabilities: All legal reserves recorded for Excluded Liabilities are excluded from the calculation of each Adjusted Working Capital balance.

9. Excluded Assets and Liabilities: For the avoidance of doubt, Excluded Assets and Excluded Liabilities are excluded from the calculation of each Adjusted Working Capital balance.

B. Working Capital Statement Preparation Requirements

The Working Capital Statement prepared in connection with the Proposed Final Adjusted Working Capital (the "Closing Date Statement") shall clearly identify all differences from the current assets and liabilities and other accounts identified in Exhibit A-1 and shall be accompanied by a detailed explanation of the basis for each such difference. The Closing Date Statement prepared by Purchaser shall identify in reasonable detail any changes made to each account included in the Closing Date Statement prepared by Purchaser.

The Proposed Final Adjusted Working Capital shall be determined on a basis consistent with the manner in which the Target Adjusted Working Capital set forth on the Working Capital Statement as of September 30, 2003 was prepared. Consistency of preparation shall mean that, except as otherwise set forth herein, all principles, classifications, methods, practices and policies used (regardless of changes made to GAAP after September 30, 2003) in the preparation of the

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Working Capital Statement as of September 30, 2003, shall be used or applied in the determination of the Final Adjusted Working Capital.

The use of estimates is an integral part of the preparation of financial statements generally and was an integral part of the preparation of the Working Capital Statement as of September 30, 2003. Such accounting estimates are inherently subjective and are often accompanied by a range of reasonable outcomes. Except as otherwise set forth herein, the estimates used in the determination of the Final Adjusted Working Capital shall be prepared on a basis consistent with the estimates used in the preparation of the Working Capital Statement as of September 30, 2003.

Following are additional agreements and clarifications with respect to the determination of the Adjusted Working Capital:

1. Adjustment of Other Reserves and Valuation Accounts: In the determination of the Final Adjusted Working Capital, except as otherwise set forth herein, the amount of any reserves or valuation accounts shall be determined by applying methods, practices, classifications, policies, factors and underlying data consistent with those used in determining the reserves or valuation accounts included in the Working Capital Statement as of September 30, 2003.

2. Exclusion of Certain Reserves and Liabilities: There shall not be considered in the determination of the Adjusted Working Capital any reserve or any liability to the extent such reserve or liability (a) arises out of, results from or relates to any action or omission of Purchaser or any Affiliate of Purchaser, including any such action or omission in connection with the transactions contemplated by the Purchase Agreement, (b) arises out of, results from or relates to any actions taken or contemplated to be taken by Purchaser, Sellers or any of their Affiliates contemporaneously with or subsequent to the Closing Date or (c) relates to or is in respect of any Income Taxes.

3. Due Diligence and Transaction Costs: There shall be no amount accrued or reserved in connection with the determination of the Adjusted Working Capital for any obligations or liabilities incurred in connection with Purchaser's efforts related to the transactions contemplated by the Purchase Agreement (including due diligence), including any fees and expenses of the financial advisors, counsel, independent accountants or other representatives of Purchaser. There shall be no amount accrued or reserved for in connection with any fees, expenses, liabilities or obligations incurred by Sellers in connection with the transactions contemplated by the Purchase Agreement, including any fees and expenses of the financial advisors, counsel, independent accountants or other representatives of Sellers or the IPC Companies.

4. Going Concern: For purposes of determining the Adjusted Working Capital, the business of the IPC Companies will be considered a "going concern" and all of the Purchased Assets and Assumed Liabilities shall be deemed to be actively used in the business of the IPC Companies and not held for sale or disposal.

5. Treatment of Errors, Omissions and Adjustments: If, in connection with determining the Final Adjusted Working Capital, any errors, omissions, or adjustments are discovered that affect an amount set forth on the Working Capital Statement as of September 30, 2003, the Target

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Adjusted Working Capital shall be adjusted to correct for the effect of such errors, omissions or adjustments upon mutual agreement of Sellers and the Purchaser.

C.  Definitions for Purposes of Purchase Agreement

As used in the Purchase Agreement, "Adjusted Working Capital" means, as of the date of determination, the difference between (a) the sum of the current asset line items set forth on the Working Capital Statement for the relevant date and
(b) the sum of the current liability line items set forth on the Working Capital Statement for the relevant date, in each case after giving effect to the adjustments and methodologies set forth in this Exhibit A and as illustrated in Attachment A-1 hereto.

As used in the Purchase Agreement, "Target Adjusted Working Capital" means $186,121,876, which amount was derived as set forth on the Working Capital Statement provided as Attachment A-1 hereto from the Reference Balance Sheet.

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